UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Under §240.14a-12

Learning Care Group, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	1)	Title of each class of securities to which transaction applies:
Common stock, no par value, of Learning Care Group, Inc.
	2)	Aggregate number of securities to which transaction applies:

     20,124,989 shares of common stock and options to purchase 1,982,620 shares of common stock, of which options to purchase 1,885,470 shares of common stock have an exercise price per share of less than $7.50.

	3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     The filing fee of $18,720.51 was determined by multiplying .00011770 by the sum of (i) the product of 20,124,989 shares and the merger consideration of $7.50 per share in cash plus (ii) $8,115,373 which is the aggregate amount anticipated to be paid to certain persons holding options to purchase 1,885,470 shares of common stock in consideration for cancellation of such options.

	4)	Proposed maximum aggregate value of transaction:
$159,052,793
	5)	Total fee paid:
$18,720.51
☐	Fee paid previously with preliminary materials:
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	1)	Amount previously paid:
	2)	Form, Schedule or Registration Statement No.:
	3)	Filing Party:
	4)	Date Filed:

Learning Care Group, Inc.
2133 Haggerty Road, Suite 300
Novi, Michigan 48375

Dear Shareholder:

          You are cordially invited to attend a special meeting of shareholders of Learning Care Group, Inc., which will be held at [__________________________] located at [_______________________], on January [___], 2006, at [_____________], local time.

          At the meeting, you will be asked to consider and vote on a proposal to approve a merger agreement that Learning Care Group, Inc. has entered into with A.B.C. Learning Centres Limited and a wholly-owned subsidiary of ABC. If our shareholders approve the merger agreement and the merger is subsequently completed, Learning Care Group, Inc. will become a wholly-owned subsidiary of ABC, and you will be entitled to receive $7.50 in cash for each share of Learning Care Group, Inc.’s common stock that you own. This represents a premium of approximately 38% over the closing price of our common stock on the last full trading day prior to the announcement of the merger agreement. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

          After careful consideration, our board of directors has unanimously approved the merger agreement and determined that the merger and the merger agreement are advisable and in the best interests of Learning Care Group, Inc. and our shareholders. Our board of directors recommends that you vote “FOR” the approval of the merger agreement. In reaching its determination, our board of directors considered a number of factors, including the opinion of our financial advisor, which is attached as Annex B to the accompanying proxy statement, and which you are urged to read in its entirety.

          The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to carefully read these materials, including the annexes.

          Your vote is very important. Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of Learning Care Group, Inc. common stock entitled to vote, a failure to vote will have the same effect as a vote against the approval of the merger agreement.

          Whether you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible. This action will not limit your right to vote in person if you wish to attend the special meeting and vote in person.

          Thank you for your cooperation and your continued support of Learning Care Group, Inc.

Sincerely,

BENJAMIN R. JACOBSON
Chairman of the Board

          This proxy statement is dated December [__], 2005, and is first being mailed to shareholders on or about December [__], 2005.

LEARNING CARE GROUP, INC.
21333 Haggerty Road, Suite 300
Novi, Michigan 48375

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF LEARNING CARE GROUP, INC.
To Be Held on January ___, 2006

To the Shareholders of
   LEARNING CARE GROUP, INC.:

          Notice is given that a special meeting of the shareholders of Learning Care Group, Inc. will be held at the offices of [_______________] located at [____________], on January [__], 2006, at [______________], local time, for the following purposes:

1.

To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of November 15, 2005, by and among Learning Care Group, Inc., A.B.C. Learning Centres Limited and Discovery Merger Company; and

2.

To transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the Agreement and Plan of Merger.

          Only shareholders of record of our common stock as of the close of business on December [__], 2005 are entitled to notice of, and to vote at, the special meeting and any adjournment or postponement of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote is required to approve the merger agreement.

          If you fail to vote by proxy or in person, it will have the same effect as a vote against the approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement. Holders of our common stock are not entitled to appraisal rights under the Michigan Business Corporation Act in connection with the merger (see “Appraisal Rights” on page 42 of this proxy statement).

By Order of the Board of Directors,

IRA L. YOUNG
Secretary
Novi, Michigan
December [__], 2005

YOUR VOTE IS IMPORTANT

          Whether you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the envelope provided. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

i

ii

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER

          The following questions and answers are provided for your convenience, and briefly address some commonly asked questions about the proposed merger and the Learning Care Group, Inc. (“Learning Care Group”) special meeting of shareholders. You should still carefully read this entire proxy statement, including each of the annexes.

The Special Meeting

Q:	Who is soliciting my proxy?

A:	This proxy is being solicited by our board of directors.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to vote on the approval of the merger agreement that we have entered into with A.B.C. Learning Centres Limited (“ABC”).

Q:	What vote is required for Learning Care Group’s shareholders to approve the merger agreement?

A:	In order to approve the merger agreement, holders of a majority of the outstanding shares of our common stock entitled to vote must vote “FOR” the approval of the merger agreement.

Q:	Who is entitled to vote at the special meeting?

A:	Holders of record of our common stock as of the close of business on December [__], 2005, are entitled to vote at the special meeting.

Q:	What should I do now?

A:

After carefully reading and considering the information contained in this proxy statement, please vote your shares by returning the enclosed proxy card. You can also attend the special meeting and vote in person. Do NOT enclose or return your share certificate(s) with your proxy.

Q:	If my shares are held in “street name” by my broker, will my broker vote my shares for me?

A:	Your broker will only be permitted to vote your shares if you instruct your broker how to vote. You should follow the procedures provided by your broker regarding the voting of your shares.

Q:	What if I do not vote?

A:

If you fail to vote by proxy or in person, it will have the same effect as a vote against approval of the merger agreement. If you return a properly signed proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” approval of the merger agreement.

Q:	When should I send in my proxy card?

A:	You should send in your proxy card as soon as possible so that your shares will be voted at the special meeting.

Q:	May I change my vote after I have mailed my signed proxy card?

A:

Yes. You may change your vote at any time before your proxy card is voted at the special meeting. You can do this in one of three ways. First, you can send a written, dated notice to the Secretary of Learning

Care Group stating that you would like to revoke your proxy. Second, you can complete, date and submit a new proxy card by mail. Third, you can attend the meeting and vote in person. Your attendance alone will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

Q:	May I vote in person?

A:

Yes. You may attend the special meeting of shareholders and vote your shares of common stock in person. If you hold shares in “street name” you must provide a legal proxy executed by your bank or broker in order to vote your shares at the meeting.

The Merger

Q:	What is the proposed transaction?

A:	ABC will acquire us by merging a subsidiary of ABC into us. We will cease to be a publicly traded company and will, instead, become a wholly-owned subsidiary of ABC.

Q:	If the merger is completed, what will I be entitled to receive for my shares of Learning Care Group common stock and when will I receive it?

A:	You will be entitled to receive $7.50 in cash, without interest and less any applicable withholding taxes, for each share of our common stock that you own.

After the merger closes, ABC will arrange for a letter of transmittal to be sent to each shareholder. The merger consideration will be paid to each shareholder once that shareholder submits the letter of transmittal, properly endorsed share certificates and any other required documentation.

Q:	What if I am a shareholder who is also a holder of options to purchase shares of Learning Care Group?

A:	You are only entitled to vote based on the number of shares of our common stock you own on the record date and not based on the number of options to purchase shares you own.

Upon completion of the merger, each outstanding option to purchase shares of our common stock having an exercise price per share less than $7.50, vested or unvested, will be cancelled and will only entitle the holder to receive, an amount in cash equal to the product of (i) the total number of shares subject to the option multiplied by (ii) $7.50 minus the exercise price per share under such option, less applicable taxes required to be withheld with respect to such payment. Stock options having an exercise price per share of $7.50 or more will be cancelled upon completion of the merger and will not entitle the holders to receive any cash.

Q:	Am I entitled to appraisal rights?

A:

No. You are not entitled to appraisal rights under Michigan law in connection with the merger because our common stock is designated as a national market system security on an interdealer quotation system by the national association of securities dealers and holders of our common stock will receive cash in exchange for their shares.

Q:	Why is the Learning Care Group board recommending the merger?

A:	Our board believes that the merger and the merger agreement are advisable and in the best interests of Learning Care Group and our shareholders and unanimously recommends that you approve the merger agreement (see “Reasons for the Merger and Recommendation of Our Board of Directors” on page 17 of this proxy statement to review our board’s reasons for recommending the merger).

Q:	Will the merger be a taxable transaction to me?

A:

Yes. The receipt of cash for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, you will recognize gain or loss equal to the difference between the amount of cash you receive and the adjusted tax basis of your shares of our common stock (see “Material U.S. Federal Income Tax Consequences” on page 27 of this proxy statement for a more detailed explanation of the tax consequences of the merger). You should consult your tax advisor on how specific tax consequences of the merger apply to you.

Q:	When is the merger expected to be completed?

A:

We are working towards completing the merger as quickly as possible. We currently expect to complete the merger promptly after the special meeting of shareholders and after all the conditions to the merger are satisfied or waived, including shareholder approval of the merger agreement at the special meeting and expiration or termination of the waiting period under U.S. antitrust law, or other applicable antitrust law. We and ABC filed pre-merger notifications with the U.S. antitrust authorities pursuant to the Hart-Scott-Rodino Antitrust Improvements Acts of 1976 (“HSR Act”) on [____], 2005.

Q:	Should I send in my Learning Care Group share certificates now?

A:

No. After the merger is completed, ABC will send you written instructions for exchanging your Learning Care Group share certificates. You must return your Learning Care Group share certificates as described in the instructions. You will receive your cash payment as soon as practicable after ABC’s designated agent receives your Learning Care Group share certificates and any completed documents required in the instructions.

PLEASE DO NOT SEND YOUR LEARNING CARE GROUP SHARE CERTIFICATES NOW.

Q:	What should I do if I have questions?

A:

If you have more questions about the special meeting, the merger or this proxy statement, or would like additional copies of this proxy statement or the proxy card, you should contact the Secretary of Learning Care Group, at (248) 697-9000.

SUMMARY

          This summary highlights selected information from this proxy statement. It does not contain all of the information that is important to you. Accordingly, we urge you to read this entire proxy statement and the annexes to this proxy statement.

The Companies

Learning Care Group, Inc.
21333 Haggerty Road, Suite 300
Novi, Michigan 48375
(248) 697-9000

          Learning Care Group, Inc., a corporation organized under the laws of the state of Michigan, is one of the largest publicly traded, for-profit providers of early childhood care and educational services in the United States. Learning Care Group, Inc. conducts business through its wholly-owned subsidiaries, Childtime Childcare, Inc., and Tutor Time Learning Centers, L.L.C. As of December [__], 2005, Learning Care Group, Inc. operated or franchised a total of [460] centers system-wide under three major lines of business, and had system-wide licensed capacity capable of serving over 69,000 children. Learning Care Group’s primary objective is to maximize the development and preparation of children for school through quality child care and a proprietary curriculum. Our common stock is quoted on The Nasdaq SmallCap Market under the symbol “LCGI.”

A.B.C. Learning Centres Limited
20 Metroplex Avenue
Murarrie QLD, 4172
Australia
(011) 07-3906-2000

          A.B.C. Learning Centres Limited, a corporation organized under the laws of Australia, is one of the largest childcare companies in the world. ABC operates approximately 700 centers throughout Australia and New Zealand. ABC’s priority is to ensure that the physical, social, emotional and cognitive needs of all children in its care are recognized and supported through high quality early childhood practices and programs. ABC is quoted on the Australian Stock Exchange under the symbol “ABS.”

Discovery Merger Company

          Discovery Merger Company, is a direct wholly-owned subsidiary of ABC. Discovery Merger Company was formed exclusively for the purpose of effecting the merger. This is the only business of Discovery Merger Company.

The Special Meeting

Date, Time and Place (page 12)

          The special meeting will be held on January [___], 2006, at [_____], local time at the offices of [_______], located at [__________].

Matters to be Considered (page 12)

          You will be asked to consider and vote upon a proposal to approve the merger agreement that we have entered into with ABC and to consider any other matters that may properly come before the meeting, including any procedural matters in connection with the special meeting.

Record Date (page 12)

          If you owned shares of our common stock at the close of business on December [__], 2005, the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each share of our common stock that you own on the record date. As of the close of business on December [__], 2005, there were approximately 20,124,989 shares of common stock outstanding and entitled to be voted at the special meeting.

Vote Required (page 12)

          Approval of the merger agreement requires the affirmative vote of the holders of a majority of our outstanding shares of common stock entitled to vote at the special meeting. Failure to vote by proxy or in person will have the same effect as a vote “AGAINST” approval of the merger agreement.

          There is a voting agreement among ABC, Discovery Merger Company and Benjamin R. Jacobson and entities controlled by him directly or indirectly (collectively, the “Jacobson Entities”), pursuant to which the Jacobson Entities have agreed, so long as the merger agreement has not been terminated, to vote all the Learning Care Group common shares they own in favor of the merger agreement. On the record date, the Jacobson Entities owned 10,890,996 shares, or approximately 54% of our outstanding common stock. The effect of the voting agreement is to ensure that the merger will be approved by our shareholders even if no shareholders other than the Jacobson Entities vote in favor of the merger agreement (see “Voting Agreement” on page 41 of this proxy statement).

Voting by Proxy (page 13)

          You may vote by proxy by returning the enclosed proxy card. If you hold your shares through a broker or other nominee, you should follow the procedures provided by your broker or nominee.

Revocability of Proxy (page 17)

          You may revoke your proxy at any time before it is voted. If you have not submitted a proxy through your broker or nominee, you may revoke your proxy by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Learning Care Group; or

•	voting in person at the special meeting.

          Simply attending the special meeting will not constitute revocation of your proxy. If your shares are held in “street name,” you should follow the instructions of your broker or nominee regarding revocation of proxies.

Our Board’s Recommendation to Shareholders Regarding the Merger (page 17)

          Our board has approved the merger agreement, and determined that the merger and the merger agreement are advisable and in the best interests of Learning Care Group and our shareholders. Our board unanimously recommends that our shareholders vote “FOR” approval of the merger agreement at the special meeting.

The Merger

Structure of the Merger (page 29)

          Upon the terms and subject to the conditions of the merger agreement, a wholly-owned subsidiary of ABC will be merged with and into Learning Care Group. As a result of the merger, we will cease to be a publicly traded company and will become a wholly-owned subsidiary of ABC. The merger agreement is attached as Annex A to this proxy statement. Holders of our common stock are urged to, and should, read the merger agreement carefully and in its entirety.

What You Will Receive in the Merger (page 29)

          Each holder of shares of our common stock will be entitled to receive $7.50 in cash for each share of our common stock held immediately prior to the merger.

Recommendation to Shareholders (page 18)

          Our board of directors has determined that the merger agreement and the merger are advisable and in the best interests of Learning Care Group and our shareholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger and recommends that you vote for “FOR” the approval of the merger agreement.

Opinion of Harris Nesbitt Corp. (page 18)

          Our board of directors engaged Harris Nesbitt solely to render an opinion to the board as to the fairness from a financial point of view to the holders of our common stock of the merger consideration to be received by such holders pursuant to the merger agreement. Harris Nesbitt did not act as financial advisor to Learning Care Group, ABC or any other party with respect to the merger other than in rendering its opinion. Accordingly, Harris Nesbitt was not involved in any aspect of the proposed transaction, including, without limitation, any process undertaken by us to solicit interest with respect to the transaction or the negotiation of the merger agreement or any of the other terms of the proposed transaction.

          At the November 11, 2005 meeting of our board of directors, Harris Nesbitt rendered to our board of directors its oral opinion as investment bankers to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration of $7.50 in cash to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than ABC and its affiliates). Harris Nesbitt confirmed its oral opinion by delivering to our board of directors a written opinion dated November 11, 2005.

          The full text of the Harris Nesbitt opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Harris Nesbitt in connection with its opinion, is attached as Annex B to this proxy statement. Holders of our common stock are urged to, and should, read this opinion carefully and in its entirety.

Conditions to the Merger (page 36)

          We and ABC will not complete the merger unless a number of conditions are satisfied or waived. These conditions include:

•	our shareholders must have approved the merger agreement;

•	the waiting period applicable under the HSR Act will have expired or been earlier terminated; and

•	the absence of court or governmental prohibitions on the consummation of the merger.

          In addition, the obligation of ABC and Discovery Merger Company to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of our representations and warranties in all material respects;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement;

•

there will not be instituted or pending any suit, action or proceeding in which any person is seeking an order or to prohibit, limit restrain or impair ABC’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interests of ours or our affiliates from and after completion of the merger or any of the assets, licenses, operations, rights, product lines, businesses or interests of ours or prohibit or limit in ABC’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares of the surviving corporation, and no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law deemed applicable to the merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the above;

•

all of our approvals and ABC approvals have been obtained or made and, other than the filling of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated will have been made or obtained;

•	the absence of an occurrence of any change, event, circumstance or development that has had, or is reasonably likely to have, a material adverse effect; and

•	the receipt of consent or approval of each person whose consent or approval will be required under any material contract in connection with the merger agreement.

          In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy of the representations and warranties of ABC and Discovery Merger Company in all material respects; and

•	ABC and Discovery Merger Company will have performed in all material respects all obligations required to be performed by each of them under the merger agreement at or prior to the closing date.

Termination of the Merger Agreement (page 37)

          The parties to the merger agreement may agree in writing to terminate the merger agreement at any time prior to completing the merger, whether before or after our shareholders have approved the merger agreement. In addition, the parties may terminate the merger agreement at any time prior to completion of the merger, provided that the terminating party has not breached its obligations under the merger agreement in any manner to have proximately contributed to the occurrence of the failure of a condition to the merger, if:

•	the merger has not been consummated by March 31, 2006;

•	the approval and adoption of the merger agreement by our shareholders has not been obtained; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable.

In addition, we may terminate the merger agreement, if:

•

prior to the time the merger agreement is adopted by our shareholders, by an action taken by our board of directors, if (i) our board of directors approves a superior proposal and we notify ABC in writing that we intend to enter into such an agreement, attaching the most current version of the agreement, (ii) ABC does not make, within five business days, an offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal, and (iii) we, prior to such termination, pay to ABC in immediately available funds the required termination fee; or

•

at any time prior to completion of the merger if there has been a breach of any representation, warranty, covenant or agreement made by ABC or Discovery Merger Company in the merger agreement, or any such representation and warranty will have become untrue after the date of the merger agreement such that the conditions which obligate us to effect the merger would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days.

In addition, ABC may terminate the merger agreement at any time prior to completion of the merger, if:

•	our board of directors changes its recommendation regarding the adoption of the merger agreement;

•	we fail to take a vote of shareholders on the merger prior to March 31, 2006;

•

at any time after the end of ten business days following receipt of an acquisition proposal, our board of directors will have failed to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from ABC;

•

a tender or exchange offer for outstanding shares of our common stock will have been publicly disclosed (other than by ABC or an affiliate of ABC) and our board of directors recommends that our shareholders tender their shares or, within ten business days after the commencement of such tender or exchange offer, our board of directors fails to recommend unequivocally against acceptance of such offer;

•

there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any such representation and warranty will have become untrue after the date of the merger agreement, such that the conditions which obligate ABC and Discovery Merger Company to effect the merger would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty days; or

•

we or any person described as our representative initiate, solicit or knowingly encourage any inquires or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal or engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal.

Effect of Termination; Termination Fee (page 39)

          In the event of a termination of the merger agreement, the merger agreement will become void and of no effect with no liability on the part of any party; except (i) no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of the merger agreement, or the failure of ABC to obtain the requisite financing to consummate the merger, and (ii) the provisions set forth in the survival section of the merger agreement (see “Survival” on page 40 of this proxy statement) will survive the termination of the merger agreement.

          In the event that:

1.

a bona fide acquisition proposal has been made to us or any of our shareholders, or any person has publicly announced an intention to make such a proposal, and such proposal has not been withdrawn without qualification within specified timeframes, and the merger agreement is then terminated by us or ABC because the merger has not been consummated by March 31, 2006 or the approval of the merger agreement has not been obtained by our shareholders; or

2.	the merger agreement is terminated by ABC because:

	•	our board of directors changes its recommendation regarding the adoption of the merger agreement;

	•	we fail to take a vote of shareholders on the merger prior to March 31, 2006;

•

at any time after the end of ten business days following receipt of an acquisition proposal, our board of directors has failed to reaffirm its approval or recommendation of the merger agreement and the merger within five business days after our receipt of any written request to do so from ABC;

•

a tender or exchange offer for outstanding shares of our common stock has been publicly disclosed (other than by ABC or an affiliate of ABC) and our board of directors recommends that our shareholders tender their shares or, within ten business days after the commencement of such tender or exchange offer, our board of directors fails to recommend unequivocally against acceptance of such offer; or

•

we initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal, or engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal, except as specifically allowed by the merger agreement; or

3.

we terminate the merger because the approval of the merger agreement is not obtained at the shareholders meeting to approve the merger agreement, and, on or prior to the date of our shareholders meeting, any event giving ABC the right to terminate the merger agreement in accordance with clause 2 above has occurred; or

4.

we terminate the merger agreement prior to the time the merger agreement is adopted by our shareholders because our board of directors approves a superior proposal in accordance with the terms of the merger agreement, then, we must promptly pay all of ABC’s documented out-of-pocket expenses up to $1,000,000. In the event we terminate the merger agreement in accordance with clause 4 above, then we must also pay, prior to such termination, a termination fee of $5,000,000. The $5,000,000 termination fee, however, will only be payable upon a termination in accordance with clause 1, 2 or 3 above, if, within 12 months of such termination, we or any of our subsidiaries enters into an alternative acquisition agreement or have approved, recommended or not opposed an acquisition proposal. Under no other termination event would we be liable to ABC for a termination fee or for out-of-pocket expenses, other than to the extent such expenses constitute damages arising out of our willful or intentional breach of the merger agreement.

Regulatory Matters (page 26)

          Under the provisions of the HSR Act, the merger may not be completed until we and ABC have made certain filings with the Federal Trade Commission and the United States Department of Justice and the applicable waiting period has expired or been terminated. We and ABC filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on [__________], 2005. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result.

Appraisal Rights (page 42)

          Our shareholders are not entitled to appraisal rights under Michigan law in connection with the merger because (i) our common stock is designated as a national market system security on an interdealer quotation system by the national association of securities dealers and (ii) holders of our common stock will receive cash in exchange for their shares.

Learning Care Group Company Options and Awards (page 30)

          Upon completion of the merger, each outstanding option to purchase shares of our common stock having an exercise price per share less than $7.50 and each outstanding performance share rights award, vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after completion of the merger, an amount in cash equal to the product of (i) the total number of shares subject to the option or award multiplied by (ii) $7.50 minus, in the case of stock options, the exercise price per share under such option, in each case less applicable taxes required to be withheld with respect to such payment. Stock options having an exercise price per share of $7.50 or more will be cancelled upon completion of the merger and will not entitle the holders to receive any cash.

Interests of Certain Persons in the Merger (page 24)

          Our directors and executive officers have interests in the merger that may be in addition to, or different from, the interests of our shareholders. For example, if the merger is completed: (i) Jacobson Partners, a private equity firm controlled by Mr. Benjamin R. Jacobson, our Chairman of the Board, will receive a financial advisory fee equal to 1% of the total merger consideration, approximately $1,591,000, paid by ABC, (ii) our executive officers will receive employment agreements with ABC, (iii) all outstanding stock options held by directors and executive officers will treated as if fully vested, with those options having an exercise price of less than $7.50 will be cashed out, and (iv) certain indemnification arrangements for our current and former directors and officers will be continued.

Acquisition Proposals (page 34)

          Commencing on the date of the merger agreement and ending as of the completion of the merger, we will not, nor will our subsidiaries, officers or directors, and we will use our reasonable best efforts to cause our subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquires or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal.

          Prior to adoption of the merger agreement by our shareholders, however, we may (i) provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the assets or the total voting power of our equity securities if our board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in our confidentiality agreement with ABC, (ii) engage in discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal, or (iii) after having complied with notice requirements, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable such an acquisition proposal, if and only to the extent that, (x) in each such case referred to above, our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our board of directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii), our board of directors has determined in good faith based on the information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a superior proposal or is reasonably likely to result in a superior proposal, and (z) in the case referred to in clause (iii), our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that such acquisition proposal is a superior proposal.

          We have agreed that we will promptly notify ABC if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, us or any of our representatives indicated, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep ABC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in our intentions.

          We have further agreed that, during the pre-closing period, our board of directors will not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to ABC, our recommendation with respect to the merger (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any item beyond, but not equal to or less than, ten business days after the first public announcement of such acquisition proposal will be considered an adverse modification); or

•

cause or permit us to enter into any letter of intent, memorandum or understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement) relating to any acquisition proposal.

          However, prior to adoption of the merger agreement at the shareholders meeting, our board of directors may withhold, withdraw, qualify or modify its recommendation with respect to the proposed merger or approve, adopt, recommend or otherwise declare advisable any superior proposal made or received after the date of the merger agreement and not solicited, initiated or encouraged in breach of the merger agreement, if, our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with our board of directors’ fiduciary duties under applicable law. No change of recommendation, however, may be made until after at least seventy-two hours following ABC’s receipt of written notice from us advising that our board of directors intends to take such action and the basis for such action. In determining its change of recommendation, our board of directors must take into account any changes to the terms of the merger agreement proposed by ABC or any other information provided by ABC in response to such notice.

          Nothing will be deemed to prohibit us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal. If such disclosure does not reaffirm our board of directors’ recommendation with respect to the proposed merger or has the substantive effect of withdrawing or adversely qualifying or modifying our board of directors’ recommendation, ABC will have the right to terminate the merger agreement.

THE SPECIAL MEETING OF LEARNING CARE GROUP SHAREHOLDERS

          We are furnishing this proxy statement to you, as a shareholder of Learning Care Group, as part of the solicitation of proxies by our board for use at the special meeting of shareholders.

Date, Time, Place and Purpose of the Special Meeting

          The special meeting will be held at [________________], located at [______________], on [__________], January [__], 2006, at [_______], local time. The purpose of the special meeting is:

•	to consider and vote on the proposal to approve the Agreement and Plan of Merger, dated as of November 15, 2005, by and among ABC, Learning Care Group and Discovery Merger Company; and

•

to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including to consider any procedural matters incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting to solicit additional proxies in favor of the proposal to approve the Agreement and Plan of Merger.

          Our board has, by unanimous vote, determined that the merger agreement and the merger are advisable and in the best interests of Learning Care Group and our shareholders, and has approved the merger agreement and the merger. Our board unanimously recommends that our shareholders vote “FOR” approval of the merger agreement.

Record Date; Stock Entitled to Vote; Quorum

          The holders of record shares of our common stock as of the close of business on December [__], 2005, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

          On the record date, there were approximately 20,124,989 shares of our common stock outstanding held by approximately [795] shareholders of record. Holders of a majority of the shares of our common stock issued and outstanding as of the record date and entitled to vote at the special meeting must be present in person or represented by proxy at the special meeting to constitute a quorum to transact business at the special meeting. Both abstentions and broker “non-votes” will be counted as present for purposes of determining the existence of a quorum. In the event that a quorum is not present at the special meeting, we currently expect that we will adjourn or postpone the meeting to solicit additional proxies.

Vote Required

          Approval of the merger agreement requires the affirmative vote of the holders of a majority of the shares of our common stock outstanding on the record date and entitled to vote at the special meeting. Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

          Each holder of a share of our common stock is entitled to one vote per share. Failure to vote your proxy (by returning a properly executed proxy card) or to vote in person will have the same effect as a vote “AGAINST” approval of the merger agreement.

          Brokers or other nominees who hold shares of our common stock in “street name” for customers who are the beneficial owners of such shares may not give a proxy to vote those customers’ shares in the absence of specific instructions form those customers. These non-voted shares of our common stock will not be counted as votes cast or shares voting and will have the same effect as votes “AGAINST” approval of the merger agreement.

          In addition, there is a voting agreement among ABC, Discovery Merger Company and the Jacobson Entities, pursuant to which the Jacobson Entities have agreed, so long as the merger agreement has not been terminated, to vote all the Learning Care Group common shares they own in favor of the merger agreement. On the record date, the Jacobson Entities owned 10,890,996 shares, or approximately 54% of our outstanding common stock. The effect of the voting agreement is to ensure that the merger will be approved by our shareholders even if no shareholder other than the Jacobson Entities vote in favor of the merger agreement (see “Voting Agreement” on page 41 of this proxy statement).

Voting

          Shareholders may vote their shares by attending the special meeting and voting their shares of our common stock in person, or by completing the enclosed proxy card, singing and dating it and mailing it in the enclosed postage-prepaid envelope. All shares of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holder. If a proxy card is signed by a shareholder and returned without instructions, the shares of our common stock represented by the proxy will be voted “FOR” approval of the merger agreement.

          In their discretion, the designated proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments, postponements, continuations or reschedulings. However, no proxy that is voted against adoption of the merger agreement will be voted in favor of adjournment, postponement, continuation or rescheduling of the meeting for the purpose of allowing additional time to solicit additional votes or proxies in favor of adoption of the merger agreement.

          Shareholders who have questions or requests for assistance in completing and submitting proxy cards should contact our Secretary, at (248) 697-9000.

          Shareholders who hold their shares of Learning Care Group shares in “street name,” meaning in the name of a bank, broker or other person who is the record holder, must either direct the record holder of their shares of our common stock how to vote their shares or obtain a proxy from the record holder to vote their shares at the special meeting.

Revocability of Proxy

          If you are a registered holder of our common stock, you can revoke your proxy at any time before it is voted at the special meeting by:

•	submitting another properly completed proxy bearing a later date;

•	giving written notice of revocation to any of the persons named as proxies or to the Secretary of Learning Care Group; or

•

voting in person at the special meeting. Your attendance alone, however, will not revoke your proxy and if you have instructed a broker to vote your shares, you must follow the directions received from your broker to change those instructions.

          If your shares of our common stock are held in the name of a bank, broker, trustee or other holder of record, you must follow the instructions of your broker or other holder of record to revoke a previously given proxy.

Solicitation of Proxies

          We will bear the expenses in connection with the solicitation of proxies. We may supplement our solicitation of proxies with requests by mail, telephone and personal contact by our directors, officers and employees. No additional compensation will be paid for such services, however, we will reimburse such persons for their out-of-pocket expenses. We will also reimburse banks, brokers, nominees, custodians and fiduciaries for their reasonable expenses in forwarding copies of this proxy statement to the beneficial owners of shares of our common stock and in obtaining voting instructions from those owners.

Other Business

          We are not currently aware of any business to be acted upon at the special meeting other than the matters discussed in this proxy statement. Under our bylaws, business transacted at the special meeting is limited to matters relating to the purposes stated in the notice of special meeting, which is provided at the beginning of this proxy statement, unless otherwise properly brought by our board or a shareholder. If other matters do properly come before the special meeting, or at any adjournment or postponement of the special meeting, we intend that shares of our common stock represented by properly submitted proxies will be voted by and at the discretion of the persons named as proxies on the proxy card. In addition, the grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in accordance with their best judgment on procedural matters incident to the conduct of the special meeting, such as a motion to adjourn in the absence of a quorum or a motion to adjourn for other reasons, including to soliciting additional votes in favor of approval of the merger agreement.

THE MERGER

          This discussion of the merger is qualified by reference to the merger agreement, which is attached to this proxy statement as Annex A. You should read the entire merger agreement carefully as it is the legal document that governs the merger.

Background of the Merger

          Benjamin R. Jacobson, our Chairman of the Board and the managing partner of Jacobson Partners, initially met with Edmund Groves, CEO Operations of ABC, and William Bessemer, a director of ABC and Executive Chairman of Austock Group Limited (a financial advisory firm located in Australia), in New York in the fall of 2002. At that time, we had recently completed the acquisition of Tutor Time Learning Centers, and Mr. Groves and Mr. Bessemer were meeting with different child care operators in the United States.

          Mr. Jacobson and Mr. Groves maintained communications with each other throughout 2003 and 2004 by way of telephone conversations and occasional meetings in New York at Jacobson Partners’ office. The nature of these discussions was to provide information on the child care markets in the United States and Australia and to provide updates on the respective progress of Learning Care Group and ABC.

          In early 2005, Mr. Jacobson expressed a willingness to explore the potential sale of Jacobson Partners’ interest in Learning Care Group. A meeting was arranged at our offices on April 15, 2005, with Mr. Jacobson, another representative of Jacobson Partners, Mr. Groves and Learning Care Group’s executive officers, William Davis, Frank Jerneycic, Kathryn Myers and Scott Smith. The officers gave a summary presentation on our company, and Mr. Groves discussed the operations of ABC. The meeting illuminated the shared vision between the two companies. After this meeting, Mr. Jacobson informed Mr. Groves of his preliminary views as to valuation.

          Following the meeting, Mr. Groves reported to the ABC board of directors the attractiveness of our company as a potential acquisition and expressed to Mr. Jacobson the desire to explore the acquisition of 100% of the equity of Learning Care Group rather than simply Jacobson Partners’ ownership interest. On May 31, 2005, ABC entered into a non-disclosure and standstill agreement with Learning Care Group, and arrangements were made for two of ABC’s directors, Martin Kemp and Lawrence Anthony, to spend a week at Learning Care Group in June, 2005. The purpose of their visit was to corroborate Mr. Groves’ report on our company for the ABC board of directors.

          Mr. Kemp and Mr. Anthony’s visit consisted of meetings with members of our senior management team, other company employees and visits to both Childtime and Tutor Time centers. Following their visit, Mr. Kemp and Mr. Anthony endorsed to the board of directors of ABC Mr. Groves’ recommendation to acquire our company.

          On September 6, 2005, Mr. Groves sent Mr. Jacobson a letter indicating ABC’s desire to acquire 100% of the stock of Learning Care Group, subject to due diligence. In the letter, Mr. Groves proposed a cash merger transaction and emphasized the desire of ABC to negotiate post-acquisition employment arrangements with key members of our existing management. He also expressed the expectation that the transaction would be completed toward the end of March, 2006.

          Following receipt of this letter, representatives of Jacobson Partners, including Mr. Jacobson, and Mr. Groves had various discussions with regard to the proposed transaction and the contemplated timing expressed in Mr. Groves’ letter. On September 13, 2005, Mr. Groves sent another letter to Mr. Jacobson agreeing that the parties would aim to complete the merger transaction by the end of the 2005 calendar year, and that he would instruct his advisors to commence the due diligence process within the next few weeks. After receipt of this letter and discussions with other members of our board of directors and senior management, Mr. Jacobson advised Mr. Groves that we were willing to proceed with the due diligence process and contract negotiation in the hope of reaching agreement as to the terms of a cash merger transaction.

          On October 8, 2005, Messrs. Groves, Kemp and Anthony met in a suburb of Detroit, Michigan with our executive officers and a representative of Jacobson Partners. At that meeting, the parties discussed the proposed transaction and the synergies that would be expected as a result of the transaction.

          On October 10, 2005, we received a preliminary due diligence request from Sullivan & Cromwell LLP, ABC’s outside legal advisors in connection with the proposed transaction.

          On October 12, 2005, our board of directors held a special telephonic meeting to receive an update with respect to Jacobson Partners’ discussions with ABC. During the meeting, a representative of Honigman Miller Schwartz and Cohn LLP, our outside legal advisors, reviewed for our directors their fiduciary duties in considering any proposed merger transaction. As part of this review, our board was also informed as to the implications of Michigan’s anti-takeover statutes. Although merger documents had not yet been presented to our company and no formal offer had been made by ABC, our board discussed the need to obtain a fairness opinion from an independent investment advisor firm, in case a proposal was to be presented to the board. As part of that discussion, our board appointed Jerry Kane, the Chairman of our Audit Committee, to be the lead director in the selection of an independent investment advisor firm to render a fairness opinion regarding the terms and conditions of any proposed transaction with ABC and to approve the retention of any such investment advisor. After further discussion, our board approved the continuation of discussions with ABC by Jacobson Partners and our executive officers and authorized our management to deliver the requested due diligence material and to otherwise cooperate in responding to due diligence requests made by ABC and its representatives.

          On October 16, 2005, representatives of ABC from Sullivan & Cromwell, Austock Group Limited (ABC’s financial advisor) and PricewaterhouseCoopers LLP (ABC’s accounting advisors) arrived in Novi, Michigan, to meet with our senior management and to review the material we had gathered in response to the due diligence request. Some of these representatives stayed throughout that week and the following week to complete their initial due diligence review. As part of these meetings, representatives from Austock also met with our executive officers to discuss the proposed compensation arrangements that ABC intended to provide such officers upon consummation of the proposed merger.

          On October 23, 2005, Sullivan & Cromwell LLP delivered to us an initial draft of a portion of the merger agreement relating to the proposed merger transaction between ABC and Learning Care Group. A draft of the complete merger agreement was submitted to us on October 28, 2005. On that date, Sullivan & Cromwell also circulated a proposed voting agreement to be entered into by Benjamin R. Jacobson and various entities controlled by him, including Jacobson Partners, pursuant to which they would agree to vote their shares of our common stock in favor of the proposed merger transaction. Over the next several days, the parties, together with their legal and financial advisors, negotiated the terms and conditions of these agreements, and ABC and its advisers continued their due diligence review of our company. Separate discussions were also held between Austock and certain of our executive officers with regard to the post-acquisition employment agreements that ABC was seeking from such officers.

          On November 4, 2005, Mr. Groves and Mr. Jacobson had a telephone conversation during which they reached tentative agreement on the economic terms of a proposed merger transaction, including the merger consideration of $7.50 per share in cash, subject to the approval of the boards of directors of both ABC and Learning Care Group.

          After Mr. Jacobson completed his telephone conversation with Mr. Groves on November 4, 2005, Jacobson Partners informed Mr. Kane, as Lead Director, and our senior management and outside legal advisors, as to the parties’ tentative agreement. Jacobson Partners, with our chief financial officer, then approached several independent investment advisor firms for the purpose of determining which firm would be best suited to render a fairness opinion with regard to the terms and conditions of the proposed merger. After consultation with Mr. Kane, Harris Nesbitt Corp. was retained solely to render the fairness opinion, and representatives of Harris Nesbitt began to receive information with regard to our company from Jacobson Partners and our chief financial officer.

          During the week of November 7, 2005, the parties, together with their legal and financial advisors, continued to negotiate the terms and conditions of the merger documents. During this period, ABC and its advisors completed their business and legal due diligence review, and ABC and our executive officers negotiated the terms of their post-acquisition employment arrangements.

          On November 11, 2005, our board held a special meeting in New York regarding the proposed merger transaction. At the meeting, Mr. Jacobson recounted the background of the merger discussions and provided Jacobson Partners’ analysis as to the desirability of the proposed merger transaction with ABC. Honigman Miller Schwartz and Cohn discussed, in detail, the terms and provisions of the draft merger agreement and voting agreement that had been made available to our board. Harris Nesbitt then presented an analysis of the financial terms of the proposed transaction and rendered to our board its oral opinion as investment bankers, which opinion was subsequently confirmed in a written opinion dated November 11, 2005, to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration of $7.50 in cash to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than ABC and its affiliates). Honigman Miller Schwartz and Cohn then again reviewed with our directors their fiduciary duties in considering the proposed transaction. As part of that review, the interests of certain members of the board of directors and executive officers in the transaction were discussed. Honigman Miller Schwartz and Cohn also discussed matters relating to Michigan’s anti-takeover statutes. Following these presentations, our board discussed the proposed merger transaction. Thereafter, our board unanimously determined that the merger agreement was in the best interests of our shareholders, approved and declared the advisability of the merger agreement and related matters, pending a satisfactory review by our outside legal counsel as to the bridge financing to be obtained by ABC to finance the merger, and unanimously recommended that our shareholders approve the merger agreement. As part of this approval, our board also ratified the retention of Harris Nesbitt solely to render a fairness opinion in connection with the merger and took such actions as were necessary to exempt the proposed merger transaction with ABC from coverage under Michigan’s anti-takeover statutes.

          On November 11, 2005, the ABC board also held a special meeting at which it approved the proposed merger transaction, pending finalization of its related bridge financing.

           Following approval of the transaction by each of the boards, ABC finalized its bridge financing and our outside counsel completed its review of the related documentation. The parties and their legal and financial advisors also finalized the terms and provisions of the merger agreement and the voting agreement. In addition, the post-acquisition employment agreements were completed by our executive officers and ABC. As a result, late in the afternoon on November 15, 2005, we and ABC executed the merger agreement. Each party then promptly issued a press release announcing the proposed merger.

Reasons for the Merger and Recommendation of Our Board of Directors

          In the course of reaching its decision to approve the merger agreement and the merger, our board of directors consulted with senior management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors, including the following:

•

the value of the per share merger consideration to be received by our shareholders pursuant to the merger agreement, as well as the fact that shareholders will receive the consideration in cash, which provides certainty of value to our shareholders compared to a transaction in which they would receive stock or other non-cash consideration;

•

the $7.50 per share to be paid as the per share merger consideration represents a 25.4% premium over the closing price of our common stock of November 10, 2005 (the last trading day prior to the date our board of directors met to approve the transaction);

•

the presentation of Harris Nesbitt (including the assumptions and methodologies underlying its analysis in connection with the presentation) and the opinion of Harris Nesbitt, as investment bankers, to our board dated November 11, 2005, a copy of which is attached to this proxy statement as Annex B and which you should read carefully and in its entirety, to the effect that, as of November 11, 2005 and based upon the factors and assumptions set forth in its opinion, the per share merger consideration of $7.50 in cash to be received by holders of our common stock pursuant to the merger agreement was fair from a financial point of view to such holders (other than ABC and its affiliates);

•

the then current financial market conditions, and historical market prices, volatility and trading information with respect to our common stock, including the possibility that if we remained as a publicly owned corporation, in the event of a decline in the market price of our common stock or the stock market in general, the price that might be received by holders of our common stock in the open market or in a future transaction might be less than the $7.50 per share cash price to be paid in the merger;

•

historical and current information concerning our business, financial performance and condition, operations, technology, management and competitive position, and current industry, economic and market conditions, including our prospects if we were to remain an independent company;

•	the terms and conditions of the merger agreement, including:

•

the ability of our board, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to ABC of a termination fee of $5,000,000 and up to $1,000,000 for reimbursement of out-of-pocket expenses, to terminate the merger agreement to accept a superior proposal; and

•

our board’s belief that the $6,000,000 maximum aggregate fees and expenses payable to ABC was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a competing proposal; and

•

the likelihood that the merger will be consummated in light of the limited conditions to ABC’s obligation to complete the merger, ABC’s financial capacity, and the absence of any financing condition to ABC’s obligation to complete the merger.

          In the course of its deliberations, our board of directors also considered a variety of risks and other countervailing factors, including:

•	the risks and costs to us if the merger does not close, including the diversion of management and employee attention, employee attrition and the effect of business relationships;

•

the restrictions that the merger agreement imposes on actively soliciting competing bids, and the fact that we would be obligated to pay the $5,000,000 termination fee (and up to an additional $1,000,000 in expense reimbursement) to ABC under certain circumstances; and

•	the interests of our officers and directors in the merger described under “Interests of Certain Persons in the Merger” (see page 24 of this proxy statement).

          The foregoing discussion of the factors considered by our board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board of directors. Our board of directors collectively reached the unanimous conclusion to approve the merger agreement and the merger in light of the various factors described above and other factors that each member of our board of directors felt were appropriate. In view of the wide variety of factors considered by our board of directors in connection with its evaluation of the merger of the complexity of these matters, our board of directors did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision and did not undertake to make any specific determinations to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to the ultimate determination of our board of directors. Rather, our board of directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above, individual directors may have given different weights to different factors.

          After evaluating these factors and consulting with its legal counsel and its financial advisors, or board of directors determined that the merger agreement was advisable and in the best interests of our shareholders. Accordingly, our board of directors has unanimously approved the merger agreement and the merger. Our board of directors recommends that you vote “FOR” the approval of the merger agreement.

Opinion of Harris Nesbitt Corp.

          The Learning Care Group board of directors engaged Harris Nesbitt solely to render an opinion to the board as to the fairness from a financial point of view to the holders of Learning Care Group common stock of the merger consideration to be received by such holders pursuant to the merger agreement. Harris Nesbitt did not act as financial advisor to Learning Care Group, ABC or any other party with respect to the merger other than in rendering such opinion. Accordingly, Harris Nesbitt was not involved in any aspect of the proposed transaction, including, without limitation, any process undertaken by Learning Care Group to solicit interest with respect to the transaction or the negotiation of the merger agreement or any of the other terms of the proposed transaction.

          At the November 11, 2005 meeting of the Learning Care Group board of directors, Harris Nesbitt rendered to the board its oral opinion as investment bankers to the effect that, as of that date and based upon and subject to the factors and assumptions set forth in its opinion, the per share merger consideration of $7.50 in cash to be received by holders of Learning Care Group common stock was fair from a financial point of view to such holders (other than ABC and its affiliates). Harris Nesbitt confirmed its oral opinion by delivering to the Learning Care Group board of directors its written opinion dated November 11, 2005.

          The full text of the Harris Nesbitt opinion, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the scope of review undertaken by Harris Nesbitt in connection with its opinion, is attached as Annex B to this proxy statement. Holders of Learning Care Group common stock are urged to, and should, read this opinion carefully and in its entirety. This summary is qualified in its entirety by reference to the full text of such opinion.

          Harris Nesbitt’s opinion was prepared at the request and for the benefit and use of the Learning Care Group board of directors in evaluating the fairness from a financial point of view of the per share merger consideration to the holders of Learning Care Group common stock. Harris Nesbitt’s opinion does not constitute a recommendation as to any action the Learning Care Group board of directors or any Learning Care Group shareholder should take in connection with the merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the merger. Its opinion relates solely to the fairness, from a financial point of view, of the per share merger consideration to the holders of Learning Care Group common stock. Harris Nesbitt expressed no opinion as to the relative merits of the merger and any other transactions or business strategies discussed by the Learning Care Group board of directors as alternatives to the merger or the decision of the board to proceed with the merger, nor did Harris Nesbitt express any opinion on the structure, terms or effect of any other aspect of the merger or the other transactions contemplated by the merger agreement. Harris Nesbitt is not an expert in, and its opinion did not address, any of the legal, tax or accounting aspects of the proposed transaction.

In connection with its opinion, Harris Nesbitt reviewed, among other things:

•	a draft of the merger agreement dated November 10, 2005;

•	a draft of the voting agreement dated November 10, 2005;

•	certain publicly available business and financial information regarding Learning Care Group that it deemed to be relevant;

•	certain public information regarding the industry in which Learning Care Group operates; and

•	certain other internal financial analyses and forecasts for Learning Care Group prepared by Learning Care Group’s management.

          Harris Nesbitt also held discussions with members of Learning Care Group’s management regarding the past and current business operations, financial condition and future prospects of the company.

In addition, Harris Nesbitt:

•	reviewed certain financial and stock market information for selected publicly traded companies that it deemed to be relevant;

•

reviewed the financial terms, to the extent publicly available, of selected precedent transactions involving companies in the industry in which Learning Care Group operates that it deemed to be relevant; and

•	performed such other studies and analyses, and conducted such discussions, as it considered appropriate.

          In rendering its opinion, Harris Nesbitt assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to it by Learning Care Group or the company’s representatives or advisors or obtained by it from other sources. Harris Nesbitt did not independently verify such information, undertake an independent appraisal of the assets or liabilities (contingent or otherwise) of Learning Care Group, nor was it furnished with any such appraisals. Harris Nesbitt did not evaluate the solvency or fair value of Learning Care Group or ABC under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Harris Nesbitt did not assume any obligation to conduct, nor did it conduct, any physical inspection of the properties or facilities of Learning Care Group or those of ABC. Harris Nesbitt further assumed that all of the conditions to the merger would be satisfied and that the merger would be consummated on the terms reflected in the merger agreement, without waiver or amendment thereof. In addition, Harris Nesbitt assumed that the final forms of the merger agreement and the voting agreement, respectively, would not differ in any material respect from the drafts of such agreements provided to it for purposes of its review.

          With respect to financial forecasts for Learning Care Group, Harris Nesbitt noted that projecting future results of any company is inherently subject to uncertainty. Harris Nesbitt was advised by Learning Care Group, however, and Harris Nesbitt assumed, without independent investigation, that such financial forecasts were reasonably prepared and reflected the best currently available estimates and judgment of Learning Care Group’s management as to the expected future financial performance of Learning Care Group. Harris Nesbitt expressed no opinion as to Learning Care Group’s financial forecasts or the assumptions on which they were made. In addition, in rendering its opinion Harris Nesbitt assumed that Learning Care Group will perform in accordance with such financial forecasts for all periods specified therein. Although such financial forecasts did not form the principal basis for Harris Nesbitt’s opinion, but rather constituted one of many items that it employed, changes to such financial forecasts could affect its opinion.

          Harris Nesbitt’s opinion was necessarily based upon financial, economic, market and other conditions as they existed, and the information made available to it, as of November 11, 2005. Harris Nesbitt disclaimed any undertakings or obligations to advise any person of any change in any fact or matter affecting its opinion which may come or be brought to its attention after November 11, 2005.

          In arriving at its opinion, Harris Nesbitt did not ascribe a specific range of values to Learning Care Group, but rather made its determination as to fairness from a financial point of view of the per share merger consideration on the basis of the financial and comparative analyses summarized below. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant method of financial and comparative analysis and the application of these methods to the particular circumstances. Consequently, a fairness opinion is not readily susceptible to summary description. Harris Nesbitt believes that its analyses must be considered as a whole and that considering any portions of those analyses and factors without considering all of them could create a misleading or incomplete view of the process underlying its opinion

          The following is a summary of the material financial and comparative analyses performed by Harris Nesbitt in connection with its presentation to the Learning Care Group board of directors and the preparation of its opinion dated November 11, 2005. Some of these summaries of financial analyses include information presented in tabular format. In order to understand fully the financial analyses used by Harris Nesbitt, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of Harris Nesbitt’s financial analyses. Considering the data set forth below in the tables without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Harris Nesbitt’s financial analyses.

          Transaction Overview. Based upon the merger consideration of $7.50 per share, approximately 21.1 million shares of Learning Care Group common stock outstanding as of November 9, 2005 on a fully diluted basis (calculated using the treasury stock method), and approximately $4.0 million of net debt at Learning Care Group, Harris Nesbitt noted that the merger consideration implied a net offer value of approximately $158.1 million, and a transaction value of approximately $162.0 million. Harris Nesbitt also noted that the $7.50 per share merger consideration represented a 26% premium to the closing stock price per share of Learning Care Group’s common stock on November 9, 2005 of $5.95, and further represented a premium as compared to the average closing stock price per share of Learning Care Group common stock over various periods, each ending on November 9, 2005, as follows:

Period ending November 9, 2005	Average Closing Price Per Share	Implied Premium

1 month	$5.81	29%
3 months	$5.94	26%
1 year	$4.37	72%
2 years	$3.40	121%

          Comparable Public Company Analysis. Harris Nesbitt compared certain financial information of Learning Care Group with publicly-available information of selected comparable public companies. The selected comparable companies were chosen because they operate in a similar industry to Learning Care Group and they demonstrate certain similar characteristics to those of Learning Care Group. Specifically, the comparable companies considered by Harris Nesbitt for purposes of its analysis were Nobel Learning Communities, Inc. and Bright Horizons Family

Solutions, Inc. For each of these selected comparable companies, Harris Nesbitt derived and compared the following multiples for Learning Care Group and the selected companies:

•

enterprise value as a multiple of earnings before interest, taxes, depreciation and amortization, or “EBITDA”, for the latest twelve-month period, or “LTM”, available, which is referred to as “Enterprise Value/LTM EBITDA”;

•	enterprise value as a multiple of estimated EBITDA for fiscal year 2006, which is referred to as “Enterprise Value/FY 2006E EBITDA”; and
•	stock price as a multiple of estimated earnings per share, or “EPS”, for fiscal year 2006, which is referred to as “Price/FY 2006E EPS”.
This analysis indicated the following:

Benchmark	Nobel Learning Communities, Inc.	Bright Horizons Family Solutions, Inc.	Mean/Median

Enterprise Value/LTM EBITDA	7.0x	15.3x	11.2x
Enterprise Value/FY 2006E EBITDA	*	13.8x	13.8x
Price/FY 2006E EPS	17.9x	29.0x	23.5x

———————
*         No available estimate.

          Using a reference range of 7.0x to 9.0x Learning Care Group’s LTM EBITDA (calculated as of July 22, 2005) and a reference range of 6.0x to 8.0x Learning Care Group’s estimated EBITDA for fiscal year 2006, Harris Nesbitt determined an implied enterprise value for Learning Care Group, then subtracted net debt to determine an implied equity value. In addition, using a reference range of 17.0x to 20.0x Learning Care Group’s estimated EPS for fiscal year 2006, Harris Nesbitt determined an implied stock price for Learning Care Group. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Learning Care Group’s common stock of $3.41 to $6.06, specifically with respect to each Learning Care Group benchmark as follows, compared to the per share merger consideration of $7.50:

Learning Care Group Benchmark	Multiple Range	Implied Price Per Share

Enterprise Value/LTM EBITDA	7.0x - 9.0x	$ 3.41 - $ 4.44
Enterprise Value/FY 2006E EBITDA	6.0x - 8.0x	$ 3.65 - $ 4.92
Price/FY 2006E EPS	17.0x - 20.0x	$ 5.15 - $ 6.06

          No company included in the group of selected companies is identical to Learning Care Group. In selecting and evaluating the comparable companies, Harris Nesbitt made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions, and other matters. Many of these matters are beyond the control of Learning Care Group and Harris Nesbitt. Because of the inherent differences between the business, operations, financial condition and prospects of Learning Care Group and those of the selected comparable companies, Harris Nesbitt believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using comparable company data.

          Precedent Transactions Analysis. A precedent merger and acquisition transactions valuation analysis provides a benchmark based on the consideration paid in selected comparable merger and acquisition transactions. For this analysis, Harris Nesbitt compared financial statistics from publicly-available information for selected comparable transactions completed in Learning Care Group’s industry. The following table presents the selected transactions utilized in Harris Nesbitt’s analysis:

Target	Acquiror	Closing Date

KinderCare Learning Centers Inc.	Knowledge Learning Corp. Knowledge Universe	January 7, 2005
Edison Schools Inc.	Liberty Partners Management group	November 14, 2003
Children’s Discovery Centers of America Inc.	Knowledge Beginnings, Inc. Knowledge Universe	May 1, 1998

          Using publicly available estimates and other information for each of these transactions, Harris Nesbitt reviewed the transaction value as a multiple of the target company’s LTM EBITDA immediately preceding the announcement of the transaction, which is referred to as “Transaction Value/LTM EBITDA”. This analysis indicated the following:

Benchmark	High	Low	Mean	Median

Transaction Value/LTM EBITDA	8.7x	6.8x	7.4x	6.8x

          Using a reference range of 7.0x to 9.0x applied to Learning Care Group’s LTM EBITDA (calculated as of July 22, 2005) and its estimated EBITDA for fiscal year 2006, Harris Nesbitt determined an implied enterprise value for Learning Care Group, then subtracted net debt to determine an implied equity value. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Learning Care Group’s common stock of $3.41 to $5.56, specifically with respect to each Learning Care Group benchmark as follows, compared in each case to the per share merger consideration of $7.50:

Learning Care Group Benchmark	Multiple Range	Implied Price Per Share

LTM EBITDA	7.0x - 9.0x	$3.41 - $4.44
FY 2006E EBITDA	7.0x - 9.0x	$4.29 - $5.56

          No transaction included in the precedent transactions analysis is identical to the merger. In evaluating the merger, Harris Nesbitt made numerous judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters. Many of these matters are beyond the control of Learning Care Group and Harris Nesbitt. Because of the inherent differences between the business, operations, financial condition and prospects of Learning Care Group and those of the companies involved in the selected precedent transactions, Harris Nesbitt believed it was inappropriate to, and therefore did not, rely solely on the quantitative results of the precedent transactions analysis. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using precedent transactions data.

          Leveraged Buyout Analysis. Harris Nesbitt performed a leveraged buyout analysis to estimate the highest theoretical purchase price that could be paid in a leveraged buyout of Learning Care Group in order to generate returns to a financial sponsor ranging from 26% to 30%. In addition to the assumption of Learning Care Group’s existing indebtedness, Harris Nesbitt assumed that a buyout firm would be able to finance the acquisition with senior debt at 3.25x LTM EBITDA and mezzanine debt at 1.25x LTM EBITDA. Harris Nesbitt calculated the return to the buyer by using a range of exit multiples of 7.0x to 9.0x EBITDA for the fiscal year ending April 1, 2010 using Learning Care Group management’s financial projections. To determine the implied total equity value for Learning Care Group, Harris Nesbitt subtracted debt and added cash to the implied enterprise value for Learning Care Group. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Learning Care Group’s common stock of approximately $4.40 to $5.67, compared to the per share merger consideration of $7.50.

          Discounted Cash Flow Analysis. Harris Nesbitt performed a discounted cash flow analysis to estimate the present value of the projected unlevered, after-tax free cash flows of Learning Care Group for the fiscal years 2006 through 2010 using Learning Care Group management’s financial projections. Harris Nesbitt also calculated the terminal value of the enterprise at April 1, 2010 by multiplying projected EBITDA in the fiscal year ending April 1,

2010 by multiples ranging from 7.0x to 9.0x. To discount the projected free cash flows and the terminal value to present value, Harris Nesbitt used discount rates ranging from 13.0% to 14.5%, which were based on Learning Care Group’s estimated weighted average cost of capital. To determine the implied total equity value for Learning Care Group, Harris Nesbitt subtracted net debt from the implied enterprise value for Learning Care Group. After accounting for the vesting of in-the-money options, this analysis indicated a range of implied values per share of Learning Care Group’s common stock of approximately $5.94 to $7.89, compared to the per share merger consideration of $7.50.

          Premiums Paid Analysis. Using publicly available information, Harris Nesbitt analyzed the premiums offered in 89 public merger and acquisition transactions consummated between January 1, 2003 and November 6, 2005 with transaction equity values between $50 million and $300 million (excluding transactions involving real estate companies or financial institutions).

          For each of these transactions, Harris Nesbitt calculated the premium represented by the offer price over the target company’s closing share price one day, one week and one month prior to the transaction’s announcement. This analysis indicated the following median premiums for those time periods prior to announcement:

Time Period Prior to Announcement	Median Premium

1 day	23.8%
1 week	25.2%
1 month	29.9%

           Using a reference range based upon the median premiums over the target company’s share price for the periods indicated above, and the closing prices per share of Learning Care Group’s common stock for such periods prior to November 10, 2005, which was the date of the board meeting to approve the merger, this analysis indicated a range of implied prices per share of Learning Care Group’s common stock of approximately $7.21 to $7.39, compared to the merger consideration of $7.50.

          The preparation of a fairness opinion is a complex process and, consequently, a fairness opinion is not easily summarized. Harris Nesbitt believes that selecting any portion of its analyses, without considering all of its analyses, would create an incomplete view of the process underlying its opinion. In addition, Harris Nesbitt may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of considerations resulting from any particular analysis described above should not be taken to be Harris Nesbitt’s view of the actual value of the transaction. In performing its analyses, Harris Nesbitt made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Many of these matters are beyond the control of Learning Care Group and Harris Nesbitt and any estimates contained in Harris Nesbitt’s analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates.

          Harris Nesbitt conducted the analyses described above solely as part of its analysis of the fairness from a financial point of view to the holders of Learning Care Group common stock of the per share merger consideration to be received by such holders pursuant to the merger agreement, and the delivery of its opinion to the Learning Care Group board of directors. The type and amount of merger consideration was determined through arm’s-length negotiations between Learning Care Group and ABC and were approved by each of Learning Care Group’s and ABC’s respective boards of directors. Harris Nesbitt did not recommend any specific consideration to Learning Care Group or that any specific amount of consideration constituted the only appropriate consideration. In addition, the opinion of Harris Nesbitt was one of several factors taken into consideration by the Learning Care Group board of directors in making its determination to approve the merger. Consequently, Harris Nesbitt’s analysis as described above should not be considered determinative of the views of the Learning Care Group board of directors or its management with respect to the merger or the merger consideration, or whether the Learning Care Group board of directors would have been willing to agree to different merger consideration.

          The Learning Care Group board of directors selected Harris Nesbitt based on its reputation and expertise. Harris Nesbitt is a part of the BMO Financial Group and is a leading North American investment bank. As part of its investment banking business, Harris Nesbitt is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Harris Nesbitt provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of Learning Care Group or ABC for its own account and for the accounts of customers.

           Pursuant to an engagement letter between Learning Care Group and Harris Nesbitt dated November 8, 2005, Learning Care Group agreed to pay Harris Nesbitt a fee in an amount equal to $300,000 payable upon delivery of its fairness opinion, which fee was not contingent upon successful consummation of the merger, and to reimburse Harris Nesbitt for all of its reasonable out-of-pocket expenses incurred in connection with its engagement, including the fees and disbursements of its counsel. Learning Care Group also has agreed to indemnify Harris Nesbitt and its affiliates and their respective directors, officers, agents and employees against certain liabilities and expenses, including liabilities under the federal securities laws, related to or arising out of Harris Nesbitt’s engagement.

Delisting and Deregistration of Learning Care Group Common Stock

          If the merger is completed, our common stock will be delisted from The Nasdaq SmallCap Market and deregistered under the Securities Exchange Act of 1934, and we will no longer file periodic reports with the SEC.

Interests of Certain Persons in the Merger

          In considering the recommendation of our board with respect to the merger agreement, holders of shares of our common stock should be aware that our executive officers and directors have interests in the merger that may be different from, or in addition to, those of our shareholders generally. These interests may create potential conflicts of interest. Our board was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our shareholders vote in favor of approving the merger agreement.

          Fee Arrangement

          In connection with the merger transaction, the Audit Committee of our board of directors has approved a financial advisory agreement with Jacobson Partners, a private equity firm controlled by Mr. Benjamin R. Jacobson, our Chairman of the Board. The agreement provides for payment to Jacobson Partners of a fee equal to 1% of the total merger consideration, approximately $1,591,000, paid by ABC under the merger agreement in exchange for investment banking and financial advisory services provided to us by Jacobson Partners in connection with the proposed merger transaction. This fee is payable only upon consummation of the merger transaction contemplated by the merger agreement.

          New Employment Agreements for Existing Management

          Our executive officers, William D. Davis, Kathryn L. Meyers, Frank M. Jerneycic and Scott W. Smith, have entered into employment agreements with ABC which will have a three-year term commencing upon completion of the merger. Each employment agreement provides for an annual salary; an annual cash and performance share bonus contingent on achieving certain annual financial performance targets; and an initial stock option award with a market strike price (as of the date of grant) and vesting requirements. The compensation program is comparable to the current compensation arrangements that the executive officers have with Learning Care Group.

          Stock Options and Other Equity-Based Awards

          Upon completion of the merger, each outstanding option to purchase shares of our common stock having an exercise price per share less than $7.50, including those awarded under our 1995 Stock Incentive Plan for Key Employees, Director Stock Option Plan and 2003 Equity Compensation Plan, vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after completion of the merger, an amount in cash equal to the product of (i) the total number of shares subject to the option multiplied by (ii) $7.50 minus the exercise price per share under such option, in each case less applicable taxes required to be withheld with respect to such payment. Stock options having an exercise price per share of $7.50 or more will be cancelled upon completion of the merger and will not entitle the holders to receive any cash.

          The following table sets forth with respect to the directors, executive officers, and the beneficial owner of 5% or more of our outstanding common stock (i) the number of options to purchase shares of our common stock having an exercise price per share less than $7.50 held by such person, (ii) the weighted average exercise price per share of such options, and (iii) the approximate aggregate value of such stock options to be paid upon completion of the merger (before deduction for applicable withholding taxes).

Name of Director, Officer or Beneficial Owner	Stock Options		Weighted Average Exercise Price	Approximate Aggregate Value

Dan Boyle	10,000		$4.15	$33,550
William D. Davis	671,200		$2.53	$3,339,196
Jason K. Feld	15,000		$3.55	$59,275
Benjamin R. Jacobson	4,317		$5.00	$10,793
Jerry Kane	10,000		$4.15	$33,550
Elise C. McCabe	10,000		$4.15	$33,550
James J. Morgan	67,798		$6.67	$56,445
Brett D. Shevack	22,500		$2.96	$102,100
Frank M. Jerneycic	232,500		$2.34	$1,200,063
Kathryn L. Myers	207,500		$2.60	$1,016,723
Scott W. Smith	73,900		$2.10	$399,287
Jacobson Partners Group	400,000	*	$5.00	$1,000,000

*

Includes 4,317 and 5,298 options held for the benefit of Benjamin R. Jacobson and James J. Morgan, respectively, which options are also included in the option amounts set forth above for such individuals.

          Indemnification of Officers and Directors

          ABC has agreed that it will indemnify and hold harmless each present and former director and officer of Learning Care Group or any of its subsidiaries, determined as of the completion of the merger, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to completion of the merger, to the fullest extent that Learning Care Group would have been permitted under Michigan law and its articles of incorporation or bylaws. ABC will advance expenses as incurred within thirty days of receipt by ABC or the surviving corporation of such a request. However, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

          ABC has agreed that the provisions of the articles of incorporation and the by-laws of the surviving corporation will contain provisions relating to indemnification, advancement of expenses and exculpation of our present and former directors and officers that are as least as favorable as those presently set forth in our articles of incorporation and bylaws.

          Prior to the merger, we may purchase directors’ and officers’ liability insurance coverage extending for a period of up to six years following the merger for the benefit of our current and former directors and officers.

 Employee Benefits

          ABC has agreed that, upon completion of the merger and until December 31, 2006, our employees will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by us to such employees. ABC will cause any employee benefit plans which the employees are eligible to participate in to take into account, for purposes of eligibility and vesting, service by our employees as if such service were with ABC, to the same extent such service was credited under a comparable plan of ours. Nothing will obligate ABC, the surviving corporation or any affiliate to maintain any particular benefit plan or retain the employment of any particular employee.

          Prior to completion of the merger, if requested by ABC, we will, cause our employee benefit plans to be amended to the extent necessary to provide that no employees of ABC will commence participation following completion of the merger unless the surviving corporation explicitly authorizes such participation and cause our 401(k) plan to be terminated effective immediately.

REGULATORY MATTERS

Federal or State Regulatory Filings Required in Connection with the Merger

          Mergers and acquisitions that may have an impact in the United States are subject to review by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the HSR Act, mergers and acquisitions that meet certain jurisdictional thresholds, such as the present transaction, may not be completed until the expiration of a waiting period that follows the filing of notification forms by both parties to the transaction with the Department of Justice and the Federal Trade Commission. The initial waiting period is 30 days, but this period may be shortened if the review agency grants “early termination” of the waiting period, or it may be lengthened if the review agency determines that an in-depth investigation is required and issues a formal requires for additional information and documentary material. We and ABC filed pre-merger notifications with the U.S. antitrust authorities pursuant to the HSR Act on [_____________], 2005. In accordance with the merger agreement, we have requested “early termination” of the waiting period.

          It is possible that any of the government entities with which filings are made may seek various regulatory concessions as conditions for granting approval of the merger. There can be no assurance that we will obtain the regulatory approvals necessary to complete the merger or that the granting of these approvals will not involve the imposition of conditions on completion of the merger or require changes to the terms of the merger. These conditions or changes could result in conditions to the merger not being satisfied (see “The Merger Agreement—Conditions to the Merger” on page 36 of this proxy statement).

Anti-Takeover Considerations

          The Michigan Business Corporation Act (the “MBCA”) contains anti-takeover provisions that prevent a person from engaging in specified transactions with us or from taking specific actions after that person has acquired a significant portion of our shares. These protections fall into two categories: the business combination statute, which regulates specified types of transactions with interested shareholders; and the control share statute, which regulates the voting power of shares held by specified large shareholders.

          In connection with its approval of the merger agreement, on November 11, 2005, our board of directors waived the application of Chapter 7A of the MBCA to any “business combination” resulting from the merger. Our board of directors also amended our bylaws to exempt the application of Chapter 7B of the MBCA to any “control share acquisition” of our common stock.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

          The following describes generally the material United States federal income tax consequences of the receipt of cash to U.S. holders (i.e., an individual citizen or resident of the United States or a domestic corporation) of our common stock pursuant to the merger. The summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable current and proposed United States Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly with retroactive effect, and to differing interpretation. This discussion assumes that U.S. holders hold the shares of our common stock as a capital asset within the meaning of Section 1221 of the Code. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances, or that may apply to holders that are subject to special treatment under the United States federal income tax laws (including, for example, persons who are not U.S. holders, insurance companies, dealers in securities or foreign currencies, tax-exempt organizations, financial institutions, mutual funds, partnerships or other pass-through entities and persons holding our common stock through a partnership or other pass-through entity, United States expatriates, U.S. holders who hold shares of our stock as part of a hedge, straddle, constructive sale or conversion transaction, who are subject to the alternative minimum tax or who acquired our common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or federal laws other than United States federal income tax laws that may be applicable to one of our shareholders.

          If a partnership holds our common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a U.S. holder that is a partner in a partnership holding our common stock, you should consult your tax advisor.

          We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for our common stock pursuant to the merger.

The Merger

          The receipt of cash in the merger by U.S. holders of our common stock will be a taxable transaction for United States federal income tax purposes (and may also be a taxable transaction under applicable state, local, foreign and other tax laws). In general, for United States federal income tax purposes, a U.S. holder of shares of our common stock will recognize capital gain or loss equal to the difference, if any, between (i) the amount of cash received in exchange for such shares and (ii) the holder’s adjusted tax basis in such shares. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period of the shares of our common stock is more than one year at the time the merger is completed. Long-term gains recognized by U.S. holders that are not corporations generally will be subject to a maximum U.S. federal income tax rate of 15%. The deductibility of a capital loss recognized on the exchange is subject to limitations. If a U.S. holder acquired different blocks of our stock at different times or different prices, such holder must determine its tax basis and holding period separately with respect to each block of our stock.

Backup Withholding

          Under the Code’s backup withholding rules, unless an exemption applies, ABC generally is required to and will withhold 28% of all payments to which a shareholder or other payee is entitled in the merger, unless the shareholder or other payee (i) is a corporation or comes within other exempt categories and demonstrates this fact or (ii) provides its correct tax identification number (social security number, in the case of an individual, or employer identification number in the case of other shareholders), certifies under penalties of perjury that the number is correct (or properly certifies that it is awaiting a taxpayer identification number), certifies as to no loss of exemption from backup withholding and otherwise complies with the applicable requirements of the backup withholding rules. Each shareholder of ours and, if applicable, each other payee, should complete, sign and return to the paying agent for the merger the substitute Form W-9 that each shareholder of ours will receive with the letter of transmittal following completion of the merger in order to provide the information and certification necessary to avoid backup withholding, unless an applicable exception exists and is proved in a manner satisfactory to the paying agent. The exceptions provide that certain shareholders of ours (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order for a foreign individual to qualify as an exempt recipient, however, he or she must submit a signed Form W–8BEN, “Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding.” Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above can be refunded or credited against a holder’s United States federal income tax liability, if any, provided that the required information is furnished to the United States Internal Revenue Service in a timely manner.

          The foregoing discussion of certain material United States income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any holder of shares of our common stock. We urge you to consult your own tax advisor to determine the particular tax consequences to you (including the application and effect of any state, local or foreign income and other tax laws) of the receipt of cash in exchange for shares of our common stock pursuant to the merger.

THE MERGER AGREEMENT

          The following is a summary of the material terms of the merger agreement. However, because the merger agreement is the primary legal document that governs the merger, you should carefully read the complete text of the merger agreement for its precise legal terms and other information that may be important to you. The merger agreement is attached as Annex A to this proxy statement and contains representations and warranties the parties to the agreement made to each other. These representations and warranties were made only for the purposes of the merger agreement and solely for the benefit of Learning Care Group and ABC as of specific dates, may be subject to important limitations and qualifications agreed by the companies, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the companies to the merger agreement instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement. Accordingly, you should NOT rely upon the descriptions of the representations and warranties in this proxy statement or the actual representations and warranties contained in the merger agreement as characterizations of the actual state of facts, since they were intended for the benefit of, and to be limited to, the companies. Information about Learning Care Group can be found elsewhere in this proxy statement and in such other public filings we make with the Securities and Exchange Commission, which are available without charge at www.sec.gov.

Form of the Merger

          If all of the conditions to the merger are satisfied or waived in accordance with the merger agreement, Discovery Merger Company, a wholly-owned subsidiary of ABC created solely for the purpose of engaging in the transactions contemplated by the merger agreement, will merge with and into Learning Care Group. The separate corporate existence of Discovery Merger Company will cease, and Learning Care Group will survive the merger and become a wholly-owned subsidiary of ABC. We sometimes refer to Learning Care Group after the merger as the surviving corporation.

Closing and Effective Time

          The merger agreement provides that we will complete the merger upon satisfaction of its terms and subject to its conditions. We intend to complete the merger as promptly as practicable, subject to receipt of shareholder approval at the special meeting of shareholders and all requisite regulatory approvals. Although we expect to complete the merger shortly following the special meeting of shareholders, we cannot specify when, or assure you that, we and ABC will satisfy or waive all conditions to the merger.

Articles of Incorporation and By-Laws of the Surviving Corporation

          Upon completion of the merger, our articles of incorporation and bylaws will be amended to read the same as the articles of incorporation and by-laws of Discovery Merger Company, as in effect immediately prior to completion of the merger, except that the articles of incorporation and by-laws will be amended to restate the name of the surviving corporation as “Learning Care Group, Inc.”

Officers and Directors of the Surviving Corporation

          The directors of Discovery Merger Company immediately prior to the merger will become the directors of the surviving corporation following the completion of the merger. Our officers will continue to be the officers of the surviving corporation following completion of the merger.

Merger Consideration

          Upon completion of the merger, each share of our common stock issued and outstanding immediately prior to completion of the merger will be converted in to the right to receive $7.50 per share. Upon completion of the merger, all of our shares will cease to be outstanding, will be cancelled and will cease to exist, and each certificate formerly representing any of our shares will represent only the right to receive the per share merger consideration, without interest.

Payment Procedures

          Prior to completion of the merger, ABC will appoint a paying agent that will make payment of the merger consideration in exchange for certificates representing shares of our common stock. ABC will make available to the paying agent, amounts sufficient in the aggregate to provide all funds necessary for the paying agent to make payments of the per share merger consideration. Promptly after the completion of the merger, ABC will cause the paying agent to mail to each holder of record of our shares a letter of transmittal in customary form specifying that delivery will be effected, and risk of loss and title to the certificates will pass, only upon delivery of the certificates to the paying agent.  ABC will also cause the paying agent to mail instructions for use in effecting the surrender of the certificates in exchange for the per share merger consideration.  Upon surrender of a certificate to the paying agent in accordance with the terms of the letter of transmittal, duly executed, the holder of such certificate will be entitled to receive a cash amount in immediately available funds, after giving effect to any required tax withholdings, equal to the number of shares represented by such certificate multiplied by $7.50, and the certificates so surrendered will be cancelled.  Any portion of the funds that remain unclaimed by the shareholders of Learning Care Group for 180 days after the completion of the merger will be delivered to the surviving corporation.  After that date, holders of certificates who have not complied with the instructions to exchange their certificates will be entitled to look only to the surviving corporation for payment of the per share merger consideration, without any interest.

          You should not send your Learning Care Group share certificates to the paying agent until you have received transmittal materials from the paying agent.  Do not return your Learning Care Group share certificates with the enclosed proxy.

          In the event a certificate has been lost, stolen or destroyed, upon making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, if required by ABC, the posting by such person of a bond in customary amount and upon such terms as may be required by ABC as indemnity against any claim that may be made against it or the surviving corporation with respect to such certificate, the paying agent will issue a check in the amount, after giving effect to any required tax withholdings, equal to the number of shares represented by such lost, stolen or destroyed certificate multiplied by $7.50.

Company Options and Awards

          Upon completion of the merger, each outstanding option to purchase shares of our common stock having an exercise price per share less than $7.50 and each outstanding performance share right with respect to our common stock, including those awarded under our 1995 Stock Incentive Plan for Key Employees, Director Stock Option Plan and 2003 Equity Compensation Plan, vested or unvested, will be cancelled and will entitle the holder to receive, as soon as reasonably practicable after completion of the merger, an amount in cash equal to the product of (i) the total number of shares subject to the option or award multiplied by (ii) $7.50 minus, in the case of stock options, the exercise price per share under such option, in each case less applicable taxes required to be withheld with respect to such payment.  Stock options having an exercise price per share of $7.50 or more will be cancelled upon completion of the merger and will not entitle the holders to receive any cash.

Representations and Warranties

          The merger agreement contains customary representation and warranties that we made to ABC regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	our capital structure;

•	our subsidiaries;

•	power, authorization, execution, delivery and performance of obligations under the merger agreement;

•	government filings, no violations of governing documents as a result of the merger, certain contracts and not being a creditor with respect to any debtor in bankruptcy;

•	company reports and financial statements;

•	absence of certain changes since April 1, 2005;

•	litigation and liabilities;

•	employee benefits;

•	compliance with laws;

•	licenses;

•	material contracts;

•	real property;

•	inapplicability of anti-takeover statutes;

•	environmental matters;

•	taxes;

•	labor matters;

•	intellectual property;

•	insurance; and

•	no brokers or finders fees.

In addition, ABC made representations and warranties regarding, among other things:

•	corporate matters, including due organization, good standing and qualification;

•	power, authority, execution, delivery and performance of obligations under the merger agreement;

•	government filings, no violations of governing documents as a result of the merger;

•	availability of funds necessary for the merger; and

•	capitalization of Discovery Merger Company.

          Many of our representations and warranties are qualified by a material adverse effect standard.  A “company material adverse effect” means a material adverse effect on the properties, assets, liabilities, business or current or anticipated financial condition or current or anticipated results of operations of us and our subsidiaries taken as a whole, except the following will generally not be considered a company material adverse effect (unless the related event or change disproportionately affects us):

•	changes in the economy or financial markets generally in the United Sates or that are the result of acts of war or terrorism;

•	changes that are the result of factors generally affecting the child care industry in the United States (other than new legislation or rule-making or any changes in laws);

•

any loss or adverse change in, the relationship of us with our employees, franchisees or suppliers that we establish through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by the merger agreement;

•	changes in United States generally accepted accounting principles after the date of the merger agreement; and

•	a decline in the price of our common stock on The Nasdaq SmallCap Market.

Covenants Relating to the Conduct of Our Business

          After the date of the merger agreement and prior to completion of the merger, we have agreed, and have agreed to cause our subsidiaries, to conduct our business in the ordinary and usual course and to use commercially reasonable efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, supplies, distributors, creditors, franchisees, lessors, employees and business associates and keep available the services of our present employees and agents.

          From the date of the merger until completion of the merger, subject to certain exceptions, we will not and will not permit our subsidiaries to:

•	adopt or propose any change in our articles of incorporation or bylaws or other governing instruments;

•

merge, consolidate, restructure, reorganize, completely or partially liquidate or enter into any agreements or arrangements imposing material changes or restrictions on assets, operations or businesses;

•

acquire assets outside the ordinary course of business from any other person in any transaction or series of related transactions, other than acquisitions pursuant to contracts in effect as of the date of the merger agreement or otherwise, in compliance with the latest annual plan furnished to ABC prior to the date of the merger agreement (the “Budget”);

•

issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license, guarantee or encumbrance of, any shares of our capital stock (other than the issuance of shares by a wholly-owned subsidiary or the issuance of our shares pursuant to existing stock options or awards), or securities convertible or exchangeable into or exercisable for any shares  of such capital stock, or any options warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

•	create or incur any lien material to us or any of our subsidiaries on any of our or our subsidiaries’ assets having a value in excess of $100,000;

•	make any loans, advances or capital contributions to or investments in any person (other than us or any direct or indirect wholly-owned subsidiary) other than as set forth in the Budget;

•

declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of our capital stock (except for dividends paid by any direct or indirect wholly-owned subsidiary) or enter into any agreement with respect to the voting of its capital stock;

•

reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of our capital stock or securities convertible or exchangeable into or exercisable for any shares of our capital stock;

•

incur any indebtedness for borrowed money or guarantee such indebtedness of another person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of us or any of our subsidiaries, except for guarantees of franchisee obligations incurred in the ordinary course of business, indebtedness incurred in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, guarantees incurred in compliance with a covenant listed in this section by us of indebtedness of our wholly-owned subsidiaries, or otherwise, in compliance with the Budget;

•	except in compliance with the Budget, make or authorize any capital expenditure;

•

except with the prior written consent of ABC, which consent will not unreasonably be withheld, delayed or conditioned, enter into any contract that would have been a material contract had it been entered into prior to the date of the merger agreement;

•	make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or by applicable law;

•	settle any litigation or other proceedings before a governmental entity for an amount in excess of $100,000 or any obligation or liability of ours in excess of such amount;

•	amend, modify or terminate any material contract, or cancel, modify or waive any debts or claims held by us or waive any rights having in each case a value in excess of $100,000;

•

make or change any material tax election, file any amended tax return, enter into any closing agreement, waive or extend any statute of limitation with respect to taxes, settle or compromise any tax liability, claim or assessment, surrender any right to claim a refund of taxes or take any other similar action relating to the filing of any tax return or the payment of any tax;

•

transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets or any of our or our subsidiaries’ businesses, including capital stock of any of our subsidiaries;

•

sell, assign, or grant any security interest in any owned intellectual property, grant to any third party any license in, to or under any of our intellectual property, except pursuant to non-exclusive licenses entered into with franchisees in the ordinary course of business consistent with past practice, develop, create, or invent any intellectual property jointly with any third party, disclose or allow to be disclosed to any person not an employee any of our intellectual property not a matter of public knowledge, or permit any item of owned intellectual property to lapse or to be abandoned, dedicated to the public, or disclaimed, and we will perform all applicable fillings, recordings, and other acts, and pay all required fees and taxes, to maintain and protect our interest in every item of our intellectual property;

•

except as required pursuant to existing written, binding agreements in effect prior to the merger agreement, or as otherwise required by applicable law, (i) grant or provide any severance or termination payments or benefits to any of our directors, officers or employees, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee, (iii) establish, adopt, amend or terminate any benefit plan or equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any benefit plan, to the extent not already provided, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any benefit plan, or (vi) forgive any loans to directors, officers or employees;

•	fail to renew leases of real property that expire prior to completion of the merger;

•	take any action or omit to take any action that is reasonably likely to result in any of the conditions to the merger set forth in the merger agreement not being satisfied; or

•	agree, authorize or commit to do any of the foregoing.

Acquisition Proposals

          Commencing on the date of the merger agreement and ending as of the completion of the merger, we will not, nor will our subsidiaries, officers or directors, and we will use our reasonable best efforts to cause our subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives not to, directly or indirectly:

•	initiate, solicit or knowingly encourage any inquires or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal; or

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal.

          An “acquisition proposal” means any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving us or any of our subsidiaries or any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of any class of equity securities of us or any of our subsidiaries or 10% of the consolidated total assets.

          Prior to adoption of the merger agreement by our shareholders, however, we may (i) provide information in response to a request by a person who has made an unsolicited bona fide written acquisition proposal providing for the acquisition of more than 50% of the assets or the total voting power of our equity securities if our board of directors receives from the person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in our confidentiality agreement with ABC, (ii) engage in discussions or negotiations with any person who has made such an unsolicited bona fide written acquisition proposal, or (iii) after having complied with notice requirements, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable such an acquisition proposal, if and only to the extent that, (x) in each such case referred to above, our board of directors determines in good faith after consultation with outside legal counsel that failure to take such action would be inconsistent with our board of directors’ fiduciary duties under applicable law, and (y) in each such case referred to in clause (i) or (ii), our board of directors has determined in good faith based on the information then available and after consultation with its financial advisor that such acquisition proposal either constitutes a  superior proposal or is reasonably likely to result in a superior proposal, and (z) in the case referred to in clause (iii), our board of directors determines in good faith, after consultation with its financial advisor and outside legal counsel that such acquisition proposal is a superior proposal.

          A “superior proposal” means an unsolicited bona fide acquisition proposal involving all or substantially all of the assets or the total voting power of our equity securities that our board of directors has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and, if consummated, would result in a transaction more favorable to our shareholders from a financial point of view than the transaction contemplated by this merger agreement.

          We have agreed that we will promptly notify ABC if any inquiries, proposals or offers with respect to an acquisition proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, us or any of our representatives indicated, in connection with such notice, the name of such person and the material terms and conditions of any proposals or offers and thereafter will keep ABC informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations, including any change in our intentions.

          We have further agreed that, during the pre-closing period, our board of directors will not:

•

withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to ABC, our recommendation with respect to the merger (it being understood that publicly taking a neutral position or no position with respect to an acquisition proposal at any item beyond, but not equal to or less than, ten business days after the first public announcement of such acquisition proposal will be considered an adverse modification); or

•

cause or permit us to enter into any letter of intent, memorandum or understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement) relating to any acquisition proposal.

          However, prior to adoption of the merger agreement at the shareholders meeting, our board of directors may withhold, withdraw, qualify or modify its recommendation with respect to the proposed merger or approve, adopt, recommend or otherwise declare advisable any superior proposal made or received after the date of the merger agreement and not solicited, initiated or encouraged in breach of the merger agreement, if, our board of directors determines in good faith, after consultation with outside counsel, that failure to do so would be inconsistent with our board of directors’ fiduciary duties under applicable law.  No change of recommendation, however, may be made until after at least seventy-two hours following ABC’s receipt of written notice from us advising that our board of directors intends to take such action and the basis for such action.  In determining its change of recommendation, our board of directors must take into account any changes to the terms of the merger agreement proposed by ABC or any other information provided by ABC in response to such notice.

          Nothing will be deemed to prohibit us from complying with our disclosure obligations under U.S. federal or state law with regard to an acquisition proposal.  If such disclosure does not reaffirm our board of directors’ recommendation with respect to the proposed merger or has the substantive effect of withdrawing or adversely qualifying or modifying our board of directors’ recommendation, ABC will have the right to terminate the merger agreement.

Shareholders Meeting

          Subject to fiduciary duties under applicable law, as stated above, we will take, in accordance with applicable law and our articles of incorporation and bylaws, all necessary action to convene a shareholders meeting as promptly as practicable to consider and vote upon the approval and adoption of the merger agreement.  Subject to its duties regarding acquisition proposals, our board of directors will recommend such approval and adoption and will take all lawful action to solicit such approval and adoption of the merger agreement.

Employee Benefits

          ABC has agreed that, upon completion of the merger and until December 31, 2006, our employees will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by us to such employees.  ABC will cause any employee benefit plans which the employees are eligible to participate in to take into account, for purposes of eligibility and vesting service by our employees as if such service were with ABC, to the same extent such service was credited under a comparable plan of ours.  Nothing will obligate ABC, the surviving corporation or any affiliate to maintain any particular benefit plan or retain the employment of any particular employee.

          Prior to completion of the merger, if requested by ABC, we will, cause our employee benefit plans to be amended to the extent necessary to provide that no employees of ABC will commence participation following completion of the merger unless the surviving corporation explicitly authorizes such participation and cause our 401(k) plan to be terminated effective immediately.

Indemnification and Insurance

          ABC has agreed that it will indemnify and hold harmless each present and former director and officer of Learning Care Group or any of its subsidiaries, determined as of the completion of the merger, against any costs or expenses, judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to completion of the merger, to the fullest extent that Learning Care Group would have been permitted under Michigan law and its articles of incorporation or bylaws. ABC will advance expenses as incurred within thirty days of receipt by ABC or surviving corporation of such a request. However, any person to whom expenses are advanced must provide an undertaking to repay the advances if it is ultimately determined that such person is not entitled to indemnification.

          ABC has agreed that the provisions of the articles of incorporation and the by-laws of the surviving corporation will contain provisions relating to indemnification, advancement of expenses and exculpation of our present and former directors and officers that are as least as favorable as those presently set forth in our articles of incorporation and bylaws.

          ABC must be notified by any party wishing to claim indemnification and in the event of any such claim, action, suit, proceeding or investigation, ABC or surviving corporation will have the right to assume the defense of the party thereof and ABC will not be liable for expenses of other counsel, except if ABC or surviving corporation elects not to assume such defense or a conflict of interest arises between such party and ABC or surviving corporation. ABC and surviving corporation will not be liable for any settlement effected without their prior written consent.

          Prior to the merger, we may purchase directors and officers’ liability insurance coverage extending for a period of up to six years following the merger for the benefit of our current and former directors and officers.

          In the event the surviving corporation or any of its successors and assigns consolidates or mergers into any other entity or transfers all or substantially all of its properties and assets, then the proper provisions will be made so that the successors and assigns of the surviving corporation will assume its obligations of indemnification.

Conditions to the Merger

          Our and ABC’s obligations to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	our shareholders must approve the merger agreement;

•	the waiting period applicable under the HSR Act will have expired or been earlier terminated; and

•

no court or other governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the merger or other transactions contemplated by the merger agreement.

          In addition, the obligation of ABC to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

our representations and warranties (other than those relating to our capital structure) contained in the merger agreement (without regard to any reference to materiality qualifiers such as “material,” “in all material respects,” and “company material adverse effect”) must be true and correct as of the closing date, as though made on and as of the closing date (except to the extent expressly made as of an earlier date), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a material adverse effect and our representations and warranties relating to our capital structure must be true and correct in all material respects as of the closing date as though made on and as of the closing date;

•	we must have performed in all material respects all obligations required to be performed by us under the merger agreement;

•

there will not be instituted or pending any suit, action or proceeding in which any person is seeking an order or to prohibit, limit, restrain or impair ABC’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interests of ours or our affiliates from and after completion of the merger or any of the assets, licenses, operations, rights, product lines, businesses or interests of ours (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights product lines, businesses or interests) or prohibit or limit in ABC’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the shares of the surviving corporation, and no governmental entity of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any law deemed applicable to the merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the above;

•

all of our approvals and ABC approvals have been obtained or made and, other than the filling of the certificate of merger, all authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any governmental entity in connection with the merger and the consummation of the other transactions contemplated will have been made or obtained;

•	the absence of an occurrence of any change, event, circumstance or development that has had, or reasonably likely to have, a material adverse effect; and

•	the receipt of consent or approval of each person whose consent or approval will be required under any material contract in connection with the merger agreement.

          In addition, our obligation to effect the merger is subject to the satisfaction or waiver of the following conditions:

•

the representations and warranties of ABC and Discovery Merger Company set forth in the merger agreement will be true and correct in all material respects as of the date of the merger agreement and as of the closing date as though made on and as of the closing date (except to the extent any such representation and warranty expressly speaks as of an earlier date); and

•	ABC and Discovery Merger Company will have performed in all material respects all obligations required to be performed by it under the merger agreement at or prior to the closing date.

Termination

          We and ABC may agree in writing to terminate the merger agreement at any time prior to completing the merger, whether before or after our shareholders have approved the merger agreement. In addition, we or ABC may terminate the merger agreement at any time prior to completion of the merger, provided that such party has not breached its obligations under the merger agreement in any manner to have proximately contributed to the occurrence of the failure of a condition to the merger, if:

•	the merger has not been consummated by March 31, 2006;

•	the approval and adoption of the merger agreement by our shareholders has not been obtained; or

•	any order permanently restraining, enjoining or otherwise prohibiting consummation of the merger becomes final and non-appealable.

          In addition, we may terminate the merger agreement, if:

•

prior to the time the merger agreement is adopted by the shareholders, by an action taken by our board of directors, if (i) we are not in material breach of any of the terms of the merger agreement, (ii) our board of directors authorizes us, subject to complying with terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal and we notify ABC in writing that we intend to enter into such an agreement, attaching the most current version of the agreement, (iii) ABC does not make, within five business days of receipt of our written notification of our intent to enter into a binding agreement for a superior proposal, an offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal, and (iv) we, prior to such termination, pay to ABC in immediately available funds any fees required. We also agreed (x) that we will not enter into an alternative acquisition agreement with respect to a superior proposal until at lease the sixth business day after we have provided notice to ABC and (y) to notify ABC promptly if our intention to enter into the written agreement referred to in our notification will change at any time after giving our notification; or

•

at any time prior to completion of the merger if there has been a breach of any representation, warranty, covenant or agreement made by ABC or Discovery Merger Company in the merger agreement, or any such representation and warranty will have become untrue after the date of the merger agreement such that the conditions which obligate us to effect the merger would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days.

          In addition, ABC may terminate the merger agreement at any time prior to completion of the merger, if:

•	our board of directors changes its recommendation regarding the adoption of the merger agreement;

•	we fail to take a vote of shareholders on the merger prior to March 31, 2006;

•

at any time after the end of ten business days following receipt of an acquisition proposal, our board of directors will have failed to reaffirm its approval or recommendation of the merger agreement and the merger as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from ABC;

•

a tender or exchange offer for outstanding shares of our common stock will have been publicly disclosed (other than by ABC or an affiliate of ABC) and our board of directors recommends that our shareholders tender their shares or, within ten business days after the commencement of such tender or exchange offer, our board of directors fails to recommend unequivocally against acceptance of such offer;

•

there has been a breach of any representation, warranty, covenant or agreement made by us in the merger agreement, or any such representation and warranty will have become untrue after the date of the merger agreement, such that the conditions which obligate ABC and Discovery Merger

Company to effect the merger would not be satisfied and such breach or condition is not curable or, if curable, is not cured within thirty days; or

•

we or any person described as our representative initiate, solicit or knowingly encourage any inquires or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal or engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal.

Effect of Termination; Termination Fee

          In the event of a termination of the merger agreement, the merger agreement will become void and of no effect with no liability on the part of any party; except (i) no such termination will relieve any party of any liability or damages resulting from any willful or intentional breach of the merger agreement, or the failure of ABC to obtain the requisite financing to consummate the merger, and (ii) the provisions set forth in the survival section of the merger agreement (see “Survival” on page 40 of this proxy statement) will survive the termination of the merger agreement.

          In the event that:

1.

a bona fide acquisition proposal has been made to us, any of our subsidiaries, or any of our shareholders, or any person has publicly announced an intention to make such a proposal, and such proposal has not been withdrawn without qualification within specified timeframes, and the merger agreement is then terminated by us or ABC because the merger has not been consummated by March 31, 2006 or the approval of the merger agreement has not been obtained by our shareholders; or

2.	the merger agreement is terminated by ABC because:

	•	our board of directors changes its recommendation regarding the adoption of the merger agreement;

	•	we fail to take a vote of shareholders on the merger prior to March 31, 2006;

•

at any time after the end of ten business days following receipt of an acquisition proposal, our board of directors has failed to reaffirm its approval or recommendation of the merger agreement and the merger within five business days after our receipt of any written request to do so from ABC;

•

a tender or exchange offer for outstanding shares of our common stock has been publicly disclosed (other than by ABC or an affiliate of ABC) and our board of directors recommends that our shareholders tender their shares or, within ten business days after the commencement of such tender or exchange offer, our board of directors fails to recommend unequivocally against acceptance of such offer; or

•

we initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to any acquisition proposal, or engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person relating to, any acquisition proposal, except as specifically allowed by the merger agreement; or

3.

we terminate the merger because the approval of the merger agreement is not obtained at the shareholders meeting to approve the merger agreement, and, on or prior to the date of our shareholders meeting, any event giving ABC the right to terminate the merger agreement in accordance with clause 2 above has occurred; or

4.

we terminate the merger agreement, by an action of our board of directors, prior to the time the merger agreement is adopted by our shareholders, and we are not in material breach of the merger agreement, because:

•

our board of directors authorizes us, subject to complying with terms of the merger agreement, to enter into an alternative acquisition agreement with respect to a superior proposal and we notify ABC in writing that we intend to enter into such an agreement, attaching the most current version of the agreement;

•

ABC does not make, within five business days of receipt of our written notification of our intent to enter into a binding agreement for a superior proposal, an offer that our board of directors determines, in good faith after consultation with our financial advisors, is at least as favorable, from a financial point of view, to our shareholders as the superior proposal; and

•

we, prior to such termination, pay to ABC in immediately available funds the required termination fee, as set forth below, and we also agree (x) that we will not enter into an alternative acquisition agreement with respect to a superior proposal until at least the sixth business day after we have provided notice to ABC and (y) to notify ABC promptly if our intention to enter into the written agreement referred to in our notification will change at any time after giving our notification, then, we must promptly pay all of ABC’s documented out-of-pocket expenses up to $1,000,000. In the event we terminate the merger agreement in accordance with clause 4 above, then we must also pay, prior to such termination, a termination fee of $5,000,000. The $5,000,000 termination fee, however, will only be payable upon a termination in accordance with clause 1, 2 or 3 above, if, within 12 months of such termination, we or any of our subsidiaries enters into an alternative acquisition agreement or have consummated, approved, adopted, recommended or not opposed an acquisition proposal. All payments are to be made by wire transfer of same day funds.

          If we fail to promptly pay any amount due pursuant to this section, and, in order to obtain the termination payment, ABC or Discovery Merger Company commences a law suit which results in a judgment against us for the fee, we will pay to ABC or Discovery Merger Company its costs and expenses (including attorney’s fees) in connection with such suit, together with interest on the amount of the fee.

          We and ABC acknowledge that in the event the termination fee is paid by us and accepted by ABC, the termination fee will be ABC’s and Discovery Merger Company’s sole and exclusive remedy for monetary damages under the merger agreement.

Survival

          Upon consummation or termination of the merger agreement, all representations, warranties and covenants contained in the merger agreement will terminate, except (i) upon consummation of the merger, those provisions relating to payment of the merger consideration, payment of expenses, indemnification, and directors’ and officers’ insurance will survive, and (ii) upon termination of the merger agreement, those provisions relating to payment of expenses, effect of termination, and confidentiality will survive.

Amendment

          Subject to the provisions of the applicable laws, at any time prior to completion of the merger, we, ABC and Discovery Merger Company may modify or amend the merger agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

THE VOTING AGREEMENT

          In order to induce ABC and Discovery Merger Company to enter into the merger agreement, the Jacobson Entities agreed, so long as the merger agreement has not been terminated, pursuant to a voting agreement, a copy of which is attached as Annex C to this proxy statement, to vote all the Learning Care Group common shares they own in favor of the merger agreement, not to transfer or otherwise dispose of any of their shares and to deliver to ABC irrevocable proxies to vote their shares. The voting agreement, however, does not limit the discretion of Benjamin R. Jacobson with respect to any action to be taken (or omitted) in the exercise of his fiduciary duties as one of our directors.

          In particular, the Jacobson Entities agreed, subject to specified exceptions:

•

to vote all such shares and cause any holder of record of shares included in the voting agreement to vote: in favor of adoption and approval of the merger and merger agreement, against any action or agreement that could reasonably be expected to compete with, impede, interfere with or attempt to discourage the merger or inhibit the timely consummation of the merger, against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation or result in any conditions to ABC’s obligations not being satisfied against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets and in favor of any other matter intended to facilitate the consummation of the transactions of the merger agreement;

•	not to deposit any shares subject to the voting agreement in a voting trust or any other arrangement with respect to the voting of the shares;

•

not to solicit proxies in opposition to or competition with the consummation of the merger, directly or indirectly encourage, initiate or cooperate in a shareholders’ vote in opposition or in competition with consummation of the merger, become a member of a group for the purpose of opposing or competing with the consummation of the merger, initiate, solicit or encourage any inquiries that could lead to an acquisition proposal, or engage in, continue or otherwise participate in any discussions or negotiations, or provide non-public information relating to any acquisition proposal;

•	not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of the shares subject to the voting agreement; and

•

not to purchase or otherwise acquire beneficial ownership of any shares of common stock after the execution of the voting agreement, including by means of the exercise of any options, and if any new shares are purchased or acquired, they will be subject to the voting agreement.

          On the record date, the Jacobson Entities owned 10,890,996 shares, or approximately 54% of our outstanding common stock.

APPRAISAL RIGHTS

          Under the Michigan Business Corporation Act, a holder of stock whose shares are designated as a national market system security on an interdealer quotation system by the national association of securities dealers may not dissent from a merger in which a shareholder receives cash. Therefore, our shareholders are not entitled, under Michigan law, to appraisal rights in connection with the merger because our shares are so designated on The Nasdaq SmallCap Market and shareholders of our common stock will receive cash in exchange for their shares.

MARKET PRICE AND DIVIDEND DATA

          The following tables sets forth the high and low bid prices of our common stock for the portion of our current fiscal year ended December [__], 2005, and for our fiscal years ended April 1, 2005 and April 2, 2004, as reported on The Nasdaq SmallCap Market. These quotations represent prices between dealers and do not include retail mark-ups, mark-downs or other fees or commissions and may not represent actual transactions.

	Common Stock Bid Prices

	High		Low

Fiscal 2006:
1st Quarter		$5.17		$3.05
2nd Quarter		$6.91		$4.78
3rd Quarter (to December [___], 2005)	$	[__]	$	[__]

Fiscal 2005:
1st Quarter		$3.90		$1.80
2nd Quarter		$3.70		$2.30
3rd Quarter		$3.75		$2.81
4th Quarter		$4.00		$3.16

Fiscal 2004:
1st Quarter		$2.93		$0.50
2nd Quarter		$2.50		$1.58
3rd Quarter		$2.55		$0.01
4th Quarter		$2.42		$1.60

          On November 10, 2005, the last full trading day prior to the date our board of directors met to approve the transaction, the closing price of our common stock on The Nasdaq SmallCap Market was $5.98. On November 15, 2005, the last full trading day prior to the public announcement of the merger agreement, the closing price of our common stock was $5.45. On December [__], 2005, the latest practicable date before the date of this proxy statement, the closing price of our common stock was $[____].

          The Company has not paid dividends on shares of common stock. As of December [___], 2005, there were approximately [795] holders of shares of our common stock (including individual participants in security position listings).

          If the merger is consummated, our common stock will be delisted from The Nasdaq SmallCap Market, there will be no further public market for shares of our common stock, and each share of our common stock will be cancelled and converted into the right to receive $7.50 in cash, without interest.

          SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

          The following table sets forth certain information with respect to the beneficial ownership of shares of our common stock as of December [___], 2005, by each of our directors, executive officers, all executive officers and directors as a group and the beneficial owner of 5% or more of our outstanding common stock.

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Shares of Common Stock Beneficially Owned

Dan Boyle	5,230	(1)	*
William D. Davis	663,667	(2)	3.2%
Jason K. Feld	20,250	(3)	*
Benjamin R. Jacobson	12,733,689	(4)	62.0%
Jerry Kane	5,000	(5)	*
Elise C. McCabe	5,000	(6)	*
James J. Morgan	349,318	(7)	1.7%
Brett D. Shevack	17,500	(8)	*
Frank M. Jerneycic	212,142	(9)	1.0%
Kathryn L. Myers	170,342	(10)	*
Scott W. Smith	94,155	(11)	*
All directors and executive officers as a group (11 persons)	14,276,293	(12)	67.3%
Jacobson Partners Group	13,613,161	(13)	66.0%

* Less than 1%.

(1)

Includes 5,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005. Also includes 230 shares of common stock with regard to which Mr. Boyle shares voting and investment powers with his spouse.

(2)	Includes 333,480 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(3)

Includes 12,500 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005. Also includes 7,750 shares of common stock with respect to which Mr. Feld shares voting and investment powers with his spouse.

(4)

Includes 2,500 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005. Also includes 249,889 shares (including 4,317 shares issuable pursuant to options, granted upon consummation of the Company’s rights offering, that are exercisable within 60 days of December [__], 2005 (the “Standby Commitment Options”) owned directly by Mr. Jacobson. Pursuant to a Securityholders’ Agreement dated as of September 23, 2002, among certain shareholders of the Company (the “Securityholders’ Agreement”), Jacobson Partners has certain significant rights to restrict or compel the disposition of such 249,889 shares, and thus Mr. Jacobson has sole voting power but may be deemed to have shared dispositive power with respect to such shares. Also includes 2,327,712 shares (including 86,012 shares issuable pursuant to Standby Commitment Options) directly owned by JP Acquisition Fund II, L.P., 6,887,851 shares (including 262,610 shares issuable pursuant to Standby Commitment Options) directly owned by JP Acquisition Fund III, L.P., and 622,656 shares held by the

Jacobson Partners Profit Sharing Plan, as to which shares Mr. Jacobson may be deemed to have shared voting power and shared dispositive power. Also includes 2,643,081 shares (including 47,061 shares issuable pursuant to Standby Commitment Options) directly owned by other members of the Jacobson Partners Group as to which, pursuant to the Securityholders’ Agreement, Mr. Jacobson has certain proxy voting rights and Jacobson Partners has certain significant rights to restrict or compel the disposition of such shares. Consequently, Mr. Jacobson may be deemed to have shared voting power and shared dispositive power with respect to such shares. Mr. Jacobson is (i) the managing partner of Jacobson Partners, which is the sole member of JPAF III LLC, which is the general partner of JP Acquisition Fund III, L.P., (ii) the controlling shareholder of JPAF, Inc., which is the general partner of JPAF Limited Partnership, which is the general partner of JP Acquisition Fund II, L.P., and (iii) a co-trustee of the Jacobson Partners Profit Sharing Plan.

(5)	Consists of 5,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(6)	Consists of 5,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(7)

Includes 112,500 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005. Mr. Morgan is a partner of Jacobson Partners, and thus a minority investor in funds included in the Jacobson Partners Group, but he disclaims beneficial ownership of all shares beneficially owned by other members of the Group. Also includes 236,818 shares of common stock (including 5,298 shares issuable pursuant to Standby Commitment Options) owned directly by Mr. Morgan as to which, pursuant to the Securityholders’ Agreement, Jacobson Partners has certain significant rights to restrict or compel their disposition and Mr. Jacobson has certain proxy voting rights. Consequently, Mr. Morgan may be deemed to have shared voting power and shared dispositive power with respect to such 236,818 shares.

(8)	Consists of 17,500 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(9)	Includes 94,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(10)	Includes 74,000 shares of common stock issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(11)	Includes 26,560 shares issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005.

(12)	Includes shares issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005, as described in the foregoing notes.

(13)

Based on Amendment No. 8 to Schedule 13D, dated as of November 15, 2005, as filed by such holders with the SEC. Consists of all shares of common stock beneficially owned by members of the Jacobson Partners Group, including Benjamin R. Jacobson and James J. Morgan, directors of the Company, including 515,000 shares issuable pursuant to stock options that are exercisable within 60 days of December [__], 2005. Includes (i) 349,318 shares beneficially owned by Mr. Morgan, and (ii) 12,733,689 shares beneficially owned by Mr. Jacobson. Mr. Jacobson is the managing partner of Jacobson Partners, and Mr. Morgan is a partner of Jacobson Partners. Mr. Jacobson and Mr. Morgan are investors in or co-investors of JP Acquisition Fund II, L.P. and JP Acquisition Fund III, L.P., entities controlled by affiliates of Jacobson Partners. The business address for Jacobson Partners Group is Jacobson Partners Group, c/o Benjamin R. Jacobson, 595 Madison Avenue, Suite 3100, New York, NY 10022.

DESCRIPTION OF LEARNING CARE GROUP

          Learning Care Group, Inc., a corporation organized under the laws of the state of Michigan, is one of the largest publicly traded, for-profit providers of early childhood care and educational services in the United States. Learning Care Group, Inc. conducts business through its wholly-owned subsidiaries, Childtime Childcare, Inc., and Tutor Time Learning Centers, L.L.C.. As of December, [___] 2005, Learning Care Group, Inc. operated or franchised a total of [460] centers system-wide under three major lines of business, and had system-wide licensed capacity capable of serving over 69,000 children. Learning Care Group’s primary objective is to maximize the development and preparation of children for school through quality child care and a proprietary curriculum. Our common stock is quoted on The Nasdaq SmallCap Market under the symbol “LCGI.”

DESCRIPTION OF A.B.C. LEARNING CENTRES LIMITED

          A.B.C. Learning Centres Limited, a corporation organized under the laws of Australia, is one of the largest childcare companies in the world. ABC operates approximately 700 centers throughout Australia and New Zealand. ABC’s priority is to ensure that the physical, social, emotional and cognitive needs of all children in its care are recognized and supported through high quality early childhood practices and programs. ABC is quoted on the Australian Stock Exchange under the symbol “ABS.”

DESCRIPTION OF DISCOVERY MERGER COMPANY

          Discovery Merger Company, is a direct wholly-owned subsidiary of ABC. Discovery Merger Company was formed exclusively for the purpose of effecting the merger. This is the only business of Discovery Merger Company.

FUTURE SHAREHOLDER PROPOSALS

          We intend to hold an annual meeting in 2006 only if the merger is not consummated. A shareholder proposal which is intended to be presented at the 2006 annual meeting of shareholders, if such a meeting be held, must be received by our Secretary at our principal executive offices, 21333 Haggerty Road, Suite 300, Novi, Michigan 48375, by March 20, 2006, to be considered for inclusion in our proxy statement and proxy related to that meeting. Such proposals should be sent by certified mail, return receipt requested.

          Shareholder proposals to be presented at the 2006 annual meeting of shareholders, but that are not intended to be considered for inclusion in our proxy statement and proxy related to that meeting, must be received by us no later than June 3, 2006, to be considered timely. Such proposals should be sent to our Secretary at our principal executive offices, 21333 Haggerty Road, Suite 300, Novi, Michigan 48375, by certified mail, return receipt requested. If we do not have notice of the matter by that date, our form of proxy in connection with that meeting may confer discretionary authority to vote on that matter, and the persons named in our form of proxy will vote the share represented by such proxies in accordance with their best judgment.

HOUSEHOLDING OF PROXY STATEMENT

          Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements. This means that only one copy of our proxy statement may have been sent to multiple shareholders in your household. We will promptly deliver a copy of this proxy statement to you if you write or call us at the following address or phone number: Learning Care Group, Inc., Attention: Secretary, 21333 Haggerty Road, Suite 300, Novi, Michigan 48375, (248) 697-3400. If you would like to receive separate copies of annual reports or proxy statements in the future, or if you are receiving multiple copies and would like to receive only one per household, you should contact your bank, broker or other nominee holder, or you may contact us at the above address and phone number.

WHERE YOU CAN FIND MORE INFORMATION

          Learning Care Group files annual, quarterly and current reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934, as amended. You may read and copy this information at, or obtain copies of this information by mail from, the SEC’s Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

          The filings of Learning Care Group with the SEC are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.”

          YOUR VOTE IS IMPORTANT. Whether or not you plan to attend the special meeting, please sign and date the enclosed proxy card and return it promptly in the enclosed envelope. Giving your proxy now will not affect your right to vote in person if you attend the meeting.

          If you have any questions about is proxy statement, the special meeting or the merger or need assistance with the voting procedures, you should contact our Secretary, at (248) 697-9000.

ANNEX A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

among

LEARNING CARE GROUP, INC.,

A.B.C. LEARNING CENTRES LIMITED

and

DISCOVERY MERGER COMPANY

Dated as of November 15, 2005

TABLE OF CONTENTS

Page

ARTICLE I

The Merger; Closing; Effective Time

1.1.	The Merger	A-1
1.2.	Closing	A-2
1.3.	Effective Time	A-2

Annex A	ARTICLE II

Articles of Incorporation and By-Laws of the Surviving Corporation

2.1.	Articles of Incorporation	A-2
2.2.	The By-Laws	A-2

ARTICLE III

Officers and Directors of the Surviving Corporation

3.1.	Directors	A-3
3.2.	Officers	A-3

ARTICLE IV

Effect of the Merger on Capital Stock; Exchange of Certificates

4.1.	Effect on Capital Stock	A-3
4.2.	Exchange of Certificates.	A-4
4.3.	Treatment of Stock Plans.	A-6
4.4.	Adjustments to Prevent Dilution	A-7

ARTICLE V

Representations and Warranties

5.1.	Representations and Warranties of the Company	A-7
5.2.	Representations and Warranties of Parent and Merger Sub	A-25

ARTICLE VI

Covenants

6.1.	Interim Operations.	A-27
6.2.	Acquisition Proposals.	A-30

A-i

A-ii

Page

9.13.	Assignment	A-49

Annex A	Defined Terms	A-51

A-iii

AGREEMENT AND PLAN OF MERGER

                   AGREEMENT AND PLAN OF MERGER (hereinafter called this “Agreement”), dated as of November 15, 2005, among LEARNING CARE GROUP, INC., a Michigan corporation (the “Company”), A.B.C. LEARNING CENTRES LIMITED, an Australian company (“Parent”), and DISCOVERY MERGER COMPANY, a Michigan corporation and a wholly-owned subsidiary of Parent (“Merger Sub,” the Company and Merger Sub sometimes being hereinafter collectively referred to as the “Constituent Corporations”).

RECITALS

                   WHEREAS, the respective boards of directors of each of Parent, Merger Sub and the Company have approved this Agreement and declared its advisability and approved the merger (the “Merger”) of Merger Sub with and into the Company in accordance with the Michigan Business Corporation Act (the “MBCA”) upon the terms and subject to the conditions set forth in this Agreement.

                   WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

                   WHEREAS, as a condition and an inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, certain stockholders of the Company have entered into certain voting agreements with Parent.

                   WHEREAS, as a condition and an inducement to Parent and Merger Sub entering into this Agreement, concurrently with the execution and delivery of this Agreement, Mr. William Davis, Mr. Frank Jerneycic, Ms. Kathryn Myers and Mr. Scott Smith (the “Designated Employees”) have entered into certain employment agreements and noncompetition agreements with Parent or one of its Affiliates, which shall become effective upon the Effective Time.

                   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

The Merger; Closing; Effective Time

                   1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”), and the separate corporate existence of the Company, with all its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger, except as set forth in Article II. At the Effective Time (as defined in Section 1.3), the effect of the Merger shall be as provided in the applicable provisions of the MBCA.

                   1.2. Closing. The closing of the Merger (the “Closing”) shall take place (i) at the offices of Sullivan & Cromwell LLP, 375 Park Avenue, New York, New York at 9:00 A.M. on the third business day following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time or on such other date as the Company and Parent may agree in writing (the “Closing Date”). For purposes of this Agreement, the term “business day” shall mean any day ending at 11:59 p.m. (Eastern Time) other than a Saturday or Sunday or a day on which banks are required or authorized to close in The City of New York.

                   1.3. Effective Time. As soon as practicable following the Closing, the Company and Parent will cause the Merger to be consummated by filing a certificate of merger (the “Certificate of Merger”) with the Administrator specified in the MBCA, in such forms as are required by, and executed in accordance with, the relevant provisions of the MBCA (the date and time of such filing being the “Effective Time”).

ARTICLE II

Articles of Incorporation and By-Laws
of the Surviving Corporation

                   2.1. Articles of Incorporation. At the Effective Time, the articles of incorporation of the Company (the “Articles of Incorporation”) shall be amended to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, except that Article 1 of the Articles of Incorporation shall be amended in its entirety to read “The name of the corporation is: Learning Care Group, Inc.”, until thereafter amended as provided therein or by applicable law.

                   2.2. The By-Laws. Immediately after the Effective Time, Parent shall amend the bylaws of the Company to read the same as the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, except that all references to Merger Sub in the bylaws of the Surviving Corporation shall be changed to refer to “Learning Care Group, Inc.” (the “By-Laws”), until thereafter amended as provided therein or by applicable law.

ARTICLE III

Officers and Directors of the Surviving Corporation

                   3.1. Directors. The parties hereto shall take all actions necessary so that the board of directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

                   3.2. Officers. The parties hereto shall take all actions necessary so that the officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and the By-Laws.

ARTICLE IV

Effect of the Merger on Capital Stock;
Exchange of Certificates

                   4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

                   (a) Merger Consideration. Each share of common stock, no par value, of the Company (a “Share” and collectively, the “Shares”) issued and outstanding immediately prior to the Effective Time (other than (i) Shares owned by Parent or Merger Sub and (ii) Shares owned by the Company (each, an “Excluded Share” and collectively, “Excluded Shares”)) shall be converted into the right to receive $7.50 per Share (the “Per Share Merger Consideration”). At the Effective Time, all of the Shares shall cease to be outstanding, shall be cancelled and shall cease to exist, and each certificate (a “Certificate”) formerly representing any of the Shares (other than Excluded Shares) shall thereafter represent only the right to receive the Per Share Merger Consideration, without interest.

                   (b) Cancellation of Shares. Each Excluded Share shall, by virtue of the Merger and without any action on the part of the holder thereof, cease to be outstanding, shall be cancelled without payment of any consideration therefor and shall cease to exist.

                   (c) Merger Sub. At the Effective Time, each share of common stock, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, no par value, of the Surviving Corporation.

                   4.2. Exchange of Certificates.

                   (a) Paying Agent. Parent shall make available or cause to be made available to a bank, trust company or other paying agent selected by Parent with the Company’s prior approval, which shall not be unreasonably withheld (the “Paying Agent”), amounts sufficient in the aggregate to provide all funds necessary for the Paying Agent to make payments of the Per Share Merger Consideration pursuant to Section 4.1(a) (such cash being hereinafter referred to as the “Exchange Fund”). Until so disbursed, Parent shall cause the Exchange Fund to be invested in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Rating Services, respectively, in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion, or in similar investment funds or common trust accounts offered or distributed by the Paying Agent. Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 4.1(a) shall be promptly returned to Parent.

                   (b) Exchange Procedures. Promptly after the Effective Time (and in any event within three business days), Parent shall cause the Paying Agent to mail to each holder of record of Shares (other than holders of Excluded Shares) (i) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent, such letter of transmittal to be in such form and have such other provisions as Parent and the Company may reasonably agree, and (ii) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 4.2(e)) in exchange for the Per Share Merger Consideration. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor a cash amount in immediately available funds (after giving effect to any required tax withholdings as provided in Section 4.2(f)) equal to (x) the number of Shares represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 4.2(e)) multiplied by (y) the Per Share Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, a check for any cash to be exchanged upon due surrender of the Certificate may be issued to such transferee if the Certificate formerly representing such Shares is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.

                   (c) Transfers. From and after the Effective Time, there shall be no transfers on the stock transfer books of the Company of Shares that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate is presented to the Surviving Corporation, Parent or the Paying Agent for transfer, it shall be cancelled and exchanged for the cash amount in immediately available funds to which the holder thereof is entitled pursuant to this Article IV.

                   (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company for 180 days after the Effective Time shall be delivered to the Surviving Corporation. Any holder of Shares (other than Excluded Shares) who has not theretofore complied with this Article IV shall thereafter look only to the Surviving Corporation for payment of the Per Share Merger Consideration (after giving effect to any required tax withholdings as provided in Section 4.2(g)) upon due surrender of its Certificates (or affidavits of loss in lieu thereof), without any interest thereon. Notwithstanding the foregoing, none of the Surviving Corporation, Parent, the Paying Agent or any other Person shall be liable to any former holder of Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar Laws. For the purposes of this Agreement, the term “Person” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

                   (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount and upon such terms as may be required by Parent as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue a check in the amount (after giving effect to any required tax withholdings) equal to the number of Shares represented by such lost, stolen or destroyed Certificate multiplied by the Per Share Merger Consideration.

                   (f) Withholding Rights. Each of Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended, or any other applicable state, local or foreign Tax (as defined in Section 5.1(n)) law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts (i) shall be remitted by Parent or the Surviving Corporation, as applicable, to the applicable Governmental Entity, and (ii) shall be treated for all purposes of this Agreement as having been paid to the holder of Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

                   4.3. Treatment of Stock Plans.

                   (a) Company Options. At the Effective Time each outstanding option to purchase Shares (a “Company Option”) under the Stock Plans (as defined in Section 5.1(b)) and each outstanding standby commitment stock option granted to certain members of JP Acquisition Fund Group, vested or unvested, shall be cancelled and shall only entitle the holder thereof to receive, as soon as reasonably practicable after the Effective Time, an amount in cash equal to the product of (x) the total number of Shares subject to the Company Option times (y) the excess, if any, of the Per Share Merger Consideration over the exercise price per Share under such Company Option less applicable Taxes required to be withheld with respect to such payment.

                   (b) Company Awards. At the Effective Time, each right of any kind, contingent or accrued, to acquire or receive Shares or benefits measured by the value of Shares, and each award of any kind consisting of Shares that may be held, awarded, outstanding, payable or reserved for issuance under the Stock Plans and any other Benefit Plans, in each case vested or unvested, other than Company Options (the “Company Awards”), shall be cancelled and shall only entitle the holder thereof to receive an amount in cash equal to (x) the number of Shares subject to such Company Award immediately prior to the Effective Time times (y) the Per Share Merger Consideration (or, if the Company Award provides for payments to the extent the value of the Shares exceed a specified reference price, the amount, if any, by which the Per Share Merger Consideration exceeds such reference price), less applicable Taxes required to be withheld with respect to such payment.

                   (c) Acknowledgement and Waiver. If so requested by Parent, at least 20 business days prior to the Effective Time and prior to any such payment, the Company shall use its best efforts to obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to Parent) from each holder of a Company Option or Company Award (i) confirming the number of Company Options and Company Awards held, (ii) confirming that the treatment of such Company Options and Company Awards, and the consideration to be paid, pursuant to Section 4.3(a) and 4.3(b) is correct, (iii) authorizing the withholding of all applicable taxes, and (iv) containing such other matters as reasonably determined by Parent (an “Acknowledgment and Waiver”) and shall provide a copy of each such Acknowledgement and Waiver to Parent at least five business days prior to the Effective Time.

                   (d) Corporate Actions. At or prior to the Effective Time, the Company, the board of directors of the Company and the compensation committee of the board of directors of the Company, as applicable, shall adopt any resolutions and take any actions which are necessary to effectuate the provisions of Section 4.3(a) and 4.3(b). The Company shall take all actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Corporation will be required to deliver Shares or other capital stock of the Company to any Person pursuant to or in settlement of Company Options or Company Awards.

                   (e) Funding. At and following the Effective Time, Parent shall take all actions necessary to ensure that the Surviving Corporation has funds sufficient to make the payments contemplated by this Section 4.3.

                   4.4. Adjustments to Prevent Dilution. In the event that the Company changes the number of Shares or securities convertible or exchangeable into or exercisable for Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the Per Share Merger Consideration shall be equitably adjusted.

ARTICLE V

Representations and Warranties

                   5.1. Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to Parent by the Company not less than 24 hours prior to entering into this Agreement (the “Company Disclosure Letter”), or the Company Reports (as defined in Section 5.1(e)(i) filed on or prior to the date hereof (it being understood and agreed that matters disclosed pursuant to one section of the Company Disclosure Letter or contained in the Company Reports shall be deemed disclosed with respect to any other section of the Company Disclosure Letter to the extent that is apparent that the matters so disclosed are applicable to such other section), the Company hereby represents and warrants to Parent and Merger Sub that:

                   (a) Organization, Good Standing and Qualification. Each of the Company and its Subsidiaries is a legal entity duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws (as defined in Section 5.1(i)) of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation or other legal entity in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority, are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect (as defined below). The Company has made available to Parent complete and correct copies of the Company’s and its Subsidiaries’ articles of incorporation and by-laws or comparable governing documents, each as amended to date, and each as so delivered is in full force and effect. Section 5.1(a) of the Company Disclosure Letter contains a correct and complete list of each jurisdiction where the Company and its Subsidiaries are organized and qualified to do business. As used in this Agreement, the term (i) “Company Material Adverse Effect” means a material adverse effect on the properties, assets, liabilities, business or current or anticipated financial condition or current or anticipated results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, in and of itself or themselves, shall constitute a Company Material Adverse Effect: (A) changes in the economy or financial markets generally in the United States or that are the result of acts of war or terrorism; (B) changes that are the result of factors generally affecting the child care industry in the United States (other than new legislation or rule-making or any changes in Laws); (C) any loss of, or adverse change in, the relationship of the Company with its employees, franchisees or suppliers that the Company establishes through specific evidence was proximately caused by the pendency or the announcement of the transactions contemplated by this Agreement; (D) changes in United States generally accepted accounting principles after the date hereof; and (E) a decline in the price of the Company Common Stock on NASDAQ; provided that the exception in this clause (E) shall not prevent or otherwise affect a determination that any change, effect, circumstance or development underlying such decline has resulted in, or contributed to, a Company Material Adverse Effect; provided, further, that, with respect to clauses (A), (B) and (D), such change, event, circumstance or development does not (i) primarily relate only to (or have the effect of primarily relating only to) the Company and its Subsidiaries or (ii) disproportionately adversely affect the Company and its Subsidiaries compared to other companies of similar size operating in the child care industry in the United States; and (ii) “Subsidiary” means, with respect to any Person, any other Person of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the board of directors or other persons performing similar functions is directly or indirectly owned or controlled by such Person and/or by one or more of its Subsidiaries.

                   (b) Capital Structure.

         (i) The authorized capital stock of the Company consists of (x) 40,000,000 Shares, of which 20,124,989 Shares were outstanding as of the close of business on November 15, 2005 and (y) 1,000,000 shares of preferred stock of the Company, of which no shares are issued and outstanding as of the date hereof. All of the outstanding Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 2,227,300 Shares reserved for issuance under the Company’s 1995 Stock Incentive Plan for Key Employees, Director Stock Option Plan and 2003 Equity Compensation Plan and the options issued pursuant to the agreements listed in Section 5.1(b) of the Company Disclosure Letter (the “Stock Plans”), and the standby commitment stock options granted to certain members of the JP Acquisition Fund Group, the Company has no Shares reserved for issuance. Section 5.1(b)(i) of the Company Disclosure Letter contains a correct and complete list of options, restricted stock and performance share rights under the Stock Plans, including the holder, date of grant, term, number of Shares and, where applicable, exercise price and vesting schedule, including whether the vesting will be accelerated by the execution of this Agreement or consummation of the Merger or by termination of employment or change of position following consummation of the Merger. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, charge, pledge, security interest, claim or other encumbrance (each, a “Lien”). Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements, calls, commitments or rights of any kind that obligate the Company or any of its Subsidiaries to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. Upon any issuance of any Shares in accordance with the terms of the Stock Plans, such Shares will be duly authorized, validly issued, fully paid and nonassessable and free and clear of any Liens. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

         (ii) Section 5.1(b)(ii) of the Company Disclosure Schedule sets forth (x) each of the Company’s Subsidiaries and the ownership interest of the Company in each such Subsidiary, as well as the ownership interest of any other Person or Persons in each such Subsidiary and (y) the Company’s or its Subsidiaries’ capital stock, equity interest or other direct or indirect ownership interest in any other Person other than securities in a publicly traded company held for investment by the Company or any of its Subsidiaries and consisting of less than 1% of the outstanding capital stock of such company. The Company does not own, directly or indirectly, any voting interest in any Person that requires an additional filing by Parent under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c) Corporate Authority; Approval and Fairness.

         (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger, subject only to the approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote on such matter at a stockholders’ meeting duly called and held for such purpose (the “Company Requisite Vote”). This Agreement has been duly executed and delivered by the Company and constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

         (ii) The board of directors of the Company has (A) approved and adopted this Agreement and the Merger and the other transactions contemplated hereby (such approval and adoption having been made in accordance with the MBCA) and resolved to recommend approval and adoption of this Agreement to the holders of Shares (the “Company Recommendation”), (B) subject to Section 6.2, directed that this Agreement be submitted to the holders of Shares for their approval and adoption and (C) received the opinion of its financial advisor, Harris Nesbitt Corp., to the effect that the Per Share Merger Consideration is fair from a financial point of view to the holders of Shares, a copy of which opinion has been delivered to Parent. It is agreed and understood that such opinion is for the benefit of the Company’s board of directors and may not be relied upon by Parent or Merger Sub. The board of directors of the Company has taken all action so that Parent will not be an “interested shareholder” or prohibited from entering into or consummating a “business combination” with the Company (in each case as such term is used in Sections 780 and 781 of the MBCA) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

(d) Governmental Filings; No Violations; Certain Contracts.

         (i) Other than the filings and/or notices pursuant to Section 1.3, under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and under the HSR Act (the “Company Approvals”), no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Company from, any domestic or foreign governmental or regulatory authority, agency, commission, body, court or other legislative, executive or judicial governmental entity (each a “Governmental Entity”), in connection with the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby, or in connection with the ownership or operation of the Company or its business by Parent following the Effective Time solely as a result of the change in control effected by the Merger, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

         (ii) The execution, delivery and performance of this Agreement by the Company do not, and the consummation of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws of the Company or the comparable governing documents of any of its Subsidiaries, (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or default under, the creation or acceleration of any obligations under or the creation of a Lien on any of the assets of the Company or any of its Subsidiaries pursuant to any agreement, lease, license, contract, note, mortgage, indenture, arrangement or other obligation (each, a “Contract”) binding upon the Company or any of its Subsidiaries or, assuming (solely with respect to performance of this Agreement and consummation of the Merger and the other transactions contemplated hereby) compliance with the matters referred to in Section 5.1(d)(i), any Law to which the Company or any of its Subsidiaries is subject, or (C) any change in the rights or obligations of any party under any Contract binding upon the Company or any of its Subsidiaries except, in the case of clause (B) or (C) above, for any such breach, violation, termination, default, creation, acceleration or change that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Section 5.1(d)(ii) of the Company Disclosure Letter sets forth a correct and complete list of Material Contracts (as defined in Section 5.1(j)(i)(K)) pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement (whether or not subject to the exception set forth with respect to clauses (B) and (C) above).

         (iii) Neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition Contracts or other Contract that purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after giving effect to the Merger, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business.

         (iv) The Company and its Subsidiaries are not creditors or claimants with respect to any debtors or debtor-in-possession subject to proceedings under chapter 11 of title 11 of the United States Code with respect to claims that, in the aggregate, constitute more than 25% of the gross assets of the Company and its Subsidiaries (excluding cash and cash equivalents).

(e) Company Reports; Financial Statements.

         (i) The Company has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the U.S. Securities and Exchange Commission (the “SEC”) pursuant to the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”) since March 28, 2003 (the “Applicable Date”) (the forms, statements, reports and documents filed or furnished since the Applicable Date and those filed or furnished subsequent to the date of this Agreement, including any amendments thereto, the “Company Reports”). Each of the Company

Reports, at the time of its filing or being furnished complied or, if not yet filed or furnished, will comply in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and any rules and regulations promulgated thereunder applicable to the Company Reports. As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company Reports did not, and any Company Reports filed with or furnished to the SEC subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

         (ii) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3) or rules of the SEC, since the enactment of the Sarbanes-Oxley Act, neither the Company nor any of its Affiliates has made, arranged or modified (in any material way) any extensions of credit in the form of a personal loan to any executive officer or director of the Company. For purposes of this Agreement, the term “Affiliate” when used with respect to any party shall mean any Person who is an “affiliate” of that party within the meaning of Rule 405 promulgated under the Securities Act.

         (iii) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company is recorded and reported on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company maintains internal control over financial reporting (as defined in Rule 13a-15 or 15d-15, as applicable, under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on its financial statements. The Company has disclosed, based on the most recent evaluation of its chief executive officer and its chief financial officer prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (A) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Company’s board of directors any material weaknesses in internal control over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee since the Applicable Date and (ii) any material communication since the Applicable Date made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of the NASDAQ, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. Since the Applicable Date, no material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no concerns from Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to Parent a summary of all complaints or concerns relating to other matters made since the Applicable Date through the Company’s whistleblower hot-line or equivalent system for receipt of employee concerns regarding possible violations of Law. No attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the board of directors or the board of directors pursuant to the rules in adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

         (iv) Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents, or, in the case of Company Reports filed after the date hereof, will fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of its date and each of the consolidated statements of income, shareholders’ equity and cash flows included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents, or in the case of Company Reports filed after the date hereof, will fairly present the results of operations, retained earnings (loss) and changes in financial position, as the case may be, of such companies for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as may be noted therein.

                   (f) Absence of Certain Changes. Except as reflected, reserved, or otherwise disclosed in the financial statements included or incorporated by reference in the Company Reports filed on or prior to the date hereof, since April 1, 2005, the Company and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than in accordance with, the ordinary course of such businesses consistent with past practices and there has not been:

         (i) any change in the properties, assets, liabilities, business or current or anticipated financial condition or current or anticipated results of operations of the Company and its Subsidiaries, taken as a whole, or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to April 1, 2005) of which an executive officer or the general counsel of the Company has knowledge which, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect;

         (ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by the Company or any of its Subsidiaries, whether or not covered by insurance;

         (iii) any declaration, setting aside or payment of any dividend or other distribution with respect to any shares of capital stock of the Company or any of its Subsidiaries (except for dividends or other distributions by any direct or indirect wholly-owned Subsidiary to the Company or to any wholly-owned Subsidiary of the Company), or any repurchase, redemption or other acquisition by the Company or any of its Subsidiaries of any outstanding shares of capital stock or other securities of the Company or any of its Subsidiaries;

(iv) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries;

         (v) (A) any increase in the compensation payable or to become payable to its officers or employees (except for increases in the ordinary course of business and consistent with past practice) or (B) any establishment, adoption, entry into or amendment of any collective bargaining, bonus, profit sharing, thrift, compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee, except to the extent required by applicable Laws; or

(vi) any agreement to do any of the foregoing.

                   (g) Litigation and Liabilities. Except as reflected, reserved or otherwise disclosed in the financial statements included or incorporated by reference in the Company Reports filed on or prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, arbitrations, investigations or other proceedings pending or, to the knowledge of an executive officer or the general counsel of the Company, threatened against the Company or any of its Subsidiaries or (ii) obligations or liabilities of the Company or any of its Subsidiaries, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, or any other facts or circumstances that would reasonably be expected to result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, or any other facts or circumstances of which an executive officer or the general counsel of the Company have knowledge that would result in any claims against, or obligations or liabilities of, the Company or any of its Subsidiaries, except for those that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. Neither the Company nor any of its Subsidiaries is a party to or subject to the provisions of any material judgment, order, writ, injunction, decree or award of any Governmental Entity.

(h) Employee Benefits.

         (i) All benefit and compensation plans, contracts, policies or arrangements covering current or former employees of the Company and its Subsidiaries (the “Employees”) and current or former directors of the Company, including, but not limited to, “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and deferred compensation, severance, stock option, stock purchase, stock appreciation rights, stock based, incentive and bonus plans (the “Benefit Plans”), other than Benefit Plans maintained outside of the United States primarily for the benefit of Employees working outside of the United States (such plans hereinafter being referred to as “Non-U.S. Benefit Plans”), are listed on Schedule 5.1(h), and each Benefit Plan which has received a favorable opinion letter from the Internal Revenue Service National Office, including any master or prototype plan, has been separately identified. True and complete copies of all Benefit Plans listed in Section 5.1(h) of the Company Disclosure Letter, including, but not limited to, any trust instruments, insurance contracts and, with respect to any employee stock ownership plan, loan agreements forming a part of any Benefit Plans, and all amendments thereto have been provided to Parent.

         (ii) All Benefit Plans, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA (each, a “Multiemployer Plan”) and Non U.S. Benefit Plans, (collectively, “U.S. Benefit Plans”) are in substantial compliance with ERISA, the Internal Revenue Code of 1986, as amended (the “Code”) and other applicable laws. Each U.S. Benefit Plan which is subject to ERISA (an “ERISA Plan”) that is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) intended to be qualified under Section 401(a) of the Code, (A) has received a favorable determination letter from the Internal Revenue Service covering all tax law changes prior to the Economic Growth and Tax Relief Reconciliation Act of 2001, (B) has applied to the Internal Revenue Service (the “IRS”) for such favorable determination letter within the applicable remedial amendment period under Section 401(b) of the Code, or (C) may rely upon a favorable opinion or advisory letter issued by the IRS to the sponsor of a prototype or volume submitter plan. The Company is not aware of any circumstances likely to result in the loss of the qualification of such Plan under Section 401(a) of the Code. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any ERISA Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any subsidiary to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material. Neither the Company nor any of its Subsidiaries has incurred or reasonably expects to incur a material tax or penalty imposed by Section 4980 of the Code or Section 502 of ERISA or any material liability under Section 4071 of ERISA.

         (iii) Neither the Company, any or its Subsidiaries nor any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”) (x) maintains or contributes to or has within the past six years maintained or contributed to a Pension Plan that is subject to Subtitles C or D of Title IV of ERISA or (y) maintains or has an obligation to contribute to or has within the past six years maintained or had an obligation to contribute to a Multiemployer Plan. All contributions required to be made under each Benefit Plan, as of the date hereof, have been timely made and all obligations in respect of each Benefit Plan have been properly accrued and reflected in the Company Reports.

         (iv) As of the date hereof, there is no material pending or, to the knowledge of any executive officer or the general counsel of the Company threatened, litigation relating to the Benefit Plans. Neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any ERISA Plan or collective bargaining agreement. The Company or its Subsidiaries may amend or terminate any such plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

         (v) There has been no amendment to, announcement by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Plan which would increase materially the expense of maintaining such plan above the level of the expense incurred therefor for the most recent fiscal year. Neither the execution of this Agreement, stockholder adoption of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of the Company or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment after the date hereof, (x) accelerate the time of payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other material obligation pursuant to, any of the Benefit Plans, (y) limit or restrict the right of the Company or, after the consummation of the transactions contemplated hereby, Parent to merge, amend or terminate any of the Benefit Plans or (z) result in payments under any of the Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

         (vi) All Non-U.S. Benefit Plans comply in all material respects with applicable local law. All Non-U.S. Benefit Plans are listed in Section 5.1(h)(vi) of the Company Disclosure Letter. The Company and its Subsidiaries have no material unfunded liabilities with respect to any such Non-U.S. Benefit Plan. As of the date hereof, there is no pending or, to the knowledge of an executive officer or the general counsel of the Company, threatened material litigation relating to Non-U.S. Benefit Plans.

                   (i) Compliance with Laws; Licenses. The businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any federal, state, local or foreign law, statute or ordinance, common law, or any rule, regulation, standard, judgment, order, writ, injunction, decree, arbitration award, agency requirement, license or permit of any Governmental Entity (collectively, “Laws”), except for such violations that are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. No investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of an executive officer or the general counsel of the Company, threatened, nor has any Governmental Entity indicated in writing an intention to conduct the same, except for such investigations or reviews the outcome of which are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement. To the knowledge of an executive officer or the general counsel of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any written notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. Each of the Company and its Subsidiaries has obtained and is in compliance with all permits, licenses, certifications, approvals, registrations, consents, authorizations, franchises, variances, exemptions and orders issued or granted by a Governmental Entity (“Licenses”) necessary to conduct its business as presently conducted, except those the absence or noncompliance of which would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

                   (j) Material Contracts.

(i) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by:

(A) any lease of real or personal property providing for annual rentals of $300,000 or more;

                   (B) any Contract (other than purchase orders for goods purchased by the Company) that is reasonably likely to require either (x) annual payments to or from the Company and its Subsidiaries of more than $100,000 or (y) aggregate payments to or from the Company and its Subsidiaries of more than $100,000;

                   (C) other than with respect to any partnership that is wholly-owned by the Company or any wholly-owned Subsidiary of the Company, any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to the Company or any of its Subsidiaries or in which the Company owns a voting or economic interest;

                   (D) any Contract (other than among direct or indirect wholly-owned Subsidiaries of the Company) relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) in excess of $100,000;

(E) any Contract required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

                   (F) any non-competition Contract or other Contract that (I) purports to limit in any material respect either the type of business in which the Company or its Subsidiaries (or, after the Effective Time, Parent or its Subsidiaries) may engage or the manner or locations in which any of them may so engage in any business, (II) could require the disposition of any material assets or line of business of the Company or its Subsidiaries or, after the Effective Time, Parent or its Subsidiaries, (III) grants “most favored nation”status that, following the Merger, would apply to Parent and its Subsidiaries, including the Company and its Subsidiaries or (IV) prohibits or limits the right of the Company or any of its Subsidiaries to make, sell or distribute any products or services or use, transfer, license, distribute or enforce any Company Intellectual Property rights;

                   (G) any Contract to which the Company or any of its Subsidiaries is a party containing a standstill or similar agreement pursuant to which one party has agreed not to acquire assets or securities of the other party or any of its Affiliates;

(H) any Contract between the Company or any of its Subsidiaries and any director or officer of the Company or any Person beneficially owning five percent or more of the outstanding Shares;

                   (I) any Contract providing for indemnification by the Company or any of its Subsidiaries of any Person, except for (x) guarantees of franchisee obligations, and (y) any such Contract that is (I) not material to the Company or any of its Subsidiaries and (II) entered into in the ordinary course of business;

                   (J) any Contract that contains a put, call or similar right pursuant to which the Company or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets that have a fair market value or purchase price of more than $100,000;

                   (K) any Contract to which the Company or any of its Subsidiaries is a party concerning Intellectual Property, including, without limitation, Contracts granting the Company, any of its Subsidiaries, or any other Person rights to use any Company Intellectual Property; and

                   (L) any other Contract or group of related Contracts that, if terminated or subject to a default by any party thereto, would, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect (the Contracts described in clauses (A) – (L), together with all exhibits and schedules to such Contracts, being the “Material Contracts”).

         (ii) A copy of each Material Contract has previously been delivered to Parent and each such Contract is a valid and binding agreement of the Company or one of its Subsidiaries, as the case may be, and is in full force and effect, and neither the Company nor any of its Subsidiaries nor, to the knowledge of any executive officer or the general counsel of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment.

(k) Real Property.

         (i) Except in any such case as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect, with respect to the real property owned by the Company or its Subsidiaries (the “Owned Real Property”), (A) the Company or one of its Subsidiaries, as applicable, has good and marketable title to the Owned Real Property, free and clear of any Encumbrance, and (B) there are no outstanding options or rights of first refusal to purchase the Owned Real Property, or any portion thereof or interest therein.

(ii) Section 5.1(k)(ii) of the Company Disclosure Letter sets forth a true and complete list of all real property leases to which the Company or any of its Subsidiaries is a party. With respect to the real property leased or subleased to the Company or its Subsidiaries (the “Leased Real Property”), the lease or sublease for such property is valid, legally binding, enforceable and in full force and effect, and none of the Company or any of its Subsidiaries is in breach of or default under such lease or sublease, and no event has occurred which, with notice, lapse of time or both, would constitute a breach or default by any of the Company or its Subsidiaries or permit termination, modification or acceleration by any third party thereunder, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement except in each case, for such invalidity, failure to be binding, unenforceability, ineffectiveness, breaches, defaults, terminations, modifications, accelerations or repudiations that is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

         (iii) Section 5.1(k)(iii) of the Company Disclosure Letter contains a true and complete list of all Owned Real Property (together with all land, buildings, structures, fixtures and improvements located thereon). Section 5.1(k)(iii) of the Company Disclosure Letter sets forth (x) a description of the principal functions conducted at each parcel of Owned Real Property and (y) a correct street address and such other information as is reasonably necessary to identify each parcel of Owned Real Property.

         (iv) For purposes of this Section 5.1(k) only, “Encumbrance” means any mortgage, lien, pledge, charge, security interest, easement, covenant, or other restriction or title matter or encumbrance of any kind in respect of such asset but specifically excludes (a) specified encumbrances described in Section 5.1(k)(iv) of the Company Disclosure Letter; (b) encumbrances for current Taxes or other governmental charges not yet due and payable; (c) mechanics’, carriers’, workmen’s, repairmen’s or other like encumbrances arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default on the part of the Company, or the validity or amount of which is being contested in good faith by appropriate proceedings; and (d) other encumbrances that do not, individually or in the aggregate, materially impair the continued use, operation, value or marketability of the specific parcel of Owned Real Property to which they relate or the conduct of the business of the Company and its Subsidiaries as presently conducted.

                   (l) Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s articles of incorporation or by-laws is applicable to the Company, the Shares, the Merger or the other transactions contemplated by this Agreement.

                   (m) Environmental Matters. Except as disclosed in the Company Reports or the Company Disclosure Letter and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect: (i) the Company and its Subsidiaries have complied at all times with all applicable Environmental Laws; (ii) no property currently owned or operated by the Company or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) is contaminated with any Hazardous Substance; (iii) to the knowledge of any executive officer or the general counsel of the Company, no property formerly owned or operated by the Company or any of its Subsidiaries was contaminated with any Hazardous Substance during such period of ownership or operation; (iv) neither the Company nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) to the knowledge of any executive officer or the general counsel of the Company, neither the Company nor any of its Subsidiaries has released or threatened to release any Hazardous Substance; (vi) neither the Company nor any of its Subsidiaries has received any written notice, demand, letter, claim or request for information alleging that the Company or any of its Subsidiaries may be in violation of or subject to liability under any Environmental Law; (vii) neither the Company nor any of its Subsidiaries is subject to any order, decree, injunction or other arrangement with any Governmental Entity or any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; (viii) to the knowledge of any executive officer or the general counsel of the Company, none of the properties currently owned or occupied by the Company or any of its Subsidiaries contain any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls; (ix) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substance; and (x) there are no other circumstances or conditions involving the Company or any of its Subsidiaries that would reasonably be expected to result in any claim, liability, investigation, cost or restriction on the ownership, use, or transfer of any current property pursuant to any Environmental Law. The Company has delivered to Parent copies of all environmental reports, studies, assessments, sampling data and other environmental information in its possession relating to the Company or its Subsidiaries or their respective current and former properties or operations.

                   As used herein, (i) “Environmental Law” means any federal, state, local or foreign statute, law, regulation, order, decree, permit, authorization, opinion, common law or agency requirement relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, indoor air, employee exposure, wetlands, pollution, contamination or any injury or threat of injury to persons or property relating to any Hazardous Substance; and (ii) “Hazardous Substance” means any substance that is: (A) listed, classified or regulated pursuant to any Environmental Law; (B) any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive material or radon; and (C) any other substance which may be the subject of regulatory action by any Government Entity in connection with any Environmental Law.

                   (n) Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown to be due on the foregoing Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of any executive officer or the general counsel of the Company, threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. The Company has made available to Parent true and correct copies of the United States federal income Tax Returns filed by the Company and its Subsidiaries for each of the fiscal years ended April 2, 2004, March 28, 2003, and March 29, 2002. Neither the Company nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before March 29, 2002 in excess of the amounts accrued with respect thereto that are reflected in the financial statements included in the Company Reports filed on or prior to the date hereof. Neither the Company nor any of its Subsidiaries will be required, as a result of (A) a change in accounting method for a Tax period beginning on or before the Closing, to include any adjustment under Section 481(c) of the Code (or any similar provision of state, local or foreign law) in taxable income for any Tax period beginning on or after the Closing Date, or (B) any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Tax law), to include any item of income in or exclude any item of deduction from any Tax period beginning on or after the Closing. There are no Liens on any of the assets of the Company of any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax. Except as described in Section 5.1(n) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing consolidated U.S. Federal income tax returns, a group of which the Company was the common parent. No closing agreements, private letter rulings, technical advance memoranda or similar agreement or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has participated in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4, and neither the Company nor any of its Subsidiaries has been a “material advisor” to any such transactions within the meaning of Section 6111 of the Code. No tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement. As used in this Agreement, (i) the term “Tax”(including, with correlative meaning, the term “Taxes”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

                   (o) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to or otherwise bound by any collective bargaining agreement or other Contract with a labor union or labor organization, nor is the Company or any of its Subsidiaries the subject of any material proceeding that asserts that the Company or any of its Subsidiaries has committed an unfair labor practice or that seeks to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of any executive officer or the general counsel of the Company, threatened, nor has there been for the past five years, any labor strike, dispute, walk-out, work stoppage, slow-down or lockout involving the Company or any of its Subsidiaries. To the knowledge of any executive officer or the general counsel of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made involving employees of the Company or any of its Subsidiaries.

                   (p) Intellectual Property.

         (i) Section 5.1(p)(i) of the Company Disclosure Letter sets forth a true and complete list of all registered and/or material Intellectual Property owned by the Company and its Subsidiaries, indicating for each registered item the registration or application number and the applicable filing jurisdiction. The Company and its Subsidiaries have sufficient rights to use all material Intellectual Property used in their respective businesses as presently conducted and to be used in such businesses as proposed to be conducted, all of which rights shall survive unchanged the consummation of the transactions contemplated by this Agreement. The Intellectual Property owned by the Company or any of its Subsidiaries (the “Owned Intellectual Property”) is (A) valid, subsisting and enforceable, (B) not subject to any outstanding order, judgment, decree or Contract adversely affecting the Company’s or any such Subsidiary’s use thereof or rights thereto, and (C) is exclusively owned (beneficially, and of record where applicable) by the Company or such Subsidiary free and clear of all Liens. The Company, its Subsidiaries, and the operation of their respective businesses have not infringed, misappropriated, diluted or otherwise violated the Intellectual Property rights of any other Person during the five (5) year period immediately preceding the date of this Agreement. To the knowledge of any executive officer or the general counsel of the Company, no Person is infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property.

         (ii) The Company and its Subsidiaries have taken commercially reasonable measures to protect the confidentiality and value of all material Trade Secrets that are owned, used or held for use by the Company or its Subsidiaries, and to the Company’s knowledge, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure and/or license agreements which have not been breached.

         (iii) The Company and its Subsidiaries have not granted any licenses or other rights to third parties to use any Intellectual Property owned, used or held for use by the Company or its Subsidiaries (“Company Intellectual Property”) other than non-exclusive licenses granted in the ordinary course of business pursuant to standard terms which have been previously provided to Parent. The Company and its Subsidiaries do not obtain any material rights to use the Intellectual Property of any other Person pursuant to any license, sublicense, settlement agreement or other Contract.

         (iv) The IT Assets operate and perform in all material respects in accordance with their documentation and functional specifications and otherwise as required by the Company and its Subsidiaries in connection with their respective businesses. To the knowledge of the Company’s chief financial officer, no Person has gained unauthorized access to the IT Assets. The Company and its Subsidiaries have implemented reasonable backup and disaster recover technology consistent with industry practices.

         (v) For purposes of this Agreement, the following terms have the following meanings: (A) “Intellectual Property” means all (i) trademarks, service marks, brand names, certification marks, collective marks, d/b/a’s, Internet domain names, logos, symbols, trade dress, trade names, and other indicia of origin, all applications and registrations for the foregoing, and all goodwill associated therewith and symbolized thereby, including all renewals of same; (ii) inventions and discoveries, whether patentable or not, and all patents, registrations, invention disclosures and applications therefor, including divisions, continuations, continuations-in-part and renewal applications, and including renewals, extensions and reissues; (iii) confidential information, trade secrets and know-how, including processes, schematics, business methods, formulae, drawings, prototypes, models, designs, customer lists and supplier lists (collectively, “Trade Secrets”); (iv) published and unpublished works of authorship, whether copyrightable or not (including without limitation databases and other compilations of information), copyrights therein and thereto, and registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) all other intellectual property or proprietary rights; and (B) “IT Assets” means the Company’s and its Subsidiaries’ computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation.

                   (q) Insurance. All material fire and casualty, general liability, professional liability, business interruption, product liability, and sprinkler and water damage insurance policies maintained by the Company or any of its Subsidiaries (“Insurance Policies”) are with reputable insurance carriers, provide coverage against such losses and risks and in such amounts as are customary in the child care industry in the United States, except for any such failures to maintain insurance policies that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Each Insurance Policy is in full force and effect and all premiums due with respect to all Insurance Policies have been paid, with such exceptions that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

                   (r) Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that the Company has employed Jacobson Partners and Harris Nesbitt Corp. as its financial advisors. The Company has made available to Parent a complete and accurate copy of all agreements pursuant to which such entities are entitled to any fees and expenses in connection with any of the transactions contemplated by this Agreement.

                   5.2. Representations and Warranties of Parent and Merger Sub. Parent and Merger Sub each hereby represent and warrant to the Company that:

                   (a) Organization, Good Standing and Qualification. Each of Parent and Merger Sub is a legal entity duly organized, validly existing and in good standing (where applicable) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in such good standing, or to have such power or authority, would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or impair the ability of Parent and Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement. Parent has made available to the Company a complete and correct copy of the articles of incorporation and by-laws of Merger Sub, each as in effect on the date of this Agreement.

                   (b) Corporate Authority. Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary (other than the adoption of this Agreement by Parent in its capacity as sole stockholder of Merger Sub, which adoption Parent shall effect as soon as practicable following the execution hereof) in order to execute, deliver and perform its obligations under this Agreement and to consummate the Merger. This Agreement has been duly executed and delivered by, and is a valid and binding agreement of, Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(c) Governmental Filings; No Violations; Etc.

         (i) Other than the filings and/or notices pursuant to Section 1.3 and under the HSR Act (the “Parent Approvals”), no notices, reports or other filings are required to be made by Parent with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity in connection with the execution, delivery and performance of this Agreement by Parent and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

         (ii) The execution, delivery and performance of this Agreement by Parent and Merger Sub do not, and the consummation by Parent and Merger Sub of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, the articles of incorporation or by-laws (or analogue constitutive documents) of Parent or Merger Sub; (B) with or without notice, lapse of time or both, a breach or violation of, a termination (or right of termination) or a default under, the acceleration of any obligations or the creation of a Lien on any of the assets of Parent or any of its Subsidiaries pursuant to, any Contracts binding upon Parent or any of its Subsidiaries or any Laws or governmental or non-governmental permit or license to which Parent or any of its Subsidiaries is subject; or (C) any change in the rights or obligations of any party under any of such Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, termination, default, creation, acceleration or change that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Parent or Merger Sub to consummate the Merger and the other transactions contemplated by this Agreement.

                   (d) Available Funds. As of the Effective Time, Parent and Merger Sub will have available to them all funds necessary for the payment to the Paying Agent of the aggregate Per Share Merger Consideration and to satisfy all of their obligations under this Agreement.

                   (e) Capitalization of Merger Sub. The authorized capital stock of Merger Sub consists solely of 1,000 shares of Common Stock, no par value per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent or a direct or indirect wholly-owned Subsidiary of Parent. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

ARTICLE VI

Covenants

                   6.1. Interim Operations.

                   (a) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless Parent shall otherwise approve in writing, and except as otherwise expressly contemplated by this Agreement) and except as required by this Agreement or applicable Laws, the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use their respective commercially reasonable efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, franchisees, lessors, employees and business associates and keep available the services of the present employees and agents of the Company and its Subsidiaries. Without limiting the generality of the foregoing and in furtherance thereof, from the date of this Agreement until the Effective Time, except (A) as otherwise expressly required by this Agreement, (B) as Parent may approve in writing (such approval not to be unreasonably withheld or delayed) or (C) as set forth in Section 6.1 of the Company Disclosure Letter, the Company will not and will not permit its Subsidiaries to:

(i) adopt or propose any change in its articles of incorporation or by-laws or other applicable governing instruments;

         (ii) merge or consolidate the Company or any of its Subsidiaries with any other Person, except for any such transactions among wholly-owned Subsidiaries of the Company, or restructure, reorganize or completely or partially liquidate or otherwise enter into any agreements or arrangements imposing material changes or restrictions on its assets, operations or businesses;

         (iii) acquire assets outside of the ordinary course of business from any other Person in any transaction or series of related transactions, other than (A) acquisitions pursuant to Contracts in effect as of the date of this Agreement or (B) otherwise, in compliance with the latest annual plan furnished to Parent prior to the date of this Agreement (the “Budget”);

(iv) issue, sell, pledge, dispose of, grant, transfer, encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, lease, license,

guarantee or encumbrance of, any shares of capital stock of the Company or any of its Subsidiaries (other than the issuance of shares by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary, the issuance of shares of the Company pursuant to the standby commitment stock options granted to certain members of the JP Acquisition Fund Group, or the issuance of shares of the Company pursuant to Company Options or Company Awards existing on the date hereof), or securities convertible or exchangeable into or exercisable for any shares of such capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities;

(v) create or incur any Lien material to the Company or any of its Subsidiaries on any assets of the Company or any of its Subsidiaries having a value in excess of $100,000;

         (vi) make any loans, advances or capital contributions to or investments in any Person (other than the Company or any direct or indirect wholly-owned Subsidiary of the Company) other than as set forth in the Budget;

         (vii) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock (except for dividends paid by any direct or indirect wholly-owned Subsidiary to the Company or to any other direct or indirect wholly-owned Subsidiary) or enter into any agreement with respect to the voting of its capital stock;

         (viii) reclassify, split, combine, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock;

         (ix) incur any indebtedness for borrowed money or guarantee such indebtedness of another Person, or issue or sell any debt securities or warrants or other rights to acquire any debt security of the Company or any of its Subsidiaries, except for (i) guarantees of franchisee obligations incurred in the ordinary course of business, (ii) indebtedness incurred in replacement of existing indebtedness for borrowed money on terms substantially consistent with or more beneficial than the indebtedness being replaced, (iii) guarantees incurred in compliance with this Section 6.1 by the Company of indebtedness of wholly-owned Subsidiaries of the Company, or (iv) otherwise, in compliance with the Budget;

(x) except in compliance with the Budget, make or authorize any capital expenditure;

(xi) except with the prior written consent of Parent, which consent shall not unreasonably be withheld, delayed or conditioned, enter into any Contract that would have been a Material Contract had it been entered into prior to this Agreement;

(xii) make any material changes with respect to accounting policies or procedures, except as required by changes in applicable generally accepted accounting principles or by applicable Law;

(xiii) settle any litigation or other proceedings before a Governmental Entity for an amount in excess of $100,000 or any obligation or liability of the Company in excess of such amount;

(xiv) amend, modify or terminate any Material Contract, or cancel, modify or waive any debts or claims held by it or waive any rights having in each case a value in excess of $100,000;

         (xv) make or change any material Tax election, file any amended Tax Return, enter into any closing agreement, waive or extend any statute of limitation with respect to Taxes, settle or compromise any Tax liability, claim or assessment, surrender any right to claim a refund of Taxes or take any other similar action relating to the filing of any Tax Return or the payment of any Tax;

         (xvi) transfer, sell, lease, license, mortgage, pledge, surrender, encumber, divest, cancel, abandon or allow to lapse or expire or otherwise dispose of any material assets or any businesses of the Company or its Subsidiaries, including capital stock of any of its Subsidiaries;

         (xvii) (i) sell, assign, or grant any security interest in any Owned Intellectual Property, (ii) grant to any third party any license in, to or under any Company Intellectual Property, except pursuant to non-exclusive licenses entered into with franchisees in the ordinary course of business consistent with past practice, (iii) develop, create, or invent any Intellectual Property jointly with any third party, (iv) disclose or allow to be disclosed to any Person not an Employee any Company Intellectual Property not heretofore a matter of public knowledge, or (v) permit any item of Owned Intellectual Property to lapse or to be abandoned, dedicated to the public, or disclaimed, and the Company and its Subsidiaries shall perform all applicable filings, recordings, and other acts, and pay all required fees and taxes, to maintain and protect its interest in each and every item of Company Intellectual Property;

         (xviii) except as required pursuant to existing written, binding agreements in effect prior to the date of this Agreement and set forth in Section 5.1(h)(i) of the Company Disclosure Letter, or as otherwise required by applicable Law, (i) grant or provide any severance or termination payments or benefits to any director, officer or employee of the Company or any of its Subsidiaries, (ii) increase the compensation, bonus or pension, welfare, severance or other benefits of, pay any bonus to, or make any new equity awards to any director, officer or employee of the Company or any of its Subsidiaries, (iii) establish, adopt, amend or terminate any Benefit Plan or amend the terms of any outstanding equity-based awards, (iv) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Benefit Plan, to the extent not already provided in any such Benefit Plan, (v) change any actuarial or other assumptions used to calculate funding obligations with respect to any Benefit Plan or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP; or (vi) forgive any loans to directors, officers or employees of the Company or any of its Subsidiaries;

(xix) fail to renew leases of real property that expire prior to the Effective Time, in accordance with their respective terms;

(xx) take any action or omit to take any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VIII not being satisfied; or

(xxi) agree, authorize or commit to do any of the foregoing.

                   (b) Prior to making any written or oral communications to the directors, officers or employees of the Company or any of its Subsidiaries pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable period of time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

                   6.2. Acquisition Proposals.

                   (a) The Company agrees that, except as expressly permitted hereby, during the period commencing on the date of this Agreement and ending at the Effective Time or such earlier date as this Agreement may be terminated in accordance with its terms (“Pre-Closing Period”), neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to instruct and cause its Subsidiaries and its Subsidiaries’ employees, investment bankers, attorneys, accountants and other advisors or representatives (such directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) not to, directly or indirectly:

         (i) initiate, solicit or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below); or

(ii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any Person relating to, any Acquisition Proposal.

                   Notwithstanding anything in the foregoing to the contrary, prior to the adoption of this Agreement at the Shareholders Meeting (as defined in Section 6.4), the Company may (A) provide information in response to a request therefor by a Person who has made an unsolicited bona fide written Acquisition Proposal providing for the acquisition of more than 50% of the assets (on a consolidated basis) or total voting power of the equity securities of the Company if the board of directors receives from the Person so requesting such information an executed confidentiality agreement on terms substantially similar to those contained in the Confidentiality Agreement (as defined in Section 9.7); (B) engage in discussions or negotiations with any Person who has made such an unsolicited bona fide written Acquisition Proposal or (C) after having complied with the notice requirements of this Section 6.2, approve, adopt, recommend, or otherwise declare advisable or propose to approve, adopt, recommend or declare advisable (publicly or otherwise) such an Acquisition Proposal, if and only to the extent that, (x) in each such case referred to in clause (A), (B) or (C) above, the board of directors of the Company determines in good faith after consultation with outside legal counsel that the failure to take such action would be inconsistent with the board of directors’fiduciary duties under applicable Law, and (y) in each such case referred to in clause (A) or (B), if the board of directors of the Company has determined in good faith based on the information then available and after consultation with its financial advisor that such Acquisition Proposal either constitutes a Superior Proposal (as defined below) or is reasonably likely to result in a Superior Proposal; and (z) in the case referred to in clause (C) above, the board of directors of the Company determines in good faith (after consultation with its financial advisor and outside legal counsel) that such Acquisition Proposal is a Superior Proposal.

                   (b) For purposes of this Agreement: (i) “Acquisition Proposal” means (A) any proposal or offer with respect to a merger, joint venture, partnership, consolidation, dissolution, liquidation, tender offer, recapitalization, reorganization, share exchange, business combination or similar transaction involving the Company or any of its Subsidiaries or (B) any proposal or offer to acquire in any manner, directly or indirectly, 10% or more of any class of equity securities of the Company or any of its Subsidiaries or consolidated total assets (including, without limitation, equity securities of its Subsidiaries) of the Company, in each case other than the transactions contemplated by this Agreement, and (ii) “Superior Proposal” means an unsolicited bona fide Acquisition Proposal involving all or substantially all of the assets (on a consolidated basis) or the total voting power of the equity securities of the Company that the board of directors of the Company has determined in its good faith judgment is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and if consummated, would result in a transaction more favorable to the Company’s stockholders from a financial point of view than the transaction contemplated by this

Agreement (after taking into account any revisions to the terms of the transaction contemplated by this Agreement pursuant to Section 6.2(c)).

                   (c) During the Pre-Closing Period, the board of directors of the Company and each committee thereof shall not:

         (i) except as expressly permitted by this Section 6.2, withhold, withdraw, qualify or modify (or publicly propose or resolve to withhold, withdraw, qualify or modify), in a manner adverse to Parent, the Company Recommendation with respect to the Merger (it being understood that publicly taking a neutral position or no position with respect to an Acquisition Proposal at any time beyond, but not equal to or less than, ten (10) business days after the first public announcement of such Acquisition Proposal shall be considered an adverse modification); or

         (ii) cause or permit the Company to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.2(a) entered into in the circumstances referred to in Section 6.2(a)) (an “Alternative Acquisition Agreement”) relating to any Acquisition Proposal.

Notwithstanding anything to the contrary set forth in this Agreement, prior to the adoption of this Agreement at the Shareholders Meeting, the Company board of directors may withhold, withdraw, qualify or modify the Company Recommendation or approve, adopt, recommend or otherwise declare advisable any Superior Proposal made or received after the date hereof and not solicited, initiated or encouraged in breach of this Agreement, if, subject to compliance with Section 6.2(f), the Company board of directors determines in good faith, after consultation with outside counsel, that the failure to do so would be inconsistent with the board of directors’ fiduciary duties under applicable Law (a “Change of Recommendation”); provided, however, that no Change of Recommendation may be made until after at least 72 hours following Parent’s receipt of written notice from the Company advising that the Company board of directors intends to take such action and the basis therefor. In determining whether to make a Change of Recommendation in response to a Superior Proposal or otherwise, the Company board of directors shall take into account any changes to the terms of this Agreement proposed by Parent or any other information provided by Parent in response to such notice.

                   (d) Nothing contained in this Section 6.2 shall be deemed to prohibit the Company from complying with its disclosure obligations under U.S. federal or state law with regard to an Acquisition Proposal; provided, however, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely qualifying or modifying the Company Recommendation, Parent, shall have the right to terminate this Agreement as set forth in Section 8.4(a).

                   (e) The Company agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2 and in the Confidentiality Agreement. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of acquiring it or any of its Subsidiaries to return or destroy all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

                   (f) The Company agrees that it will promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

                   6.3. Information Supplied. The Company shall prepare and file with the SEC, as promptly as practicable after the date of this Agreement, a proxy statement in preliminary form relating to the Shareholders Meeting (as defined in Section 6.4) (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement”). The Company agrees, as to its and Subsidiaries, that (i) the Proxy Statement will comply in all material respects with the applicable provisions of the Exchange Act and the rules and regulations thereunder and (ii) none of the information supplied by it or any of its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement will, at the date of mailing to stockholders of the Company or at the time of the Shareholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   6.4. Shareholders Meeting. Subject to fiduciary obligations under applicable law and Section 8.3(a), the Company will take, in accordance with applicable Law and its articles of incorporation and by-laws, all action necessary to convene a meeting of holders of Shares (the “Shareholders Meeting”) as promptly as practicable after the execution of this Agreement to consider and vote upon the approval and adoption of this Agreement. Subject to Section 6.2 hereof, the board of directors of the Company shall recommend such approval and adoption and shall take all lawful action to solicit such approval and adoption of this Agreement.

                   6.5. Filings; Other Actions; Notification.

                   (a) The Company shall promptly notify Parent of the receipt of all comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide to Parent copies of all correspondence between the Company and/or any of its Representatives and the SEC with respect to the Proxy Statement. The Company and Parent shall each use its best efforts to promptly provide responses to the SEC with respect to all comments received on the Proxy Statement by the SEC and the Company shall cause the definitive Proxy Statement to be mailed as promptly as possible after the date the SEC staff advises that it has no further comments thereon or that the Company may commence mailing the Proxy Statement.

                   (b) Subject to the terms hereof, including Section 6.2, the Company and Parent shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) their reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary notices, reports and other filings and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that (i) nothing in this Agreement, including without limitation, this Section 6.5, shall require, or be construed to require, Parent to proffer to, or agree to, sell, divest, lease, license, transfer, dispose of or otherwise encumber or hold separate and agree to sell, divest, lease, license, transfer, dispose of or otherwise encumber before or after the Effective Time, any assets, licenses, operations, rights, product lines, businesses or interest therein of Parent, the Company or any of their respective Affiliates (or to consent to any sale, divestiture, lease, license, transfer, disposition or other encumberment by the Company of any of its assets, licenses, operations, rights, product lines, businesses or interest therein or to any agreement by the Company to take any of the foregoing actions) or to agree to any material changes (including, without limitation, through a licensing arrangement) or restriction on, or other impairment of Parent’s ability to own or operate, of any such assets, licenses, product lines, businesses or interests therein or Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Company and (ii) nothing in this Agreement shall require, or be construed to require, Parent or any of its Affiliates to take any other action under this Section 6.5 if the United States Department of Justice or the United States Federal Trade Commission authorizes its staff to seek a preliminary injunction or restraining order to enjoin consummation of the Merger. The Company and Parent will each request early termination of the waiting period with respect to the Merger under the HSR Act. Subject to applicable Laws relating to the exchange of information, Parent and the Company shall cooperate with respect to all matters related to the review by any Governmental Entity consistent with their respective obligations hereunder; provided that Parent and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on and consider in good faith the views of the other in connection with, all of the information relating to Parent or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement (including the Proxy Statement). In exercising the foregoing rights, each of the Company and Parent shall act reasonably and as promptly as practicable.

                   (c) The Company and Parent each shall, upon request by the other, promptly furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Parent, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

                   (d) Subject to applicable Laws and the instructions of any Governmental Entity, the Company and Parent each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notices or other communications received by Parent or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. The Company shall give prompt notice to Parent of any change, fact or condition that is reasonably expected to result in a Company Material Adverse Effect or of any failure of any condition to Parent’s obligations to effect the Merger. Parent shall give prompt notice to the Company of any change, fact or circumstance that is reasonably likely to result in a breach of any representation or warranty or covenant of Parent or of any failure of any condition to the Company’s obligations to effect the Merger.

                   6.6. Access and Reports. Subject to applicable Law, upon reasonable notice, the Company shall (and shall cause its Subsidiaries to) afford Parent’s officers and other authorized Representatives reasonable access, during normal business hours throughout the period prior to the Effective Time, to its employees, properties, books, contracts and records and, during such period, the Company shall (and shall cause its Subsidiaries to) furnish promptly to Parent all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section 6.6 shall affect or be deemed to modify any representation or warranty made by the Company herein, and provided, further, that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company shall have used reasonable best efforts to obtain the consent of such third party to such inspection or disclosure or (ii) to disclose any privileged information of the Company or any of its Subsidiaries. All requests for information made pursuant to this Section 6.6 shall be directed to the executive officer or other Person designated by the Company. All such information shall be governed by the terms of the Confidentiality Agreement.

                   6.7. Publicity. The initial press release regarding the Merger shall be a joint press release and thereafter the Company and Parent each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party or any Governmental Entity (including any national securities exchange or interdealer quotation service) with respect thereto, except as may be required by Law or by obligations pursuant to any listing agreement with or rules of any national securities exchange or interdealer quotation service or by the request of any Government Entity.

                   6.8. Employee Benefits.

                   (a) Parent agrees that, during the period commencing at the Effective Time and ending on December 31, 2006, the employees of the Company and its Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are no less favorable in the aggregate than those currently provided by the Company and its Subsidiaries to such employees. Parent will cause any employee benefit plans which the employees of the Company and its Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, except to the extent it would result in a duplication of benefits, service by employees of the Company and its Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company. Notwithstanding the foregoing, nothing contained herein shall obligate Parent, the Surviving Corporation or any of their Affiliates to (i) maintain any particular Benefit Plan or (ii) retain the employment of any particular employee.

                   (b) Prior to the Effective Time, if requested by Parent in writing, to the extent permitted by applicable Law and the terms of the applicable plan or arrangement, the Company shall (i) cause to be amended the employee benefit plans and arrangements of it and its Subsidiaries to the extent necessary to provide that no employees of Parent and its Subsidiaries shall commence participation therein following the Effective Time unless the Surviving Corporation or such Subsidiary explicitly authorizes such participation and (ii) cause the Company’s 401(k) plan to be terminated effective immediately prior to the Effective Time.

                   (c) Prior to making any written or oral communications to the officers or employees of the Company or any of its Subsidiaries pertaining to the affects of the transactions contemplated by this Agreement on compensation and benefits matters, the

Company shall provide Parent with a copy of the intended communication, Parent shall have a reasonable time to review and comment on the communication, and Parent and the Company shall cooperate in providing any such mutually agreeable communication.

                   6.9. Expenses. Except as otherwise provided in Section 8.5, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense.

                   6.10. Indemnification; Directors’ and Officers’ Insurance.

                   (a) From and after the Effective Time, each of Parent and the Surviving Corporation agrees that it will indemnify and hold harmless each present and former director and officer of the Company or any of its Subsidiaries (in each case, when acting in such capacity), determined as of the Effective Time (the “Indemnified Parties”), against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Michigan law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and Parent or the Surviving Corporation shall also advance expenses as incurred to the fullest extent permitted under applicable Law within thirty (30) days of receipt by Parent or Surviving Corporation of a request therefor, provided that the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification); and provided, further, that any determination required to be made with respect to whether an officer’s or director’s conduct complies with the standards set forth under Michigan law and the Company’s articles of incorporation and by-laws shall be made by independent counsel selected by the Surviving Corporation.

                   (b) The Articles of Incorporation and By-Laws of the Surviving Corporation shall contain, and Parent shall cause the Articles of Incorporation and By-Laws of the Surviving Corporation to so contain, provisions relating to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries that are at least as favorable as those that are presently set forth in the articles of incorporation and bylaws of the Company.

                   (c) Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 6.10, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Parent thereof, but the failure to so notify shall not relieve Parent or the Surviving Corporation of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) Parent or the Surviving Corporation shall have the right to assume the defense thereof and Parent and the Surviving Corporation shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if Parent or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between Parent or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and Parent or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that Parent and the Surviving Corporation shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest; provided that the fewest number of counsels necessary to avoid conflicts of interest shall be used; (ii) the Indemnified Parties will cooperate in the defense of any such matter, and (iii) Parent and the Surviving Corporation shall not be liable for any settlement effected without their prior written consent; and provided, further, that Parent and the Surviving Corporation shall not have any obligation hereunder to any Indemnified Party if and when a court of competent jurisdiction shall ultimately determine, and such determination shall have become final, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable Law.

                   (d) Prior to the Effective Time, the Company may purchase insurance coverage extending for a period of up to six years the Company’s directors’ and officers’ liability insurance coverage in effect as of the date hereof (covering part or future claims with respect to periods before the Effective Time).

                   (e) If Parent fails to comply with its obligations under this Section 6.10, and, in order to enforce an Indemnified Party’s right under this Section 6.10, an Indemnified Party commences a suit that results in a judgment against Parent that Parent breached its obligations under this Section 6.10, Parent shall pay to the Indemnified Party its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such suit after delivery to Parent of reasonable documentation evidencing such costs and expenses.

                   (f) In the event the Surviving Corporation or any of its successors and assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume its obligations set forth in this Section 6.10.

                   (g) The provisions of this Section 6.10 are intended to be in addition to the rights otherwise available to the current and former officers and directors of the Company and its Subsidiaries by applicable Law, charter, statute, by-law or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

                   6.11. Takeover Statutes. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions.

ARTICLE VII

Conditions

                   7.1. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

                   (a) Stockholder Approval. This Agreement shall have been duly approved and adopted by holders of Shares constituting the Company Requisite Vote in accordance with applicable Law and the Company’s articles of incorporation and by-laws.

                   (b) Regulatory Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

                   (c) No Orders. No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement (collectively, an “Order”).

                   7.2. Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by Parent at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. (i) The representations and warranties of the Company (other than those set forth in Section 5.1(b)) contained in this Agreement (considered without regard to any reference to materiality qualifiers such as “material,” “in all material respects,” and “Company Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date, as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be so true and correct has not had and is not reasonably likely to have, individually or in the aggregate with any other failures of such representations and warranties to be true and correct, a Material Adverse Effect; and (ii) the representations and warranties of the Company set forth in Section 5.1(b) shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and (iii) Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

                   (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer of the Company to such effect.

                   (c) No Litigation. There shall not be instituted or pending any suit, action or proceeding in which any Person is seeking (i) an Order or (ii) to (A) prohibit, limit, restrain or impair Parent’s ability to own or operate or to retain or change all or a material portion of the assets, licenses, operations, rights, product lines, businesses or interest therein of the Company or its Subsidiaries or other Affiliates from and after the Effective Time or any of the assets, licenses, operations, rights, product lines, businesses or interest therein of Parent or its Subsidiaries (including, without limitation, by requiring any sale, divestiture, transfer, license, lease, disposition of or encumbrance or hold separate arrangement with respect to any such assets, licenses, operations, rights, product lines, businesses or interest therein) or (B) prohibit or limit in Parent’s ability to vote, transfer, receive dividends or otherwise exercise full ownership rights with respect to the stock of the Surviving Corporation, and no Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law deemed applicable to the Merger individually or in the aggregate resulting in, or that is reasonably likely to result in, any of the foregoing.

                   (d) Governmental Consents. All Company Approvals and all Parent Approvals shall have been obtained or made. Other than the filing pursuant to Section 1.3, all other authorizations, consents, orders or approvals of, or declarations, notices or filings with, or expirations of waiting periods imposed by, any Governmental Entity in connection with the Merger and the consummation of the other transactions contemplated hereby by the Company, Parent and Merger Sub (“Governmental Consents”) shall have been made or obtained.

                   (e) No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change, event, circumstances or development that has had, or is reasonably likely to have, a Company Material Adverse Effect.

                   (f) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required under any Material Contract in connection with the transactions contemplated by this Agreement.

                   7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

                   (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer of Parent and the Chief Executive Officer of Merger Sub to such effect.

                   (b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent and Merger Sub by the Chief Executive Officer of Parent to such effect.

ARTICLE VIII

Termination

                   8.1. Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a), by mutual written consent of the Company and Parent by action of their respective boards of directors.

                   8.2. Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either Parent or the Company if (a) the Merger shall not have been consummated by March 31, 2006, whether such date is before or after the date of the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) (the “Termination Date”), (b) the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a) shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof if a vote on the Merger is taken at such Shareholders Meeting or adjournment or postponement thereof or (c) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval and adoption of this Agreement by the shareholders of the Company referred to in Section 7.1(a)); provided that the right to terminate this Agreement pursuant to this Section 8.2 shall not be available to any party that has breached its obligations under this Agreement in any manner that shall have proximately contributed to the occurrence of the failure of a condition to the consummation of the Merger.

                   8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned pursuant to Section 8.3(b) at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company and pursuant to Section 8.3(a) at any time prior to the time this Agreement is adopted at the Stockholders Meeting:

                   (a) if (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to enter into an Alternative Acquisition Agreement with respect to a Superior Proposal and the Company notifies Parent in writing that it intends to enter into such an agreement, attaching the most current version of such agreement to such notice, (iii) Parent does not make, within five Business Days of receipt of the Company’s written notification of its intention to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company determines, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal, and (iv) the Company, prior to such termination, pays to Parent in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees (x) that it will not enter into the binding agreement referred to in clause (ii) above until at least the sixth Business Day after it has provided the notice to Parent required thereby and (y) to notify Parent promptly if its intention to enter into written agreement referred to in its notification shall change at any time after giving such notification; or

                   (b) if there has been a breach of any representation, warranty, covenant or agreement made by Parent or Merger Sub in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.3(a) or 7.3(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by the Company to Parent.

                   8.4. Termination by Parent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of Parent if (a) (i) the board of directors of the Company shall have made a Change of Recommendation, (ii) the Company shall have

Made a Change of Recommendation, (ii) the Company shall have failed to take a vote of stockholders on the Merger prior to the Termination Date, (iii) at any time after the end of ten (10) business days following receipt of an Acquisition Proposal, the Company board of directors shall have failed to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so from Parent, or (iv) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been publicly disclosed (other than by Parent or an Affiliate of Parent) and the Company board of directors recommends that the stockholders of the Company tender their shares in such tender or exchange offer or, within ten (10) business days after the commencement of such tender or exchange offer, the Company board of directors fails to recommend unequivocally against acceptance of such offer; (b) there has been a breach of any representation, warranty, covenant or agreement made by the Company in this Agreement, or any such representation and warranty shall have become untrue after the date of this Agreement, such that Section 7.2(a) or 7.2(b) would not be satisfied and such breach or condition is not curable or, if curable, is not cured within 30 days after written notice thereof is given by Parent to the Company; or (c) if the Company or any of the other Persons described in Section 6.2 as a Representative of the Company shall take any of the actions that would be proscribed by Section 6.2 but for the proviso therein allowing certain actions to be taken pursuant to clause (A), (B) or (C) of the proviso under the conditions set forth therein.

                   8.5. Effect of Termination and Abandonment.

                   (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement shall become void and of no effect with no liability on the part of any party hereto (or of any of its Representatives or Affiliates); provided, however, that (i) except as otherwise provided herein, no such termination shall relieve any party hereto of any liability or damages resulting from (A) any willful or intentional breach of this Agreement, or (B) the failure of Parent to obtain the requisite financing to consummate the Merger, and (ii) the provisions set forth in the second sentence of Section 9.1 shall survive the termination of this Agreement.

                   (b) In the event that (i) a bona fide Acquisition Proposal shall have been made to the Company or any of its Subsidiaries or any of its stockholders or any Person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company or any of its Subsidiaries (and such Acquisition Proposal or publicly announced intention shall not have been publicly withdrawn without qualification (A) prior to, with respect to any termination pursuant to Section 8.2(a), the date of termination, and (B) at least five (5) Business Days prior to, with respect to termination pursuant to Section 8.2(b), the date of the Shareholders Meeting) and thereafter this Agreement is terminated by either Parent or the Company pursuant to Section 8.2(a) or 8.2(b), or (ii) this Agreement is terminated (A) by Parent pursuant to Section 8.4(a) or 8.4(c) or (B) by the Company pursuant to Section 8.2(b) and, on or prior to the date of the Shareholders Meeting, any event giving rise to Parent’s right to terminate under Section 8.4(a) or 8.4(c) shall have occurred, or (iii) this Agreement is terminated by the Company pursuant to Section 8.3(a), then the Company shall pay Parent a termination fee of $5,000,000 (the “Termination Fee”) pursuant to this Section 8.5(b) and shall promptly, but in no event later than two days after being notified of such by Parent, pay all of the documented out-of-pocket expenses, including those of the Paying Agent, incurred by Parent or Merger Sub in connection with this Agreement and the transactions contemplated by this Agreement up to a maximum amount of $1,000,000, in each case payable by wire transfer of same day funds. The Termination Fee to be paid pursuant to clause (iii) of the previous sentence shall be paid as set forth in Section 8.3(a). No Termination Fee shall be payable to Parent pursuant to clause (i) or (ii) of the first sentence of this Section 8.5(b) unless and until within twelve (12) months of the termination of this Agreement the Company or any of its Subsidiaries shall have entered into an Alternate Acquisition Agreement with respect to, or shall have consummated or shall have approved or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal. For all purposes of this Agreement, an Acquisition Proposal shall not be deemed to have been “publicly withdrawn” by any Person if, within twelve (12) months of such termination, the Company or any of its Subsidiaries shall have entered into an Alternative Acquisition Agreement with respect to, or shall have consummated or shall have approved, adopted or recommended to the Company’s stockholders or otherwise not opposed, an Acquisition Proposal made by or on behalf of such Person or any of its Affiliates. The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay any amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, Parent or Merger Sub commences a suit which results in a judgment against the Company for the fee, charges or expenses to which reference is made in this paragraph (b), the Company shall pay to Parent or Merger Sub its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank, N.A. in effect on the date such payment was required to be made. Notwithstanding anything to the contrary in this Agreement, the parties hereby acknowledge that in the event that the Termination Fee becomes payable and is paid by the Company and accepted by Parent pursuant to this Section 8.5(b), the Termination Fee shall be Parent’s and Merger Sub’s sole and exclusive remedy for monetary damages under this Agreement.

ARTICLE IX

Miscellaneous and General

                   9.1. Survival. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Article IV and Sections 6.9 (Expenses) and 6.10 (Indemnification; Directors’ and Officers’Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, Parent and Merger Sub contained in Section 6.9 (Expenses) and Section 8.5 (Effect of Termination and Abandonment) and the Confidentiality Agreement (as defined in Section 9.7) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

                   9.2. Modification or Amendment. Subject to the provisions of the applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

                   9.3. Waiver of Conditions. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws.

                   9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

                   9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

                   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES

ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

                   9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by facsimile or by overnight courier:

If to Parent or Merger Sub, to:

A.B.C. Learning Centres Limited,
ACN 079 736 664,
20 Metroplex Avenue,
Murarrie QLD, 4172,
Australia,
Attention: Ms. Jillian Bannan,
fax: (011) 617-3908-2524

(with a copy to Matthew G. Hurd and John E. Estes,
Sullivan & Cromwell LLP,
125 Broad Street,
New York, New York 10004,
United States of America,
fax: (212) 558-3588).

If to the Company, to:

Learning Care Group, Inc.,
21333 Haggerty Road,
Suite 300,
Novi, Michigan 48375,
United States of America,
Attention: Mr. Frank Jerneycic,
fax: (248) 697-9218

(with a copy to Norman H. Beitner,
Honigman Miller Schwartz and Cohn LLP,
2290 First National Building,
660 Woodward Avenue,
Detroit, Michigan 48226,
fax: (313) 465-7321),

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

                   9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the Confidentiality Agreement, dated May 31, 2005, between Parent and the Company (the “Confidentiality Agreement”) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

                   9.8. No Third Party Beneficiaries. Except as provided in Section 6.10 (Indemnification; Directors’and Officers’ Insurance) only, Parent and the Company hereby agree that their respective representations, warranties and covenants set forth herein are solely for the benefit of the other party hereto, in accordance with and subject to the terms of this Agreement, and this Agreement is not intended to, and does not, create any third party beneficiaries or otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including, without limitation, the right to rely upon the representations, warranties and covenants set forth herein.

                   9.9. Obligations of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

                   9.10. Definitions. Each of the terms set forth in Annex A is defined in the Section of this Agreement set forth opposite such term.

                   9.11. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

                   9.12. Interpretation; Construction. (a) The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

                   (b) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

                   (c) Each party hereto has or may have set forth information in its respective Disclosure Letter in a section thereof that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a Disclosure Letter to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.

                   9.13. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that Parent may designate, by written notice to the Company, another wholly-owned direct or indirect subsidiary of Parent to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other subsidiary, except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation; provided that any such designation shall not materially impede or delay the consummation of the transactions contemplated by this Agreement or otherwise materially impede the rights of the stockholders of the Company under this Agreement. Any purported assignment in violation of this Agreement will be void ab initio.

                   IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

LEARNING CARE GROUP, INC.

By:   /s/ William D. Davis
       ————————————————————
       Name: William D. Davis
       Title:   President and CEO

A.B.C. LEARNING CENTRES LIMITED

By:   /s/ Eddy Groves                   /s/ Jillian Bannan
       ————————————————————
       Name: Eddy Groves            Jillian Bannan
       Title:   CEO-Director           Company Secretary

DISCOVERY MERGER COMPANY

By:   /s/ James Black
       ————————————————————
       Name: James Black
Title: Chairman of the Board

ANNEX A

DEFINED TERMS

Term	Section

Acquisition Proposal	6.2(b)
Affiliate	5.1(e)(ii)
Agreement	Preamble
Alternative Acquisition Agreement	6.2(c)(ii)
Applicable Date	5.1(e)(i)
Bankruptcy and Equity Exception	5.1(c)(i)
Benefit Plans	5.1(h)(i)
Budget	6.1(a)(iii)
business day	1.2
By-Laws	2.2
Certificate	4.1(a)
Change of Recommendation	6.2(c)
Articles of Incorporation	2.1
Closing	1.2
Closing Date	1.2
Code	5.1(h)(ii)
Company	Preamble
Company Approvals	5.1(d)(i)
Company Awards	4.3(b)
Company Disclosure Letter	5.1
Company Material Adverse Effect	5.1(a)
Company Option	4.3(a)
Company Recommendation	5.1(c)(ii)
Company Reports	5.1(e)(i)
Company Requisite Vote	5.1(c)(i)
Confidentiality Agreement	9.7
Constituent Corporations	Preamble
Contract	5.1(d)(ii)
Costs	6.10(a)(a)
Certificate of Merger	1.3
Effective Time	1.3
Employees	5.1(h)(i)
Encumbrance	5.1(k)(iv)
Environmental Law	5.1(m)
ERISA	5.1(h)(i)
ERISA Plan	5.1(h)(ii)
ERISA Affiliate	5.1(h)(iii)
Exchange Act	5.1(a)

Exchange Fund	4.2(a)
Excluded Share	4.1(a)
GAAP	5.1(e)(iv)
Governmental Consents	7.2(d)
Governmental Entity	5.1(d)(i)
Hazardous Substance	5.1(m)
HSR Act	5.1(b)(ii)
Indemnified Parties	6.10(a)(a)
Insurance Policies	5.1(q)
Intellectual Property	5.1(p)(v)
IRS	5.1(h)(ii)
IT Assets	5.1(p)(v)
Laws	5.1(i)
Leased Real Property	5.1(k)(ii)
Licenses	5.1(i)
Lien	5.1(b)(i)
MBCA	Recitals
Material Contracts	5.1(j)(i)(K)
Merger	Recitals
Merger Sub	Preamble
Multiemployer Plan	5.1(h)(ii)
Non-U.S. Benefit Plans	5.1(h)(i)
Order	7.1(c)
Owned Real Property	5.1(k)(i)
Parent	Preamble
Parent Approvals	5.2(c)(i)
Paying Agent	4.2(a)
Pension Plan	5.1(h)(ii)
Per Share Merger Consideration	4.1(a)
Person	4.2(d)
Pre-Closing Period	6.2(a)
Proxy Statement	6.3
Representatives	6.2(a)
Sarbanes-Oxley Act	5.1(e)(i)
SEC	5.1(e)(i)
Securities Act	5.1(e)(i)
Share	4.1(a)
Stock Plans	5.1(b)(i)
Shareholders Meeting	6.4
Subsidiary	5.1(a)
Superior Proposal	6.2(b)
Surviving Corporation	1.1
Takeover Statute	5.1(l)
Tax	5.1(n)
Taxes	5.1(n)

Tax Return	5.1(n)
Termination Date	8.2
Termination Fee	8.5(b)
Trade Secrets	5.1(p)(v)
U.S. Benefit Plans	5.1(h)(ii)

ANNEX B

OPINION OF HARRIS NESBITT CORP.

November 11, 2005

The Board of Directors
Learning Care Group, Inc.
21333 Haggarty Road Suite 300
Novi, MI 48375

Ladies and Gentlemen:

You have requested that Harris Nesbitt Corp. (“Harris Nesbitt”) render an opinion, as investment bankers, as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, no par value (the “Company Common Stock”), of Learning Care Group, Inc. (the “Company”), of the $7.50 per share cash consideration (the “Per Share Merger Consideration”) to be received by such holders pursuant to the terms of an Agreement and Plan of Merger (the “Merger Agreement”) to be entered into by the Company, A.B.C. Learning Centres Limited (the “Buyer”), and a wholly-owned subsidiary of Buyer (“Buyer Subsidiary”). For purposes of this opinion, we have reviewed (i) a draft dated November 10, 2005 of the Merger Agreement and (ii) a draft dated November 10, 2005 of the Voting Agreement to be entered into by certain stockholders of the Company, the Buyer and Buyer Subsidiary (the “Voting Agreement”), in each case provided to us by the Company, and have assumed that the final form of those agreements will not differ in any material respect from the drafts thereof provided to us.

The Merger Agreement provides, among other things, that the Company shall be merged with Buyer Subsidiary (the “Merger”), and that the Company shall survive the Merger as a wholly-owned subsidiary of the Buyer. Upon the effectiveness of the Merger, each outstanding share of Company Common Stock (other than shares owned by the Company, the Buyer or Buyer Subsidiary) will be converted into the right to receive an amount of cash equal to the Per Share Merger Consideration.

The Merger Agreement also contains certain conditions to the obligations of the parties to consummate the Merger. We have assumed that all of the conditions to the Merger will be satisfied and that the Merger will be consummated on the terms reflected in the Merger Agreement, without waiver or amendment thereof.

In connection with our opinion, we reviewed, among other things:

•	The draft Merger Agreement;

•	The draft Voting Agreement;

•	Certain publicly available business and financial information for the Company that we deemed to be relevant;

•	Certain public information regarding the Company’s industry; and

•	Certain other internal financial analyses and forecasts for the Company prepared by its management.

We also held discussions with members of the management of the Company regarding the past and current business operations, financial condition and future prospects of the Company.

In addition, Harris Nesbitt:

•	Reviewed certain financial and stock market information for selected publicly traded companies that we deemed to be relevant;

•	Reviewed the financial terms, to the extent publicly available, of selected precedent transactions involving companies in the Company’s industry that we deemed to be relevant; and

•	Performed such other studies and analyses, and conducted such discussions, as we considered appropriate.

In rendering our opinion, we have assumed and relied upon the accuracy and completeness of all information supplied or otherwise made available to us by the Company or its representatives or advisors or obtained by us from other sources. We have not independently verified such information, undertaken an independent appraisal of the assets or liabilities (contingent or otherwise) of the Company, or been furnished with any such appraisals. We have not evaluated the solvency or fair value of the Company or the Buyer under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have not assumed any obligation to conduct, and have not conducted, any physical inspection of the properties or facilities of the Company or the Buyer. With respect to financial forecasts for the Company, we have been advised by the Company, and we have assumed, without independent investigation, that they have been reasonably prepared and reflect the best currently available estimates and judgment of Company management as to the expected future financial performance of the Company.

Our opinion is necessarily based upon financial, economic, market and other conditions as they exist, and the information made available to us, as of the date hereof. We disclaim any undertakings or obligations to advise any person of any change in any fact or matter affecting the opinion which may come or be brought to our attention after the date of the opinion.

Our opinion does not constitute a recommendation as to any action the Board of Directors of the Company or any stockholder of the Company should take in connection with the Merger or any aspect thereof and is not a recommendation to any person on how such person should vote with respect to the Merger. Our opinion relates solely to the fairness, from a financial point of view, of the Per Share Merger Consideration to the holders of Company Common Stock. We express no opinion herein as to the relative merits of the Merger and any other transactions or business strategies discussed by the Board of Directors of the Company as alternatives to the Merger or the decision of the Board of Directors of the Company to proceed with the Merger, nor do we express any opinion on the structure, terms or effect of any other aspect of the Merger or the other transactions contemplated by the Merger Agreement. We are not experts in, and this opinion does not address, any of the legal, tax or accounting aspects of the proposed transaction.

Our opinion has been prepared at the request and for the benefit and use of the Board of Directors of the Company in evaluating the fairness from a financial point of view of the Per Share Merger Consideration to the holders of Company Common Stock. Our opinion may not be relied upon by any other person or used for any other purpose. Our opinion may not be reproduced, disseminated, quoted from or referred to at any time, in any manner or for any purpose, nor shall any public reference to Harris Nesbitt be made without our prior written consent, except that it is understood that this opinion may be included in its entirety in the proxy statement to be mailed to the Stockholders, provided, that we will review and approve in advance all such disclosures prior to any filing of the preliminary proxy statement with the Securities and Exchange Commission or any other regulatory authority and prior to any dissemination of the proxy statement to the Stockholders.

Harris Nesbitt has been engaged solely to render an opinion as to the fairness from a financial point of view of the Per Share Merger Consideration for which we will receive a fee for our services payable upon delivery of this opinion, which fee is not contingent upon successful consummation of the Merger. Harris Nesbitt has not acted as financial advisor to the Company, the Buyer, or any other party with respect to the Merger other than in rendering such opinion. Accordingly, we have not been involved in any aspect of the proposed transaction, including, without limitation, any process undertaken by the Company to solicit interest with respect to the transaction or the negotiation of the Merger Agreement or any of the other terms of the proposed transaction. In addition, the Company has agreed to indemnify us against certain liabilities arising out of our engagement. Harris Nesbitt, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Harris Nesbitt provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time effect transactions and hold securities, including derivative securities, of the Buyer or the Company for its own account and for the accounts of customers.

Based upon and subject to the foregoing, it is our opinion, as investment bankers, that as of the date hereof the Per Share Merger Consideration is fair from a financial point of view to the holders of Company Common Stock (other than the Buyer and its affiliates).

Very truly yours,

Harris Nesbitt Corp.

ANNEX C

EXECUTION COPY

VOTING AGREEMENT

                   VOTING AGREEMENT (hereinafter called this “Agreement”), dated as of November 15, 2005, among the undersigned stockholders (the “Stockholders”) of LEARNING CARE GROUP, INC., a Michigan corporation (the “Company”), A.B.C. LEARNING CENTRES LIMITED, an Australian corporation (“Parent”), and DISCOVERY MERGER COMPANY, a Michigan corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

                   WHEREAS, concurrently with the execution of this Agreement, the Company, Parent and Merger Sub have entered into an Agreement and Plan of Merger (as the same may be amended from time to time, the “Merger Agreement”), providing for the merger (the “Merger”) of Merger Sub with and into the Company pursuant to the Merger Agreement, and setting forth certain representations, warranties, covenants and agreements of the parties thereto in connection with the Merger.

                   WHEREAS, upon consummation of the Merger, the Stockholders will be entitled to receive the Per Share Merger Consideration (as defined in the Merger Agreement) for each share of common stock, no par value, of the Company (the “Common Stock”) owned by them.

                   WHEREAS, in order to induce Parent and Merger Sub to enter into the Merger Agreement, the Stockholders wish to agree (i) to vote all of their Shares and New Shares (each as defined below) so as to facilitate consummation of the Merger, (ii) not to transfer or otherwise dispose of any of their Shares or New Shares, and (iii) to deliver to Parent irrevocable proxies to vote their Shares and New Shares.

                   NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                   1. Representations of Stockholders. Each Stockholder represents and warrants to Parent and Merger Sub that (a) such Stockholder lawfully owns beneficially (as such term is defined in the Securities Exchange Act of 1934, as amended (the “1934 Act”)) and of record each of the shares of Common Stock set forth opposite such Stockholder’s name on Exhibit A (such Stockholder’s “Shares”) free and clear of all liens, claims, charges, security interests or other encumbrances and, except for this Agreement, the Merger Agreement and the agreement and options listed on Exhibit A, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which such Stockholder is a party relating to the pledge, disposition or voting of any shares of capital stock of the Company and there are no voting trusts or voting agreements with respect to such Shares, (b) except as a result of the agreement listed in Exhibit A, such Stockholder does not beneficially own any shares of Common

Stock other than such Shares and does not have any options (other than the options listed in Exhibit A), warrants or other rights to acquire any additional shares of capital stock of the Company or any security exercisable for or convertible into shares of capital stock of the Company, (c) such Stockholder has full power and authority to enter into, execute and deliver this Agreement and to perform fully such Stockholder’s obligations hereunder, and (d) this Agreement has been duly executed and delivered and constitutes the legal, valid and binding obligation of such Stockholder in accordance with its terms.

                   2. Agreement to Vote Shares. Each Stockholder hereby acknowledges receipt of a copy of the Merger Agreement. Each Stockholder agrees to vote all such Stockholder’s Shares and New Shares (as defined in Section 6), and to cause any holder of record of such Shares or New Shares to vote them, both at every meeting of the stockholders of the Company at which such matters are considered and at every adjournment thereof and in any action proposed to be taken by written consent of stockholders of the Company, (a) in favor of adoption and approval of the Merger Agreement and the Merger, (b) against any action or agreement that could reasonably be expected to compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger, (c) against any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or result in any conditions to Parent’s obligations under the Merger Agreement not being satisfied, (d) against any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its Merger Subsidiaries, except for the Merger and the Merger Agreement, and (e) in favor of any other matter intended to facilitate the consummation of the transactions contemplated by the Merger Agreement. Each Stockholder agrees to deliver to Parent upon request a proxy substantially in the form attached hereto as Exhibit B, which proxy shall be irrevocable prior to the termination of this Agreement to the fullest extent permitted under Michigan law.

                   3. No Voting Trusts. Each Stockholder agrees that such Stockholder will not, nor will such Stockholder permit any entity under such Stockholder’s control to, deposit any Shares or New Shares in a voting trust or subject any Shares or New Shares to any arrangement with respect to the voting of Shares or New Shares other than agreements entered into with Parent or Merger Sub.

                   4. No Proxy Solicitations; No Solicitation or Negotiation. Each Stockholder agrees that such Stockholder will not, and will cause its officers, directors, employees, affiliates and representatives not to, (a) solicit proxies or become a “participant” in a “solicitation”(as such terms are defined in Regulation 14A under the 1934 Act) in opposition to or competition with the consummation of the Merger or otherwise encourage or assist any party in taking or planning any action which would compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate or cooperate in a stockholders’ vote or action by consent of the Company’s stockholders in opposition to or in competition with the consummation of the Merger, (c) become a member of a “group” (as such term is used in Section 13(d) of the 1934 Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Merger, (d) initiate, solicit or encourage any inquiries or the making of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined in the Merger Agreement), or (e) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide any non-public information or data to any person or entity relating to, any Acquisition Proposal.

                   5. Transfer and Encumbrance. Each Stockholder agrees not to transfer, sell, offer, exchange, pledge or otherwise dispose of or encumber any of such Stockholder's Shares or New Shares.

                   6. Additional Purchases. Each Stockholder agrees that such Stockholder will not purchase or otherwise acquire beneficial ownership of any shares of Common Stock after the execution of this Agreement (“New Shares”), including by means of the exercise of any options, nor will any Stockholder voluntarily acquire the right to vote or share in the voting of any shares of Common Stock other than the Shares, unless such Stockholder agrees to deliver to Parent immediately after such purchase or acquisition an irrevocable proxy substantially in the form attached hereto as Exhibit B with respect to such shares or New Shares, as the case may be. Each Stockholder agrees that any New Shares acquired or purchased by such Stockholder shall be subject to the terms of this Agreement to the same extent as if they constituted Shares.

                   7. No Limitation on Discretion as Director. Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of any Stockholder with respect to any action to be taken (or omitted) by the Stockholder in the Stockholder’s fiduciary capacity as a director of the Company including, without limitation, in connection with any action taken in accordance with Section 6.2 or 6.4 or Article VIII of the Merger Agreement; provided that the obligations, covenants and agreements of Stockholder contained in this Agreement are separate and apart from the Stockholder’s fiduciary duties as a director of the Company and no fiduciary obligations that a Stockholder may have as a director of the Company shall countermand the obligations, covenants and agreements of such Stockholder, in his capacity as a stockholder of the Company, contained in this Agreement.

                   8. Specific Performance. Each party acknowledges that it will be impossible to measure in money the damage to the other party if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other party will not have an adequate remedy at law. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party’s seeking or obtaining such equitable relief.

                   9. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

                   10. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by facsimile or by overnight courier:

If to Parent or Merger Sub, to:

A.B.C. Learning Centres Limited,
ACN 079 736 664,
20 Metroplex Avenue,
Murarrie QLD, 4172,
Australia
Attention: Ms. Jillian Bannan,
fax: (011) 617-3908-2524

(with a copy to Matthew G. Hurd and John E. Estes,
Sullivan & Cromwell LLP,
125 Broad Street,
New York, New York 10004,
United States of America,
fax: (212) 558-3588),

If to a Stockholder, to:

The address set forth for such Stockholder on Exhibit A

(with a copy to Norman H. Beitner,
Honigman Miller Schwartz and Cohn LLP,
2290 First National Building,
660 Woodward Avenue,
Detroit, Michigan 48226,
United States of America,
fax: (313) 465-7321),

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above. Any notice, request, instruction or other document given as provided above shall be deemed given to the receiving party upon actual receipt, if delivered personally; upon confirmation of successful transmission, if sent by facsimile (provided that if given by facsimile such notice, request, instruction or other document shall be followed up within one business day by dispatch pursuant to one of the other methods described herein); or on the next business day after deposit with an overnight courier, if sent by an overnight courier.

                   11. Miscellaneous.

                   (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES THEREOF. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the Federal courts of the United States of America located in the County of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

                   (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10(b).

                   (c) Effective as of the Effective Time (as defined in the Merger Agreement), each Stockholder hereby releases and forever discharges the Company,

Parent and their respective predecessors, successors, assigns, officers, directors, stockholders, employees and agents, and each of them, from any and all claims, actions, causes of actions, suits, debts, liens, demands, contracts, liabilities, agreements, costs, expenses, or losses of any type, whether known or unknown, fixed or contingent, based on any fact or circumstance arising from such Stockholder’s ownership of securities issued by the Company (including but not limited to any claims relating to actual or alleged breaches of fiduciary or other duties by the Company’s directors, officers and/or stockholders but excluding any claims pursuant to Section 4.2 or 6.10 of the Merger Agreement and excluding any claims for fees payable to such Stockholder pursuant to any employment, consulting or advisory agreement between such Stockholder and the Company), in each case whether based on contract, tort, statute, local ordinance, regulation or any comparable law in any jurisdiction.

                   (d) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                   (e) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

                   (f) This Agreement shall terminate upon the earliest to occur of (i) the Effective Time, (ii) upon the termination of the Merger Agreement pursuant to Article VIII thereof, and (iii) the date specified in a written agreement duly executed and delivered Parent and each of the Stockholders.

                   (g) Each party hereto shall execute and deliver such additional documents as may reasonably be required to rest in Parent the power to carry out the provisions of this Agreement. (h) All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                   (i) The obligations of the Stockholders set forth in this Agreement shall not be effective or binding upon any Stockholder until after such time as the Merger Agreement is executed and delivered by the Company, Parent and Merger Sub, and the parties agree that there is not and has not been any other agreement, arrangement or understanding between the parties hereto with respect to the matters set forth herein.

                   IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

A.B.C. LEARNING CENTRES LIMITED

By:     /s/ Eddy Groves        /s/ Jillian Bannan
       ———————————————————
           Director                      Company Secretary

DISCOVERY MERGER COMPANY

By:      /s/ James Black
       ———————————————————
            Chairman of the Board

BENJAMIN R. JACOBSON

By: /s/ Benjamin R. Jacobson
       ———————————————————

JP ACQUISITION FUND II, L.P.:

By: /s/ Benjamin R. Jacobson
       ———————————————————

JP ACQUISITION FUND III, L.P.

By: /s/ Benjamin R. Jacobson
       ———————————————————

JACOBSON PARTNERS PROFIT SHARING PLAN

By: /s/ Benjamin R. Jacobson
       ———————————————————

JACOBSON PARTNERS, AS NOMINEE FOR INDIVIDUALS By: /s/ Benjamin R. Jacobson ——————————————————— JACOBSON PARTNERS, AS NOMINEE FOR INDIVIDUALS By: /s/ Benjamin R. Jacobson ———————————————————

(EXHIBIT A)

LIST OF STOCKHOLDERS

NAME	NUMBER OF SHARES	NUMBER OF OPTIONS

Benjamin R. Jacobson	245,572	9,317

JP Acquisition Fund II, L.P.	2,241,700	86,012

JP Acquisition Fund III, L.P.	6,625,241	262,610

Jacobson Partners Profit Sharing Plan	622,656	0

Jacobson Partners, as nominee for individuals	1,116,053	0

Jacobson Partners, as nominee for individuals	39,774	0

Securityholders’ Agreement, dated as of September 23, 2002, among the persons listed in Schedule I thereto.

Address for each Stockholder: c/o Jacobson Partners, 595 Madison Avenue, New York, New York 10022.

(EXHIBIT B)

FORM OF PROXY

                   The undersigned, for consideration received, hereby appoints [insert names of Parent designees] and each of them my proxies, with power of substitution and resubstitution, to vote all shares of common stock, no par value per share, of Learning Care Group, Inc., a Michigan corporation (the “Company”), owned by the undersigned at the [Special] [Annual] Meeting of Stockholders of the Company to be held [insert date, time and place] and at any adjournment thereof FOR approval and adoption of the Agreement and Plan of Merger, dated as of November 15, 2005 (the “Merger Agreement”), by and among the Company, A.B.C. Learning Centres Limited, an Australian corporation (“Parent”), and DISCOVERY MERGER COMPANY, a Michigan corporation (“Merger Sub”), providing for the merger (the “Merger”) of Merger Sub with and into the Company and the Merger, and [insert description of any matter intended to facilitate the consummation of the transactions contemplated by the Merger Agreement], and AGAINST [insert description of any action or agreement that could reasonably be expected to compete with, impede, interfere with or attempt to discourage the Merger or inhibit the timely consummation of the Merger or any action or agreement that could reasonably be expected to result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement or that could reasonably be expected to result in any conditions to Parent’s obligations under the Merger Agreement not being fulfilled, or any merger, consolidation, business combination, reorganization, recapitalization, liquidation or sale or transfer of any material assets of the Company or its Merger Subsidiaries. This proxy is coupled with an interest, revokes all prior proxies granted by the undersigned and is irrevocable until such time as the Voting Agreement, dated as of November 15, 2005, among certain stockholders of the Company, including the undersigned, Parent and Merger Sub terminates in accordance with its terms.

Dated ___________________________, 200_ _____________________________________ (Signature of Stockholder) _____________________________________ (Signature of Stockholder)

Mark this box an X if you have made changes to your name or address details above.

Special Meeting Proxy Card

A	Proposal by the Board of Directors of Learning Care Group, Inc.
The Board of Directors recommends a vote FOR adoption of the Agreement and Plan of Merger.

To adopt the Agreement and Plan of Merger, dated as of November 15, 2005, by and among Learning Care Group, Inc., A.B.C. Learning Centres Limited and Discovery Merger Company, pursuant to which Discovery Merger Company will be merged with and into Learning Care Group, Inc. and each share of Learning Care Group, Inc. common stock, no par value, outstanding immediately prior to the merger will be converted into the right to receive $7.50 in cash.

For	Against	Abstain

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

NOTE: Please sign exactly as your name(s) appear(s) on this Proxy. Joint owners should indicate capacity in which they are signing. Trustees, Executors, etc., should indicate capacity in which they are signing.

Signature 1 – Please keep signature within the box	Signature 2 – Please keep signature within the box	Date (mm/dd/yyyy)

Proxy – Learning Care Group, Inc.

Special Meeting of Shareholders

Proxy Solicited on behalf of the Board of Directors for the Special Meeting of Shareholders – January [__], 2006

The undersigned appoints William D. Davis and Frank M. Jerneycic, and each of them, as proxies, with full power of substitution and revocation, to vote, as designated on the reverse side of this proxy, all the common stock, no par value, of Learning Care Group, Inc. which the undersigned has power to vote, with all powers which the undersigned would possess if personally present, at the special meeting of shareholders to be held on January [__], 2006, or at any adjournment of such meeting.

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS, POSTPONEMENTS, CONTINUATIONS OR RESCHEDULINGS.  HOWEVER, NO PROXY THAT IS VOTED AGAINST THE PROPOSAL WILL BE VOTED IN FAVOR OF ADJOURNMENT, POSTPONEMENT, CONTINUATION OR RESCHEDULING OF THE MEETING FOR THE PURPOSE OF ALLOWING ADDITIONAL TIME TO SOLICIT ADDITIONAL VOTES OR PROXIES IN FAVOR OF ADOPTION OF THE AGREEMENT AND PLAN OF MERGER.

Unless otherwise marked, this proxy will be voted FOR the election of the nominees named on this proxy and in the discretion of the proxies on any other matter that may properly come before the meeting.

PLEASE VOTE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on the reverse side.)

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